SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2003

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)

0-19285 (Commission File Number)	88-0228636 (IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

As previously disclosed in our Form 10-Q for the period ended June 30, 2003, we have divested of certain operations that met the criteria for reporting as discontinued operations. Under generally accepted accounting principles, we are required to reclassify previously reported prior period financial statements to reflect the discontinued operations on a basis comparable to current presentation and accordingly, our independent accountants, PricewaterhouseCoopers LLP, audited the 2000 consolidated financial statements which were previously audited by Arthur Andersen LLP. The Securities and Exchange Commission’s regulations require our financial statements that were included in our 2002 Annual Report on Form 10-K to be updated for discontinued operations in our 2003 Annual Report on Form 10-K. In connection with the filing of a proxy statement for a special meeting of our shareholders to vote on the proposed exchange of the Series A Senior Convertible Preferred Stock for our common stock (see preliminary proxy filed contemporaneously with this 8-K), we are providing certain financial information that has been revised in advance of filing our 2003 Annual Report on Form 10-K. The historical financial information included herein has been revised and updated from its original presentation to incorporate the following:

•	the reclassification of the results of operations for certain assets which we sold or were held for sale as of June 30, 2003 that meet the criteria for discontinued operations to be presented as such in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets;

•	the adoption of Statement of Financial Accounting Standards 145 effective January 1, 2003 which requires the reclassification to interest expense and other write-offs of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously reported and properly classified as extraordinary losses;

•	the implementation of SEC’s rules that became effective subsequent to our filing date of our Form 10-K for the year ended December 31, 2002 by replacing the acronym “EBITDA” or “earnings before interest, taxes, depreciation and amortization” with “operating income before depreciation and amortization”; adding disclosures related to the use of non-GAAP financial measures; and eliminating certain non-GAAP financial measures to comply with the new rules; and

•	the addition of Note 20 to the Notes to the Consolidated Financial Statements reflecting the adoption of new accounting pronouncements and events occurring subsequent to the filing of our 2002 Annual Report on Form 10-K.

No other changes or modifications have been made to these financial statements.

Item 7. Financial Statements and Exhibits

Selected Financial Data

The selected financial data presented below as of and for each of the three years ended December 31, 2002 are derived from our consolidated financial statements. The selected financial data presented below as of and for each of the two years in the period ended December 31, 1999 are derived from our consolidated financial statements, except for the reclassifications discussed in Notes 1, 2 and 5 below. Our consolidated financial statements as of and for each of the three years ended December 31, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants. Our consolidated financial statements for each of the two years ended December 31, 1999 prior to the reclassifications described in Notes 1, 2 and 5 below were audited by Arthur Andersen LLP, independent accountants. The selected financial data for the six months ended June 30, 2003 and 2002 has been derived from unaudited consolidated financial statements. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes included elsewhere in this Form 8-K. (Amounts are in millions, except per share amounts and percentages.)

						For the Six Months
	For the Year Ended December 31,					Ended June 30,

	2002	2001	2000	1999 (8)	1998 (9)	2003	2002

Statement of Operations Data (1):
Revenues	$5,409.4	$5,456.9	$5,582.8	$3,239.5	$1,551.0	$2,678.1	$2,664.2
Cost of operations (2)	3,198.8	3,124.5	3,280.9	2,294.8	980.7	1,638.3	1,583.7
Selling, general and administrative expenses (2)	476.4	447.7	420.7	397.6	361.9	240.8	237.6
Depreciation and amortization	489.4	459.1	443.4	268.9	147.9	270.8	242.0
Goodwill amortization (3)	—	226.7	223.2	110.7	30.7	—	—
Non-cash (gain) loss on divestiture of assets (4)	(9.3)	107.0	26.5	—	—	—	—

Operating income	1,254.1	1,091.9	1,188.1	167.5	29.8	528.2	600.9
Equity in earnings of unconsolidated affiliates	—	(14.1)	(50.8)	(20.8)	—	—	—
Interest expense and other(5)	858.3	871.2	895.7	439.9	290.1	428.3	425.1

Income (loss) before income taxes	395.8	234.8	343.2	(251.6)	(260.3)	99.9	175.8
Income tax expense (benefit)	177.6	176.9	222.5	(18.4)	(37.5)	42.5	72.5
Minority interest	1.9	3.7	6.0	2.8	—	0.8	1.1

Income (loss) from continuing operations	216.3	54.2	114.7	(236.0)	(222.8)	56.6	102.2
Discontinued operations, net of tax	(1.2)	4.3	9.7	11.6	(0.3)	7.2	2.1
Cumulative effect of change in accounting principle, net of income tax benefit(6)	—	—	—	(64.3)	—	29.2	—

Net income (loss)	215.1	58.5	124.4	(288.7)	(223.1)	93.0	104.3
Dividends on preferred stock	(77.9)	(73.0)	(68.5)	(27.8)	—	(45.4)	(38.0)

Net income (loss) available to common shareholders	$137.2	$(14.5)	$55.9	$(316.5)	$(223.1)	$47.6	$66.3

Basic EPS:
Continuing operations	$0.73	$(0.09)	$0.25	$(1.41)	$(1.22)	$0.06	$0.34
Discontinued operations	(0.01)	0.02	0.05	0.06	—	0.03	0.01
Cumulative effect of change in accounting principle	—	—	—	(0.34)	—	0.15	—

Net income (loss) available to common shareholders	$0.72	$(0.07)	$0.30	$(1.69)	$(1.22)	$0.24	$0.35

Weighted average common shares	190.2	189.6	188.8	187.8	182.8	195.8	190.0

						For the Six Months
	For the Year Ended December 31,					Ended June 30,

	2002	2001	2000	1999 (8)	1998 (9)	2003	2002

Diluted EPS:
Continuing operations	$0.72	$(0.09)	$0.24	$(1.41)	$(1.22)	$0.06	$0.33
Discontinued operations	(0.01)	0.02	0.05	0.06	—	0.03	0.01
Cumulative effect of change in accounting principle	—	—	—	(0.34)	—	0.15	—

Net income (loss) available to common shareholders	$0.71	$(0.07)	$0.29	$(1.69)	$(1.22)	$0.24	$0.34

Weighted average common and common equivalent shares	193.5	194.9	191.1	187.8	182.8	199.1	193.8

Pro forma amounts, assuming the change in accounting principle is applied retroactively (7):
Income (loss) from continuing operations available to common shareholders	$126.4	$(30.6)	$35.7	$(272.8)	$(225.5)	$11.2	$59.1
Basic income(loss) per share	0.66	(0.16)	0.19	(1.45)	(1.23)	0.06	0.31
Diluted income (loss) per share	0.65	(0.16)	0.19	(1.45)	(1.23)	0.06	0.31
Net income (loss) available to common shareholders	125.2	(26.3)	45.4	(325.5)	(225.8)	47.6	61.3
Basic net income (loss) per share	0.66	(0.14)	0.24	(1.73)	(1.24)	0.24	0.32
Diluted net income (loss) per share	0.65	(0.13)	0.24	(1.73)	(1.24)	0.24	0.32
Statement of Cash Flows Data (1):
Cash flows from operating activities	$1,021.5	$891.4	$783.4	$483.8	$164.3	$380.8	$454.5
Cash flows used for investing activities (including capital expenditures)	(521.3)	(433.5)	(194.8)	(7,394.8)	(612.0)	(205.0)	(381.6)
Cash flows provided by (used for) financing activities	(487.5)	(434.4)	(592.7)	7,055.2	515.4	(288.5)	(76.8)
Cash provided by (used for) discontinued operations	8.4	15.8	4.0	(64.2)	(58.9)	(1.3)	4.5
Balance Sheet Data (1):
Cash and cash equivalents	$179.8	$158.6	$119.4	$119.4	$39.5	$65.8	$159.2
Working capital (deficit)	(377.7)	(235.0)	(328.0)	(381.1)	45.0	(579.5)	(346.9)
Property and equipment, net	4,052.7	3,982.1	3,829.7	3,712.5	1,767.8	4,003.1	4,109.3
Goodwill, net	8,530.5	8,556.9	8,717.4	8,238.9	1,327.5	8,493.2	8,562.3
Total assets	13,928.9	14,347.1	14,513.6	14,963.1	3,752.6	13,735.8	14,242.9
Total debt	8,882.2	9,259.6	9,649.1	10,243.2	2,140.4	8,206.8	9,250.5
Series A preferred stock	1,246.9	1,169.0	1,096.0	1,027.8	—	1,287.4	1,207.0
Stockholders’ equity	689.1	585.8	671.6	611.8	930.1	1,183.0	678.4
Total debt to total capitalization (including preferred stock)	82%	84%	85%	85%	69%	77%	83%

(1)	During second quarter 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The selected financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2)	During the years ended December 31, 2001, 2000, 1999 and 1998, we incurred costs related to acquisitions that are included in cost of operations of approximately $10.4 million, $87.6 million, $416.9 million and $109.6 million and that are included in selling general and administrative expenses of approximately $17.4 million, $13.3 million, $172.0 million and $208.0 million, respectively. These amounts had previously been reflected as a separate line item titled “Acquisition related and unusual costs.” These costs primarily related to environmental related matters, litigation liabilities, risk management liabilities, loss contract provisions, transition costs and transaction costs. From 1999 to 2001, the costs discussed above were predominantly in connection with the July 30, 1999 acquisition of Browning-Ferris Industries, Inc. (BFI). There were no costs of this nature incurred during 2002 or 2003.

(3)	In accordance with Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(4)	The non-cash (gain) loss on divestiture of assets in 2002, 2001 and 2000 relate to divestitures of certain non-integrated operations. These divestitures are not included in discontinued operations.

(5)	Effective January 1, 2003, we adopted Statement of Financial Accounting Standards 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Previously, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt were properly classified as extraordinary. In accordance with SFAS 145, these expenses are now classified in interest expense and other. The pre-tax amounts reclassified were $16.8 million, $28.1 million, $21.9 million, $5.3 million and $206.3 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

(6)	During the third quarter of 1999, we changed our method of accounting for capitalized interest. According to U.S. GAAP, this change is applied from the beginning of 1999. We recorded a charge for the cumulative effect of the change in accounting principle of $106.2 million ($64.3 million, net of income taxes) effective January 1, 1999.

Effective January 1, 2003, we changed our method of accounting for landfill retirement obligations upon the adoption of Statement of Financial Accounting Standards 143, Accounting for Asset Retirement Obligations (SFAS 143). In accordance with SFAS 143, we recorded a cumulative effect of change in accounting principle of $48.7 million ($29.2 million, net of income taxes) on January 1, 2003.

(7)	Pro forma amounts give effect to the change in our method of accounting for landfill retirement obligations upon adoption of SFAS 143 on January 1, 2003, as if the provisions of SFAS 143 had been applied retroactively.

(8)	Results of operations for the year ended December 31, 1999 include the results of operations of BFI from the acquisition date of July 30, 1999 through year end.

(9)	During 1998, certain acquisitions were accounted for under the poolings-of-interests method and are reflected in the results of operations as if the acquisition had occurred on the first day of the year.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto, included elsewhere herein.

General

The major components of our business strategy are intended to maximize operating cash flows to enable us to continue to pay down debt. These components are: (1) operating vertically integrated non-hazardous solid waste service businesses with a high rate of waste internalization (which is the process of transferring and disposing of waste we collect at our own landfills); (2) managing these businesses locally with a strong operations focus on customer service; (3) maintaining or improving our market position through internal development and incremental acquisitions; and (4) maintaining the financial capacity and administrative systems and controls to support on-going operations and future growth.

During 2002, we generated revenues of $5.4 billion, cash from operations of $1,021.5 million, reinvested $538.5 million of capital into the business and reduced debt by $377.5 million to $8.88 billion at December 31, 2002. During 2002, we experienced a decline in revenues and earnings primarily attributable to pricing pressures driven by the continued economic slowdown. Economic pressures have made it difficult to recover increases in costs caused by normal inflation, increases in medical, property and casualty insurance in excess of normal inflation, and the expansion in our field infrastructure implemented in 2002 to provide our field operators the ability and flexibility to manage more efficiently within the geographic area for which each is responsible.

Revenues. Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We also generate revenue from the sale of recycled commodities. Revenue is recorded as services are provided, including instances where services are billed in advance of the service being provided. The following tables show the percentage of our total reported revenues by service line and geographic areas.

Revenues by Service Line (in millions, except percentages):

	Years Ended December 31,

	2002		2001		2000

Collection(1)	$4,103.9	62.3%	$4,129.5	62.4%	$4,142.1	61.7%
Disposal (2)	2,085.1	31.6	2,068.8	31.3	1,961.8	29.3
Recycling	231.1	3.5	222.4	3.3	362.2	5.4
Other	173.8	2.6	196.4	3.0	241.8	3.6

	6,593.9	100.0%	6,617.1	100.0%	6,707.9	100.0%

Intercompany	(1,184.5)		(1,160.2)		(1,125.1)

Reported revenues	$5,409.4		$5,456.9		$5,582.8

(1)	For 2002, collection revenues consist of 71% revenues from commercial customers and 29% revenues from residential customers. For 2001, collection revenues consist of 72% revenues from commercial customers and 28% revenues from residential customers. For 2000, collection revenues consist of 73% revenues from commercial customers and 27% revenues from residential customers.

(2)	Revenues from landfills and transfer stations are included in disposal.

Revenues by Area (1) (in thousands, except percentages) :

	Years Ended December 31,

	2002		2001

Eastern	$1,484,686	27.5%	$1,540,117	28.2%
Southern	1,316,099	24.3	1,351,524	24.8
Central	1,398,462	25.9	1,381,464	25.3
Western	1,180,836	21.8	1,144,140	21.0
Other (2)	29,277	0.5	39,636	0.7

Total revenues	$5,409,360	100.0%	$5,456,881	100.0%

(1)	See discussion in Footnote 17 of Notes to Consolidated Financial Statements included herein.

(2)	Amounts relate primarily to our subsidiaries which provide services throughout the organization.

Operating Expenses. Cost of operations includes expenses related to labor, repairs and maintenance, equipment and facility rent, fuel, utilities and taxes, environmental compliance and remediation, safety and insurance, and costs of independent haulers transporting our waste to the disposal site. Additionally, cost of operations includes disposal costs which consists of third-party disposal costs, landfill taxes, host community fees, landfill royalty payments, landfill site maintenance, fuel and other equipment operating expenses and increases in the accruals for estimated closure and post-closure monitoring expenses. Billing system conversion, duplicative facilities and operations, loss contract provisions, and environmental matter costs resulting from acquisition activities are also included in cost of operations. In addition, gains or losses on sale of assets used in our operations are included in cost of operations.

Selling, general and administrative expenses include compensation and overhead for corporate and field general management, accounting and finance, legal, management information systems and clerical and administrative departments, in addition to sales, investor and community relations and provisions for estimated uncollectible accounts receivable. Included in selling, general and administrative expenses are the costs of transitional employees resulting from acquisition activities.

Depreciation and amortization includes depreciation of fixed assets and amortization costs associated with the acquisition and development of landfill airspace and intangible assets. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years).

Goodwill amortization includes the amortization of costs paid in excess of the fair value of net assets acquired prior to July 1, 2001 in purchase business combinations. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill amortization ceased January 1, 2002.

Other Matters

In June 2002, the Board of Directors named PricewaterhouseCoopers LLP (PwC) as our independent auditing firm, replacing Arthur Andersen LLP. In August 2002, PwC completed a re-audit of the 2001 financial statements at our request which resulted in no restatement of the 2001 financial results.

Critical Accounting Judgments and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements. The SEC has defined a company’s most critical accounting policies as those that are most important to the portrayal of the company’s financial condition and results of operations that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These judgments and estimates often involve future events. Based on this definition, we have identified the critical accounting policies and judgments addressed below. In addition, management has discussed these accounting policies and judgments with the Audit Committee of our Board of Directors. No one geographic operating segment has more significant concentration of the critical accounting policies and judgments addressed below. Although we believe that our estimates and assumptions are reasonable, they are based upon information available at the time of the valuations. Actual results may differ significantly from estimates under different assumptions or conditions. The following critical accounting judgments and estimates are based on our accounting practices in effect during 2002.

We have noted examples of the residual accounting risk inherent for these areas that you should be aware of and for you to consider. Residual accounting risk is defined as the inherent risk that remains after the application of our policies and processes and is generally outside of our control.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

Landfill accounting	In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143), which outlines standards for accounting for an obligation associated with the retirement of a long-lived tangible asset and the associated retirement costs. This standard will impact our accounting for landfill closure and post-closure obligations. See Note 1 of our Consolidated Financial Statements in this Form 8-K for discussion of our adoption of SFAS 143 and the related impact to our landfill accounting. The following discussion of our landfill accounting is based on our accounting practices in effect during 2002, prior to the adoption of SFAS 143.

We own a portfolio of 169 active landfills with estimated remaining lives, based on current waste flows, which range from 1 to over 150 years, and an average remaining life of approximately 38 years. In addition to our portfolio of active landfills, we own or have responsibility for 110 closed landfills that are no longer accepting waste.

We use the life cycle accounting method for landfills and the related closure and post-closure liabilities. In life cycle accounting, all costs to acquire, develop, close, and monitor a site during post-closure are capitalized or accrued and charged to expense over the associated landfill capacity based upon the consumption of airspace. Our cost accumulation for recording the asset and liabilities related to landfills is driven by the technical design that is developed by a third party consultant and approved by a regulatory agency. The technical design includes the construction and closure specifications and the types and quantities of materials required and determine the landfill capacity. Landfill capacity is updated periodically based on third party aerial surveys.

Landfill asset and related amortization	Site Permit and Technical Design
	In order to develop, construct and operate a landfill, we are required to obtain permits from various regulatory agencies at the local, state and federal level. The permitting process requires an initial siting study to determine whether the location is feasible for landfill operations. The studies are typically prepared by third party consultants and	Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult or costly to obtain a landfill permit.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

	reviewed by our environmental management group. The initial studies are submitted to the regulatory agencies for approval.	Studies performed by third parties could be inaccurate which could result in the revocation of a permit. Conditions could exist that were not identified in the study which makes the location not feasible for a landfill and could result in the revocation of a permit.

Technical Landfill Design
Upon receipt of initial regulatory approval, technical landfill designs are prepared. These designs are compiled by third party consultants and reviewed by our environmental management group. The technical designs include the detailed specifications to develop and construct all components of the landfill including the types and quantities of materials that will be required. The technical designs are submitted to the regulatory agencies for approval. Upon approval of the technical design, the regulatory agencies issue permits to develop and operate the landfill.
Changes in legislative or regulatory requirements may require changes in the landfill technical design. These changes could make it more difficult or costly to meet new design standards.

Technical design requirements, as approved, may need modifications at some future point in time.

Third party designs could be inaccurate and could result in increased construction costs or difficulty in obtaining a permit.

Landfill Disposal Capacity
Included in the technical designs are the factors that determine the ultimate disposal capacity of the landfill. These factors include the area over which the landfill will be developed, the depth of excavation, the height of the landfill elevation and the angle of the side-slope construction. The disposal capacity of the landfill is calculated in cubic yards. This measurement of volume is then converted to a disposal capacity expressed in tons based on an average expected density to be achieved over the operating life of the landfill.
Estimates of future disposal capacity may change as a result of changes in legislative or regulatory design requirements.

The density of waste may vary due to variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.

Development Costs
The types of costs that are detailed in the technical design specifications generally include excavation, natural and synthetic liners, leachate collection system construction, installation of methane gas monitoring probes, installation of groundwater monitoring wells, construction of leachate management facilities and other costs associated with the development of the site. To review the adequacy of our cost estimates
Actual future costs of construction materials and third party labor could differ from the costs we have estimated because of the impact from general economic conditions on the availability of the required materials and labor. Technical designs could be altered by unexpected operating

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

	used in the annual update of the above costs, we compare estimated costs with third party bids or contractual arrangements, we review changes in year over year cost estimates for reasonableness, and we compare our resulting development cost per acre with prior periods. These development costs, together with any costs incurred to acquire, design and permit the landfill, including capitalized interest, are recorded to the landfill asset on the balance sheet as incurred.	conditions or altered by regulatory or legislation changes.

Landfill Amortization
In order to match the amortization of the landfill asset with the revenue generated by the landfill operations, we amortize the landfill asset over its operating life on a per-ton basis as waste is accepted at the landfill. At the end of a landfill’s operating life, the landfill asset is fully amortized. The per-ton rate is calculated by dividing the sum of the landfill net book value and estimated future development costs (as described above) of the landfill by the estimated remaining disposal capacity. The costs are not inflated and discounted, but rather expressed in nominal dollars. This rate is applied to each ton accepted at the landfill and recorded as a charge to depreciation and amortization expense.

Amortization rates per-ton are influenced by the original cost basis for the landfill, including acquisition costs, which in turn is determined by geographic location and market values. We have secured significant landfill assets through business acquisitions in recent years and valued them at the time of acquisition based upon market value. Also, per-ton rates are influenced by site specific engineering and cost factors.

Estimate Updates
	On an annual basis, we update the estimates of future development costs and remaining disposal capacity for each landfill. The cost estimates are prepared by company and third-party engineers based on the applicable local, state and federal requirements and site specific technical design requirements. Estimates of future disposal capacity are updated using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. These costs and disposal capacity estimates are reviewed and approved by senior operations management annually. Changes in the cost estimates are	Rates could change in the future based upon evaluations of new facts and circumstances relating to site permit and design criteria or development cost.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

reflected prospectively in the landfill amortization rates that are updated annually.

Summary
During 2002, we expensed approximately $164.1 million, or an average of $2.26 per ton consumed, related to landfill amortization as compared to $149.2 million or an average of $2.10 per ton consumed during 2001. We incurred landfill development costs of $228.0 million and acquired $16.1 million to the landfill assets during 2002. The net book value of our landfill assets increased from $1.775 billion at December 31, 2001 to $1.874 billion at December 31, 2002. We have available disposal capacity of approximately 2.5 billion tons. Estimated total future development costs for our 169 active landfills is approximately $3.7 billion, excluding capitalized interest.

Closure and post-closure liabilities and related costs	Landfill Closure Design
As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. These requirements are detailed in the technical design of the landfill siting process described above. Generally, closure requirements include the application of compacted clay, geosynthetic liners and vegetative soil barriers in addition to the construction of drainage channels and methane gas collection systems, among other closure activities.
Changes in legislative or regulatory requirements including changes in capping, closure activities or post- closure monitoring activities, types and quantities of materials used, or term of post- closure care could cause changes in our cost estimates

Post-Closure Monitoring
After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which usually extends for 30 years. Post-closure requirements generally include maintenance of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Costs associated with post-closure monitoring generally include groundwater sampling, analysis and statistical reports, third party labor associated with gas systems operations and maintenance, transportation and disposal of leachate and erosion control costs related to the final cap.

	Closure and Post-Closure Provision In order to match the cost of the closure and post-closure requirements with the revenue generated by the landfill operations, we	Actual timing of disposal capacity utilization could differ from projected timing, causing

Accounting	Accounting Policy and Process		Residual
Area	Use of Estimates		Accounting Risk

	accrue the closure and post-closure costs on a per ton basis as waste is accepted at the landfill, over its operating life.		increases or decreases in the per ton rates used to accrue closure and post-closure liabilities.

	For each landfill, the per-ton rate is calculated as follows:		Changes in future inflation rate projections could impact our
	(1)	The total estimated future costs required to close and monitor the landfill as specified by each landfill permit is quantified.	actual future costs and our total liability.
	(2)	The timing of the estimated future cash outflows is projected based on the anticipated waste flow into the landfill.	Changes in risk-free capital rates used to discount the liabilities could cause changes in our recorded liabilities and costs.
	(3)	The expenditures are inflated based on an average CPI rate and discounted back to today’s dollars using an average long-term risk-free rate of return. (We review historical interest rates for government-backed bonds and other low risk investments to estimate the long-term risk-free rate of return. For 2002, the average CPI rate was 2.5% and the long-term risk-free rate was 7.0%.)
	(4)	The present value of the total closure and post-closure costs for the landfill is divided by the estimated remaining disposal capacity of the landfill to calculate the per ton rate. The disposal capacity for the closure and post-closure rate is determined on the same basis as the landfill amortization rate previously described.
	(5)	This rate is applied to each ton accepted at the landfill and recorded as a charge to cost of operations and an increase to the closure and post-closure accrual.
	(6)	The balance sheet accrual is increased by accreting the balance at the long-term risk free rate and recorded as a charge to cost of operations.

Actual cash expenditures reduce the accrual as they are incurred.

Estimate Updates
	On an annual basis, we update the estimate of future closure and post-closure costs and estimates of future disposal capacity for each landfill. Cost estimates are prepared by internal and third party engineers based on the applicable local, state and federal regulations and the specifications detailed in the landfill permit. Revisions in estimates of our costs are treated prospectively for our operating landfills but are recorded immediately for closed landfills.		Rates could change in the future based on the evaluation of new facts and circumstances relating to landfill closure design, post-closure monitoring requirements, or the inflation or discount rate.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

Disposal capacity estimates are updated using aerial surveys of each landfill to estimate remaining disposal capacity.

Summary
During 2002, we expensed approximately $70.8 million, or an average of $0.98 per ton consumed as compared to $67.2 million or an average of $0.95 per ton consumed during 2001, related to provisions for closure and post-closure accruals, including accretion. During 2002 and 2001, expenditures against these accruals were $77.2 million and $59.2 million, respectively.

We currently estimate total future payments for closure and post-closure to be approximately $3.0 billion. The present value of such estimate is $1.0 billion. At December 31, 2002 and 2001, accruals for landfill closure and post-closure costs were $594.8 million and $609.5 million, respectively, which reflects the degree to which we have filled the landfill.

Estimated remaining disposal capacity	Recognition Criteria
As described previously, disposal capacity is determined by the specifications detailed in the landfill permit obtained. We classify this disposal capacity as permitted. We also include probable expansion disposal capacity in our remaining disposal capacity estimates, which relates to additional disposal capacity being sought through means of an expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our internal criteria to classify disposal capacity as probable expansion are as follows:

We may be unsuccessful in obtaining permits for probable expansion disposal capacity because of the failure to achieve any of the 5 criteria stated below or due to other unknown reasons. If we are unsuccessful in obtaining permits for probable expansion disposal capacity, or the disposal capacity for which we obtain approvals is less than what was estimated, both costs and disposal capacity will change, which will impact the rates we change for landfill amortization and closure and post-closure accruals.
1. We have control of and access to the land where the expansion permit is being sought.

2. All geologic and other technical siting criteria for a landfill have been met or a variance from such requirements has been received (or can reasonably be expected to be achieved).

3. The political process has been assessed and there are no identified impediments that cannot be resolved.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

4. We are actively pursuing the expansion permit and an expectation that the final local, state and federal permits will be received within the next five years.

5. Senior operations management approval has been obtained.

After successfully meeting these criteria, the disposal capacity that will result from the planned expansion is included in our remaining disposal capacity estimates. Additionally, for purposes of calculating the landfill amortization and closure and post-closure rates, we include the incremental costs to develop, construct, close and monitor the related probable expansion disposal capacity.

Summary
At December 31, 2002, we had 1.9 billion tons of permitted disposal capacity, and at 35 of our landfills, 580.1 million tons of probable expansion disposal capacity. During 2002, we received permits for approximately 57.1 million tons of disposal capacity that was previously classified as probable expansion. During 2002, we were not denied any expansions for which the disposal capacity was classified as probable expansion.

Non-recurring acquisition accruals	Nature of Liabilities
	At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals of the acquired company to represent our estimate of the future costs to settle the assumed obligations. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting goodwill allocation.	There could be changes in circumstances or estimates that cause the actual settlement of these liabilities to be higher or lower than our original estimates.

	Liabilities resulting from changes in estimates of assumed obligations, including litigation, self-insurance reserves and loss contracts, as well as liabilities related to restructuring and abandonment activities, are accrued at the time of acquisition through a charge to expense. Additionally, transition costs that are not accruable at the time of acquisition, including transitional personnel costs, route restructurings and costs associated with the consolidation of operations are expensed in the period in which the costs are incurred.	Additional liabilities may exist related to the acquired operations that have not been identified.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

Estimate Updates
We evaluate the adequacy of the non-recurring acquisition accruals at least annually by obtaining third party actuarial valuations of assumed self-insurance obligations, third party legal counsel updates for assumed litigation and field and corporate management reviews of all acquisition related commitments. Any changes in the liabilities resulting from these reviews are recorded in the period in which the change in estimate is made. The adjustment is charged to either an expense or goodwill consistent with how the original liability was established and the period of time that has elapsed since the date of the acquisition. Generally, we do not record adjustments to goodwill after one year from the date of the acquisition.

Summary
At December 31, 2002 and 2001, we had approximately $200.9 million and $292.6 million, respectively, of non-recurring acquisition accruals remaining on our balance sheet, consisting primarily of loss contracts, litigation and compliance, and risk management and insurance liabilities associated with the acquisition of BFI. Cash paid against non-recurring acquisition accruals, including severance in 2002, was $88.7 million and $116.8 million in 2001.

Environmental liabilities including CERCLA or other environmental laws	Nature of Liabilities
Liabilities arise from contamination existing at landfills or other properties and are based on our estimates of future costs that we will incur for incremental remediation activities and the related litigation costs. To determine our ultimate liability at these sites, we have used third party environmental engineers and attorneys to assist in the evaluation of several factors, including the extent of contamination at each identified site and the most appropriate remedy. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. If these liabilities are assumed in connection with an acquisition, any increases in these accruals from the amounts recorded by the predecessor are charged to operating expense. If the liabilities arise through the normal course of business, the accruals are also charged to operating expense.
Actual settlement of these liabilities could differ from our estimates due to a number of uncertainties, such as the extent of contamination at a particular site, the final remedy, the financial viability of other potentially responsible parties, and the final apportionment of responsibility among the potentially responsible parties.

Actual amounts could differ from the estimated liability as a result of changes in estimated future litigation costs to pursue the matter to ultimate resolution including both legal and remedial costs.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

Estimate Updates
 We periodically consult with outside legal counsel and environmental engineers to review the status of all environmental matters and to assist our environmental and legal management in updating our estimates of the likelihood and amounts of resolution. As the timing of cash payments for these liabilities is uncertain, the accrued costs are not discounted. Any changes in the liabilities resulting from these reviews are recorded to operating income in the period in which the change in estimate is made.

Summary
We have determined that the recorded liability for environmental matters as of December 31, 2002 and 2001 of approximately $365.1 million and $395.4 million, respectively, represents the most probable outcome of these contingent matters. Cash paid for environmental matters during 2002 and 2001 was $27.8 million and $36.4 million, respectively.

Self-insurance liabilities and related costs	We are partially self-insured for general liability, automobile, and workers’ compensation insurance with varying loss thresholds up to $3 million. We are fully self-insured for employee group health claims. The self-insurance portion of the liability for unpaid claims and associated expenses, including incurred but not reported losses, is actuarially determined by a third party actuary and reflected in our balance sheet as an accrued liability. We use a third-party administrator to track and evaluate actual claims experience for consistency with the data used in the annual actuarial valuation. The expense is charged to operating costs. The actuarially determined liability is calculated in part by our past claims experience factor, which considers both the frequency and settlement amount of claims.

As of December 31, 2002 and 2001, we had approximately $146.2 and $88.1 of self-insurance liabilities on our balance sheet. Cash paid for self-insurance claims during 2002 and 2001 was $191.4 million and $163.9 million, respectively.	If we experience self-insurance claims or costs above or below our historically evaluated levels, these estimates may increase or decrease.

Incident rates, including frequency and severity, could increase or decrease during a year causing our actuarially determined obligations to increase or decrease.

The costs to discharge our obligations, including legal costs and health care costs, could increase or decrease causing current and/or prior estimates of our self-insurance liability to change.

Allowance for doubtful accounts receivable	We provide services to approximately 10 million customers throughout the United States. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the	Adverse changes in the financial health of our customers could change the timing or levels of collections.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis and reserve the receivable if information becomes available indicating we will not receive payment. Our reserve is evaluated and revised on a monthly basis.

Asset Impairment	Valuation Methodology
We evaluate our long-lived assets for impairment based on projected cash flows anticipated to be generated from the ongoing operation of those assets.

Evaluation Criteria
 We test long-lived assets for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which we use a long-lived asset, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

Recognition Criteria
If such circumstances arise, we recognize an impairment for the difference between the carrying amount and fair value of the asset, if the carrying amount of the asset does not exceed the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. We use the present value of the expected cash flows from that asset to determine fair value.
If we have changes in events or circumstances, including reductions in anticipated cash flows generated by our operations or determinations to divest of certain assets, certain assets could be impaired which would result in a non-cash charge to earnings.

Goodwill Impairment	Valuation Methodology
We evaluate goodwill for impairment based on fair value of each geographic operating segment. Our geographic operating segment is an aggregate of several vertically integrated businesses with similar operational characteristics. We estimate fair value based on net cash flows discounted using an estimated weighted-average cost of capital of approximately 8%. In addition, consideration is also given to an earnings multiple approach, enterprise value and overall company market capitalization to evaluate the reasonableness of our discounted cash flows.
The estimated fair value could change as there are future changes in our capital structure, cost of debt, interest rates, ability to perform at levels that were forecasted, actual capital expenditure levels, or our market capitalization. For example, a reduction in long-term growth assumptions could reduce the estimated fair value to below carrying value, which would trigger an impairment.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

Evaluation Criteria:
	Annually, we test realizability of goodwill. In addition, we test goodwill for recoverability between annual evaluations whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in legal factors, liquidity or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of an operating segment or a significant portion of a geographic operating segment.	Similarly, an increase in our weighted average cost of capital could trigger an impairment.

Recognition Criteria We recognize an impairment if net book value exceeds the fair value as determined using discounted future cash flows on a geographic operating segment basis.

	At the time of a divestiture of an individual business unit within a geographic operating segment, goodwill is allocated to that business unit and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the geographic operating segment from which the assets were divested is re-evaluated for impairment, which could also result in an additional loss.	In the past, we have incurred non-cash losses on sales of assets. If similar divestiture decisions are made in the future, we could incur additional non-cash losses on asset sales. A divestiture of any individual asset below the geographic operating segment level could result in a loss.

Summary
At December 31, 2002 and 2001, we had $8.5 billion and $8.6 billion of goodwill recorded. Upon adoption of SFAS 142 at January 1, 2002, we had no impairment of goodwill. In addition, at December 31, 2002, we completed our annual evaluation of goodwill recoverability and there was no impairment of goodwill.

Tax Accruals	We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year in which the differences are expected to reverse. We utilize outside experts and legal counsel to assist in the development or review of significant tax positions used in establishing our liability.	The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

The acquisition of BFI in 1999, which was accounted for as a business purchase combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which the amortization is non-deductible.

Income tax expense is recorded on an interim basis based on the expected annual effective tax rate. The effective tax rate is determined using estimated full year earnings, non-deductible items and tax credits that are anticipated to be utilized.

Summary
As of December 31, 2002, net operating loss, capital loss, foreign tax credit and minimum tax credit carryforwards with an after tax benefit totaling $196.0 million remain unused that will expire if not used by the end of various future years. Valuation allowances have been established for the possibility that some of these carryforwards may not be used.	goodwill.

Actual income tax rates can vary from period to period as a result of differences between estimated and actual earnings, non-deductible items and tax credit utilization.

We are currently under examination by various state and federal taxing authorities for certain tax years. Positions taken in those and other tax years are subject to challenge. Accordingly, we may have exposures to tax liabilities arising from these audits if any positions taken are disallowed by the taxing authorities. (See Note 14 of our Consolidated Financial Statements included herein.

Defined Benefit Pension Plans	Recognition Criteria
We assumed two defined benefit retirement plans in connection with the acquisition of BFI, which were merged into one plan during 2002. The benefits of approximately 97% of the plan participants were frozen upon acquisition.

The benefit obligation and associated income or expense is actuarially determined by an independent third party based on actuarial assumptions. We use a third party to administer the plan and maintain certain data that is provided to the actuary. The plan assets are managed by a third party that is unaffiliated to our actuary. We recognize in our financial statements an accrued liability (or a prepaid pension expense), for the difference between the cost to satisfy our pension obligation and the investment income earned or contributions to the plan. Pension income or expense is recorded to selling, general and administrative expense.

Our funding policy is to make annual contributions to the pension plan as determined to be required by the plan’s actuary. No contributions were required during the last three years. No contributions are anticipated for 2003.

	The plan’s policy is to invest the plan’s assets as determined by our Benefits Committee. At	Changes in our investment mix could impact the amount of

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

December 31, 2002, of the total plan assets of $278 million, approximately 40% was invested in fixed bond funds and approximately 60% in equity funds.

Assumptions
	The assumptions used in the actuarial determined funded status are as follows: (weighted average assumptions as of our measurement date, September 30):	pension income or expense recorded, the funded status of the plan and the need for future cash contributions.

	2002	2001

Discount rate	6.75%	7.25%
Expected return on plan assets	9.50%	9.75%
Average rate of compensation increase	4.00%	4.00%

Our discount rate represents the yield on investment grade bonds at which our obligation could be settled. Our discount rate is based on a review of the current rate of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The long-term bonds we use have a duration that is equivalent to our obligations under the plan.

Our discount rate is sensitive to changes in interest rates. A decrease in the discount rate will increase the liability and decrease the funded status of the plan.
The expected return on our plan assets represents a long-term view of returns based on our current asset mix. In developing our expected rate of return assumption, we evaluated an analysis of long-term expected returns on the plan assets from our investment managers which gave consideration to our asset mix and anticipated length of obligation of our plan.

The average rate of compensation increase applies only to the portion of the plan that is not frozen. Less than 3% of the plan participants continue to earn benefits. This rate reflects our expectations of average pay increases over the period benefits are earned.	The fair value of the plan assets is impacted by general market conditions. If actual return on plan assets varies from the expected returns, actual results could differ.

Accounting	Accounting Policy and Process	Residual
Area	Use of Estimates	Accounting Risk

	We annually review our actual asset allocation, discount rate, expected rate of return and other actuarial assumptions and adjust them as deemed necessary.	Changes in our key assumptions could cause changes in our assets, liabilities and income or expense recorded. For example, a decrease in the discount rate would result in a greater benefits obligation and more pension expense in future periods. A lower expected return on assets would decrease the plan assets and increase the amount of pension expense recorded.

Summary
 At our measurement date of September 30, 2002, the accumulated benefit obligation exceeded the market value of the underlying pension assets due to an overall decline in the fair value of the assets and an increase in our discount rate assumption. As a result, we were required under SFAS 87 to record an accrued benefit liability of $16.5 million. This non-cash adjustment resulted in an after tax charge to Other Comprehensive Income of $74.8 million, reflected as a reduction to shareholders’ equity. This adjustment did not impact net income. At December 31, 2001, our consolidated balance sheet reflected a prepaid pension asset of $100.1 million.

We recorded pension income of $8.2 million and $17.2 million during 2002 and 2001, respectively.

We anticipate the pension expense in 2003 to be approximately $3.0 million.

	The plan paid benefits of approximately $13 million and $15 million for the plan years ended September 30, 2002 and 2001, respectively. Because the majority of the plan is frozen, we anticipate fairly constant benefit payments in the future.	Future actual pension income will depend on future investment performance, changes in future discount rates and various other factors related to the plan’s specific beneficiary population.

Results of Operations

The following table sets forth the percentage relationship that the various items bear to revenues for the periods indicated.

	Years Ended December 31,

	2002	2001	2000

Statement of Operations Data:
Revenues	100.0%	100.0%	100.0%
Cost of operations	59.1	57.3	58.8
Selling, general and administrative expenses	8.8	8.2	7.6
Depreciation and amortization	9.1	8.4	7.9
Goodwill amortization	—	4.1	4.0
Non-cash (gain) loss on divestiture of assets	(0.2)	2.0	0.5

Operating income	23.2	20.0	21.2
Equity in earnings of unconsolidated affiliates	—	(0.3)	(0.9)
Interest expense and other	15.9	16.0	16.0

Income before income taxes	7.3	4.3	6.1
Income tax expense	3.4	3.2	4.0
Minority interest	0.0	0.1	0.1

Income from continuing operations	3.9	1.0	2.0
Discontinued operations, net of income tax benefit	(0.0)	0.1	0.2

Net income	3.9	1.1	2.2
Dividends on preferred stock	(1.4)	(1.3)	(1.2)

Net income (loss) available to common shareholders	2.5%	(0.2)%	1.0%

During the second quarter of 2003, we determined that certain operations we divested or planned to divest of as part of our divestiture plan that was announced in early 2003 were discontinued operations. The operations include hauling operations in South Carolina, Georgia and Colorado which were sold at the end of second quarter 2003 and hauling, transfer and material recovery facilities in New Jersey which were sold in August 2003. Prior period results of these operations have been reclassified to discontinued operations. The following discussion relates to our continuing operations.

Years Ended December 31, 2002 and 2001

During 2002, we experienced a decline in revenues and earnings primarily attributable to pricing pressures driven by the continued economic slowdown. The slowing economy and other competitive conditions have resulted in reductions in our overall average price per unit of 1.7% and up to 3% in certain lines of business. Economic pressures have prevented us from recovering increases in costs caused by normal inflation, unusually large increases in medical, property and casualty insurance costs and the expanded field infrastructure.

Revenues. Revenues in 2002 were $5.409 billion compared to $5.457 billion in 2001 a decrease of 0.9% or $47.5 million. The decrease is attributable to $80.5 million related to a decline in per unit pricing, partially offset by an increase in volumes of $40.3 million. During 2002, pricing pressures were primarily experienced in the landfill, roll-off and commercial collection businesses. The residential collection business remained fairly constant. Landfill volumes increased by 4.0%, partially offset by 2.0% decrease in landfill pricing when compared to 2001. Additionally, increases in commodity revenues and net acquired revenues were offset by decreases in other non-core revenues. Commodity revenues increased as a result of increases in the average price per ton, while volumes remained fairly constant when comparing 2002 to 2001.

Cost of Operations. Cost of operations in 2002 was $3.199 billion compared to $3.125 billion in 2001, an increase of 2.4% or $74.3 million. The 2001 costs of operations included $10.4 million of BFI transition costs. These costs are not recurring costs of ongoing operations since they primarily related to the BFI transitional employees. There were no BFI transition costs expensed during 2002.

Cost of operations on a comparable basis, excluding the BFI transition costs, increased by $84.7 million. As a percentage of revenue, cost of operations increased from 57.1% in 2001 to 59.1% in 2002. This increase is attributable to an increase in overall operating costs from normal inflation that we have not been able to recover due to pricing pressures. In addition, our annual medical, property and casualty insurance costs increased in excess of normal inflationary increases.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in 2002 were $476.4 million compared to $447.7 million in 2001, an increase of 6.4%. Included in selling, general and administrative expenses are $17.4 million of BFI transition costs for the year ended December 31, 2001. These costs are not recurring costs of ongoing operations and primarily related to the billing system conversion associated with the acquisition of BFI. There were no BFI transition costs expensed during 2002.

Selling, general and administrative expenses on a comparable basis, excluding the BFI transition costs, increased by $46.2 million, or 10.7%. As a percentage of revenue, selling, general and administrative expenses, excluding these costs, increased from 7.9% in 2001 to 8.8% in 2002. In addition to normal inflationary increases in costs, this increase is attributable to increased costs associated with the field infrastructure expansion and higher professional fees.

Depreciation and Amortization. Depreciation and amortization in 2002 was $489.4 million compared to $459.1 million in 2001, an increase of 6.6%. As a percentage of revenues, depreciation and amortization expense increased to 9.1% in 2002 from 8.4% in 2001. The increase is primarily attributable to an increase in landfill volumes and increased capital expenditures.

Goodwill Amortization. Effective January 1, 2002, we discontinued the amortization of our goodwill upon the adoption of SFAS 142. For the year ended December 31, 2001, goodwill amortization was $226.7 million.

Non-Cash (Gain) Loss on Divestiture of Assets. As part of our ongoing review of operations and our goal of having a self-funding market development program, we sell operations from time to time. In October 2002, we sold certain collection operations for net proceeds of approximately $77.5 million and reflected a gain of approximately $9.3 million ($8.2 million loss on an after-tax basis). The proceeds were used to repay debt and are subsequently to be redeployed to purchase assets in other markets.

During February 2001 we sold certain operations for approximately $53 million and reflected a non-cash loss of approximately $107 million ($65 million, net of income tax benefit) in the reported results for the first quarter of 2001. The proceeds were used initially to repay debt and subsequently redeployed to purchase other assets in other markets.

Equity in Earnings of Unconsolidated Affiliates. On April 30, 2002, we completed the exchange of our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. We no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries. During 2001, we reported approximately $23.2 million in revenues, $3.5 million in operating income and $14.1 million of equity earnings from American Ref-Fuel.

Interest Expense and Other. Interest expense and other was $858.3 million in 2002 compared to $871.2 million in 2001, a decrease of 1.5%. Excluding the non-cash effect of accounting for de-designated interest rate swap contracts and write-off of deferred financing costs, the comparable interest expense for the year ended December 31, 2002 and 2001 was $808.5 and $843.2, respectively, representing a decrease of 4.1%. The decrease is attributable primarily to the repayment of debt from our continued de-leveraging strategy, offset by a reduction in the amount of interest we capitalized. At December 31, 2002, approximately 98% of our debt was fixed, 72% directly through a fixed coupon, and 26% through interest rate swap agreements.

Included in interest expense and other, during the year ended December 31, 2002, is $35.4 million of amortization of amounts in accumulated other comprehensive income in stockholders’ equity and a gain of $2.4 million, related to the change in market value of the interest rate swap contracts that were de-designated on December 31, 2002. Before de-designation, the changes in market value were recorded as a component of equity in accumulated other comprehensive income. Due to the unpredictability of the mark to market impact, we evaluate interest expense excluding the effects of de-designation. In addition, interest expense and other includes $16.8 million and $28.1 million for the write-off of deferred financing costs associated with the prepayment of debt for the years ended December 2002 and 2001, respectively.

Income Taxes. Income taxes reflect an effective tax rate of 45.1% in 2002 and 76.6% in 2001. The effective income tax rate of 2002 deviates from the federal statutory rate of 35% primarily due to the write-off of non-deductible goodwill of $35 million in connection with 2002 divestitures. The effective income tax rate in 2001 deviated from the federal statutory rate primarily due to the non-deductibility of the amortization related to $6.5 billion of goodwill recorded in connection with the acquisition of BFI.

Dividends on Preferred Stock. Dividends on preferred stock were $77.9 million in 2002 and $73.0 million in 2001, which reflects the 6.5% dividend on the liquidation preference of the preferred stock issued on July 30, 1999 in connection with the financing of the acquisition of BFI. Dividends were not paid in cash, instead, the liquidation preference of the preferred stock increased by accrued, but unpaid dividends.

Years Ended December 31, 2001 and 2000

Results of operations for the year ended December 31, 2001 as compared to December 31, 2000 reflected the negative impact of the economic slowdown, our inability to maintain selling prices in the face of continued cost basis inflation and the decline in recycled paper commodity prices and volume. These factors have combined to result in a decrease in revenue and operating margins when comparing 2001 to 2000. The slowing economy and other competitive conditions have resulted in reductions in average prices per unit in most service lines.

Revenues. Revenues in 2001 were $5.457 billion compared to $5.583 billion in 2000, a decrease of 2.3% or $125.9 million. Acquisitions increased revenues by $182 million, but were offset by $215 million of divested revenue, resulting in a net decrease in revenue of $32 million between years. During 2001 we increased revenue by approximately three percent through selective price increases on existing customers. However, this increase was offset by the negative impact of customer turnover and price concessions during the year. The net result was an increase in revenue of approximately $8 million. Landfill and collection volume increases during 2001 resulted in a year over year increase in revenue of approximately $38 million. Recycling revenues decreased by approximately $138 million for 2001 driven by declines in recycled paper volumes and prices. During 2001, we processed approximately 2.5 million tons of recycled paper, consisting primarily of cardboard, newspaper and mixed paper as compared to 3.2 million tons in 2000. The average price per ton for these products decreased approximately 40% for 2001 as compared to 2000.

Cost of Operations. Cost of operations in 2001 was $3.125 billion compared to $3.281 billion in 2000, a decrease of 4.8% or $156.4 million. As a percentage of revenues, cost of operations decreased to 57.3% in 2001 from 58.8% in 2000. The costs of operations include acquisition related costs primarily consisting of BFI transition activities of $10.4 million in 2001 and $87.6 million in 2000. Since these costs are not normal recurring costs of the business and primarily relate to the transition of BFI, we evaluate cost of operations excluding these costs. Cost of operations excluding these items was $3.114 billion in 2001 and $3.193 billion in 2000 resulting in a decrease of 2.5% or $79.2 million. The decrease in cost of operations, excluding these items, was primarily caused by the decrease in revenues. The cost of recycling materials decreased by $60 million as a result of the decline in commodity price and volume. As a percentage of revenues, excluding these items, cost of operations decreased slightly to 57.1% in 2001 from 57.2% in 2000. The decrease as a percentage of revenues is the result of the improvement in our landfill internalization from 63% to 67% from the year ended December 31, 2000 to the same period in 2001 offset by increased volumes at lower prices primarily in the second half of 2001.

Selling, General and Administrative Expenses. SG&A expenses in 2001 were $447.7 million compared to $420.7 million in 2000, an increase of 6.4%. As a percentage of revenues, SG&A increased to 8.2% in 2001 from 7.6% in 2000. SG&A expenses include acquisition related costs primarily consisting of BFI transition activities of $17.4 million in 2001 and $13.3 million in 2000. Since these costs are not normal recurring costs of the business and primarily relate to the transition of BFI, we evaluate SG&A expenses excluding these costs. SG&A expenses excluding these items increased 5.6% and as a percentage of revenues, SG&A expenses increased to 7.9% in 2001 from 7.3% in 2000. This increase is primarily due to the continued build out of our support structure of the organization, increases in our bad debt expense as a result of economic conditions and increases in professional fees.

Depreciation and Amortization. Depreciation and amortization in 2001 was $459.1 million compared to $443.4 million in 2000, an increase of 3.5%. As a percentage of revenues, depreciation and amortization expense increased to 8.4% in 2001 from 7.9% in 2000. The percent increase is primarily due to the year over year increase in landfill volumes of approximately four million tons and increasing capital expenditures, from $386.5 million during 2000 to $499.8 million during 2001.

Non-Cash Loss on Divestiture of Assets. As part of our ongoing review of operations and our goal of having a self-funding market development program, we sold certain non-integrated operations during February 2001 in the Northeast region for approximately $53 million and reflected a non-cash loss of approximately $107 million ($65 million, net of income tax benefit) in the reported results for the first quarter of 2001. The proceeds were used to repay debt, and subsequently redeployed as a part of our self-funding market development program to purchase assets in other markets that improve our market density and internalization. During 2000, we recorded $26.5 million on non-cash loss related to divestitures of certain operations.

Equity in Earnings of Unconsolidated Affiliates. On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel’s marketing company. The ownership structure of the four remaining Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational controls of those entities. In 2000, these operations generated approximate annual revenues, operating income and equity earnings of $70 million, $15 million, and $51 million, respectively.

Interest Expense and Other. Interest expense and other was $871.2 million in 2001 compared to $895.7 million in 2000, a decrease of 2.7%. Included in interest expense and other for 2001 and 2000 is $28.1 million and $21.9 million, respectively, for the write-off of deferred financing costs associated with the early retirement of debt. The remaining decrease is primarily a result of reductions in the overall debt balance during 2001 of $389.5 million and a decrease in the effective interest rate from 9.2% at December 31, 2000 to 8.8% at December 31, 2001. At December 31, 2001, approximately 96% of our debt was fixed, 64% directly, and 32% through interest rate swap agreements.

Income Taxes. Income taxes reflect an effective tax rate of 76.6% in 2001 and 66.0% in 2000. The effective income tax rate in 2001 and 2000 deviates from the federal statutory rate of 35% primarily due to the non-deductibility of the amortization related to $6.5 billion of goodwill recorded in connection with the acquisition of BFI.

Dividends on Preferred Stock. Dividends on preferred stock were $73.0 million in 2001 and $68.5 million in 2000, which reflects the 6.5% dividend on the liquidation preference of the preferred stock issued on July 30, 1999 in connection with the financing of the acquisition of BFI. Dividends were not paid in cash, instead, the liquidation preference of the preferred stock increased by accrued, but unpaid dividends.

Liquidity and Capital Resources

We meet operational liquidity needs with operating cash flow. When non-operating liquidity needs arise, such as, funding our debt maturities and capital expenditure requirements, they are met, if not from remaining operating cash flow, with borrowings under our revolving credit facility. At December 31, 2002, we had $567.2 million available under the Revolving Credit Facility.

Cash provided by operations for the year ended December 31, 2002 was $1,021.5 million (including $88.7 million spent against non-recurring acquisition accruals). Cash provided from operations increased by $130.1 million or 14.6% when compared to the same period in the prior year. During the year ended December 31, 2002, we used cash from operations, proceeds from net market development activity of $31.3 million, and proceeds from the sale of fixed assets of $29.0 million to:

•	fund $538.5 million of capital expenditures,

•	reduce debt by $377.5 million,

•	fund outstanding amounts in our disbursement account of $87.1 million,

•	increase our ending cash balance by $21.1 million and

•	fund $57.6 million of other non-operating net cash outflows.

At December 31, 2002, the current portion of our outstanding debt was $163.5 million. Approximately $156.7 million of this amount was paid in January 2003 with operating cash flows and application of our ending cash on our consolidated balance sheet. At December 31, 2002, we had cash and cash equivalents totaling $179.8 million.

During the year ended December 31, 2001, we used cash from operations of $891.4 million (including $136.0 million spent on non-recurring acquisition accruals and transition costs), proceeds from net market development activity of $110.4 million, and proceeds from the sale of fixed assets of $30.5 million to:

•	fund $499.8 million of capital expenditures,

•	reduce debt by $389.5 million,

•	increase our ending cash balance by $39.3 million and

•	fund $103.7 million of other non-operating net cash outflows.

At December 31, 2001, the current portion of our outstanding debt was $22.1 million. At December 31, 2001, we had cash and cash equivalents on hand totaling $158.6 million.

During the three years ended December 31, 2002, our cash flows from operating, investing and financing activities were as follows (in millions):

	Years Ended December 31,

	2002	2001	2000

Operating Activities:
Net income	$215.1	$58.5	$124.4
Discontinued operations, net of tax	1.2	(4.3)	(9.7)
Non-cash (gain) loss on divestiture of assets	(9.3)	107.0	26.5
Non-cash operating expenses(1)	723.5	916.6	891.1
Gain on sale of fixed assets	(6.0)	(13.7)	(9.6)
Non-cash gain on de-designated interest rate swap contracts	(2.4)	—	—
Amortization of accumulated other comprehensive income for de-designated interest rate swap contracts	35.4	—	—
Changes in working capital	186.9	(29.2)	(35.0)
Non-recurring acquisition accruals	(88.7)	(115.1)	(167.5)
Closure, post-closure and environmental expenditures, net of provision	(34.2)	(28.4)	(36.8)

Cash provided by operating activities	1,021.5	891.4	783.4

Investing Activities:
Cost of acquisitions, net of cash acquired(2)	(51.4)	(249.5)	(797.8)
Proceeds from divestitures, net of cash divested(2)	82.6	359.9	1,039.2
Accruals for acquisition price and severance costs	—	(1.7)	(27.8)
Net distributions from unconsolidated affiliates	—	—	15.4
Capital expenditures	(538.5)	(499.8)	(386.5)
Capitalized interest	(20.6)	(45.7)	(45.4)
Proceeds from sale of fixed assets	29.0	30.5	40.4
Change in deferred acquisition costs, notes receivable and other	(22.4)	(27.2)	(32.3)

Cash used for investing activities	(521.3)	(433.5)	(194.8)

Financing Activities:
Net proceeds from exercise of stock Options	2.8	6.4	1.7
Change in disbursement account	(87.1)	—	—
Proceeds from long-term debt, net of issuance costs	1,044.3	2,755.8	2,202.0
Repayments of long-term debt	(1,447.5)	(3,196.6)	(2,796.4)

Cash used for financing activities	(487.5)	(434.4)	(592.7)
Discontinued Operations	8.4	15.8	4.0

Increase in cash and cash equivalents	$21.1	$39.3	$(0.1)

(1)	Consists principally of provisions for depreciation and amortization, undistributed earnings of equity investments, allowance for doubtful accounts, accretion of debt and amortization of debt issuance costs, and deferred income taxes.

(2)	During 2002, we acquired solid waste operations representing approximately $28.3 million in annual revenues and sold operations representing approximately $70.1 million ($69.3 million, net of intercompany eliminations) in annual revenues. During 2001, we acquired solid waste operations, representing approximately $150.4 million in annual revenues, and sold operations representing approximately $153.9 million ($146.6 million net of intercompany eliminations) in annual revenues. During 2000, we acquired solid waste operations, representing approximately $482.6 million ($468.9 million net of intercompany eliminations) in annual revenues and sold operations representing approximately $814.2 million ($679.4 million net of intercompany eliminations) in annual revenues.

We have historically operated and we expect that we will continue to operate with a working capital deficit. This deficit, in part, is caused by the current portion of our outstanding debt. We regularly use excess available cash from operating and non-operating activities to pay the current portion of our outstanding debt. To the extent excess cash from operations exceeds our scheduled debt maturities, we prepay future maturities. Our financing strategy for market development is to utilize cash flow from divestiture activity to repay debt and to fund any acquisition activity. In addition to funding our operational working capital and debt reduction needs, we are committed to investing capital in our asset base. Our capital expenditures are primarily for the construction and build out of our landfills, for the trucks and containers used by our collection operations and heavy equipment used in both our collection and landfill operations and are expected to average 8%-10% of revenue. Following is a summary of capital expenditures for the years ended December 31, (in millions):

	2002	2001	2000 (2)

Trucks, containers and heavy equipment	$291.6	$272.9	$195.5
Landfill development	207.3	181.9	170.9
Other(1)	39.6	45.0	20.1

Total capital expenditures, excluding acquisitions	$538.5	$499.8	$386.5

(1)	Includes land and improvements, land held for permitting as landfills, buildings and improvements, and furniture and office equipment.

(2)	During 2000, capital expenditures were unusually low as a result of heavy investment in property and equipment made by BFI immediately prior to our acquisition of BFI in 1999.

Contractual Obligations and Commitments

Our debt structure consists primarily of $2.375 billion outstanding under our 1999 Credit Facility, $375 million of the senior notes issued in 2002, $1.35 billion of the senior notes issued in 2001, $2.0 billion of the senior subordinated notes issued in 1999, $1.7 billion of senior notes issued in 1998 and $1.1 billion of debt assumed in connection with the BFI acquisition. As of December 31, 2002, we had aggregate availability under the revolving credit facility of our 1999 Credit Facility of approximately $567.2 million for working capital, letters of credit, acquisitions and other general corporate purposes.

The following table provides additional maturity detail of our long-term debt obligations at December 31, 2002 (in millions):

Debt	2003	2004	2005	2006	2007	Thereafter	Total

Revolving Credit Facility	$—	$—	$—	$—	$—	$—	$—
Tranche A term loan	—	374.1	525.0	—	—	—	899.1
Tranche B term loan	—	—	—	670.9	—	—	670.9
Tranche C term loan	—	—	—	—	805.1	—	805.1
6.10% BFI senior notes(1)	156.7	—	—	—	—	—	156.7
7.375% senior notes	—	225.0	—	—	—	—	225.0
7.875% BFI senior notes	—	—	69.5	—	—	—	69.5
7.625% senior notes	—	—	—	600.0	—	—	600.0
8.875% senior notes due 2008	—	—	—	—	—	600.0	600.0
8.50% senior notes due 2008	—	—	—	—	—	750.0	750.0
9.25% senior notes due 2012	—	—	—	—	—	375.0	375.0
6.375% BFI senior notes due 2008	—	—	—	—	—	161.2	161.2
7.875% senior notes due 2009	—	—	—	—	—	875.0	875.0
10.00% senior subordinated notes due 2009	—	—	—	—	—	2,000.0	2,000.0
9.25% BFI debentures due 2021	—	—	—	—	—	99.5	99.5
7.40% BFI debentures due 2035	—	—	—	—	—	360.0	360.0
Other Debt	6.8	4.7	14.9	5.1	0.8	296.5	328.8

Total principal due	$163.5	$603.8	$609.4	$1,276.0	$805.9	$5,517.2	$8,975.8
Discount, net	(0.2)	(0.1)	(1.4)	—	—	(91.9)	(93.6)

Total long-term debt balance	$163.3	$603.7	$608.0	$1,276.0	$805.9	$5,425.3	$8,882.2

(1)	In January 2003, the 6.10% BFI senior notes were repaid upon maturity with cash flow from operations and application of our ending cash balance.

The following table outlines what we regard as our significant contractual obligations, their payment dates and expirations.

	Payments Due by Year ( in millions)

Contractual
Obligations (1)	2003		2004	2005	2006	2007	Thereafter	Total

Long-term debt	$163.5	(2)	$603.8	$609.4	$1,276.0	$805.9	$5,517.2	$8,975.8	(3)
Capital lease obligations	3.6		2.7	1.4	0.5	0.4	4.7	13.3
Operating leases (included in operating expenses)	24.9		23.0	19.0	16.6	11.5	51.0	146.0
Other long-term liabilities (4)	—		73.8	54.1	30.3	20.8	124.1	303.1

Total cash contractual obligations	$192.0		$703.3	$683.9	$1,323.4	$838.6	$5,697.0	$9,438.2

(1)	Purchase obligations entered into in the normal course of business are not reflected in this table.

(2)	In January 2003, the 6.10% BFI senior notes were repaid upon maturity with cash flow from operations and application of our ending cash balance.

(3)	Amount represents total principle due before discount.

(4)	The other long-term liabilities consist primarily of non-recurring acquisition accruals, derivative liabilities for interest rate swap contracts, accrued insurance and other miscellaneous long-term obligations. In addition to the $303.1 million of other long-term liabilities identified above, we have $125.7 million of derivative liability for interest rate swaps, which is paid through interest expense payments over the life of the swap contracts. The contracts mature at various times between 2003 and 2005. See discussion in Footnote 6 of the Notes to the Consolidated Financial Statements included herein. We also have $16.5 million of net pension liability included in long-term liabilities on the Consolidated Balance Sheet, however, this liability is not included in the table above as this is not a cash obligation.

Our 1999 Credit Facility has certain provisions, calculated annually, which accelerate repayments of principal under the term loans if we generate cash flow in excess of certain levels. This could result in usage of the revolving loan facility to accommodate cash timing differences. Factors primarily causing excess cash flow, as defined, could include increases in operating cash flow, lower capital expenditures and working capital requirements, net divestitures or other favorable cash generating activities. Cash flow available to repay debt in excess of the current year’s maturities will be ratably applied to future maturities.

Our 1999 Credit Facility and the indentures relating to our senior subordinated notes and our senior notes contain financial covenants and restrictions on our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.

The following is additional information on our 1999 Credit Facility as of December 31, 2002 (in millions, except ratios):

Revolver Availability:
Capacity Commitment	$1,291.3
Less: Borrowings	—
Less: Letters of Credit outstanding	724.1

Total Availability	$567.2

Financial Covenants:
Debt / EBITDA (1)	5.01	x
Covenant Maximum	5.75	x
EBITDA in excess of covenant requirement	$193.2
EBITDA / Total Interest	2.20	x
Covenant Minimum	2.00	x
EBITDA in excess of covenant requirement	$145.9

We are subject to the following financial covenants under our 1999 Credit Facility:

From the	Through the	Total
Quarter Ending	Quarter Ending	Debt/EBITDA (1)	EBITDA/Interest (1)

December 31, 2002	December 31, 2002	5.75x	2.00x
March 31, 2003	September 30, 2003	5.50x	2.00x
December 31, 2003	March 31, 2004	5.25x	2.25x
June 30, 2004	September 30, 2004	5.00x	2.25x
December 31, 2004	September 30, 2005	4.50x	2.50x
December 31, 2005	December 31, 2005	4.25x	2.75x

Our ability to pay dividends on preferred and common stock is most significantly limited by our 1999 Credit Facility, which specifies that in order to pay cash dividends, the ratio of Total Debt/EBITDA(1) must be less than 4:1. This ratio was 5.01:1 at December 31, 2002 and therefore we are currently precluded from the payment of cash dividends. Shares of our Series A Senior Convertible Preferred Stock are entitled to cumulative quarterly dividends in an amount equal to 6.5% per annum. Beginning July 30, 2004, the dividend rate on the Series A Senior Convertible Preferred Stock increases to 12% per annum for any dividends that are not paid in cash. There are circumstances under which we would not be required to accrue dividends at the 12% rate. As long as we have a Total Debt/EBITDA(1) ratio of less than 4:1, under our 1999 Credit Facility, we would be able to pay cash dividends at the 6.5% rate.

(1)	EBITDA used for covenants is calculated in accordance with the 1999 Credit Facility (filed in conjunction with our 2002 Annual Report on Form 10-K, see exhibit 10.18). EBITDA, in this context, is used solely to provide information on the extent to which we are in compliance with debt covenants.

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurance for our self-insurance program and collateral required for certain performance obligations. During 2003, we expect no material increase in financial assurance obligations although the mix of financial assurance instruments may change.

At December 31, 2002, we had the following financial assurance instruments (in thousands):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total

Insurance Policies	$997,901	$—	$—	$—	$997,901
Surety Bonds	341,747	625,142	—	—	966,889
Trust Deposits	62,742	—	—	—	62,742
Letters of Credit (1)	234,471	48,484	211,802	229,306	724,063

Total	$1,636,861	$673,626	$211,802	$229,306	$2,751,595

(1)	These amounts are issued under the Revolving Credit Facility of our 1999 Credit Facility.

These financial assurance instruments are issued in the normal course of business. They are not debt and, therefore, are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the Consolidated Balance Sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.

Off-Balance Sheet Financing

We have no off-balance sheet debt or similar obligations, other than financial assurance instruments discussed above which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.

Significant Financing Events in 2002

In November 2002, through the issuance of $375 million of senior notes due 2012, we refinanced approximately $370.6 million of our 1999 Credit Facility with fixed rate bonds. Additionally, in August 2002, we repaid the 2001 subsidiaries line of credit before its maturity date. The 2001 subsidiaries line of credit was repaid with the cash from operations and the revolving credit facility under the 1999 Credit Facility. At December 31, 2002, we had no borrowings under the Revolving Credit Facility.

In December 2002, we filed a shelf registration statement with the SEC that would allow us to issue equity and/or debt securities up to $2.0 billion from time to time as determined by the Board of Directors and as market conditions permit. The registration statement was declared effective by the SEC on December 31, 2002. We expect to use the net proceeds from any issuances of securities under the shelf registration for general corporate purposes, including repaying or refinancing bank borrowings and for working capital, capital expenditures and other acquisitions.

Financing Plan

We are a highly leveraged company with $8.9 billion of outstanding debt at December 31, 2002. The vast majority of our debt was incurred to acquire solid waste companies during the past 10 years. Our debt maturity schedule reflects annual scheduled payments of $164.0 million, $604.0 million and $609.0 million for 2003, 2004 and 2005, respectively. Our first objective is to address maturities under the 1999 Credit Facility. In the future, we expect to continue to repay debt with cash flow from operations and it is possible that we will endeavor to refinance our debt obligations to extend maturities.

The Revolving Credit Facility component of the 1999 Credit Facility expires in July 2005. During 2003, we intend to take actions towards refinancing the 1999 Credit Facility. Both the term loan market and revolver market have contracted over the past years due, we believe, to consolidation in the banking industry, demands for increased returns within the banking industry and the reduction in average lender hold positions. Accordingly, we recognize that we will need to continue to reduce the size of the 1999 Credit Facility in order to effectively put in place a new credit facility. The $7 billion 1999 Credit Facility has already been reduced to $3.7 billion at December 31, 2002 through the application of cash flow from operations, net proceeds from divestitures and offerings of senior notes. We believe that between December 31, 2002 and the time we refinance the 1999 Credit Facility, we will further reduce its size to approximately $3.0 billion.

We believe we have several alternatives available to us that will allow this reduction to occur. The alternatives include continued application of cash flow from operating activities, possible asset divestitures in excess of acquisitions and potential capital market transactions. Capital market transactions could involve either new capital for us or refinancing short-term maturities for longer-term maturities or some combination of both. Our course of action is subject to ongoing analysis and consideration of the economic environment. The exact size, combination or timing of these events is subject to various considerations, some of which are out of our control, and we cannot assume that we will be able to secure a refinancing on terms we regard as favorable, or at all.

Increase in Authorized Shares

On January 23, 2003, a special meeting of our stockholders was held at which we submitted to a vote of our stockholders, and obtained approval, for an increase in the number of authorized shares of common stock from 300 million to 525 million.

Subsequent Events

Our objective to extend maturities under our 1999 Credit Facility was successfully met upon the completion of the financing plan that we launched at the end of March 2003. This included the following (together, the Transactions):

•	issuance of 12,048,193 shares of $.01 par value common stock for net proceeds of approximately $94 million;

•	issuance of 6.9 million shares of 6.25% 3-year Series C Mandatory Convertible Preferred Stock at a par value of $0.10 and issued at $50 per share for net proceeds of approximately $333 million;

•	issuance of $450 million of 7.875% senior notes due 2013 for net proceeds of approximately $440 million;

•	issuance of approximately $150 million of receivables secured loan under an on-balance sheet accounts receivable securitization program; and

•	refinancing of our 1999 Credit Facility consisting of a $1.5 billion revolving credit facility due 2008, with $1.2 billion term loan due 2010 and a $200 million institutional letter of credit facility. In addition, the 2003 Credit Facility allows us to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million.

The refinancing of the 1999 Credit Facility decreased debt maturities for the next 5 years by over $2 billion and increased available liquidity by approximately $400 million. The proceeds from the Transactions were used to repay the 1999 Credit Facility.

Our debt maturity schedule after the refinancing of the 1999 Credit Facility reflects annual scheduled payments of $17.6 million, $245.0 million and $99.6 million for the remainder of 2003, 2004 and 2005, respectively. These maturities do not consider the additional $250 million Term Loan C discussed below. Additional repayments of debt during 2003 resulting from our asset divestiture program that represents approximately $450 million in annual revenues is expected to generate net proceeds of approximately $300 million. Through June 30, 2003, we have entered into agreements to divest of operations under this divestiture program for expected net proceeds of $120 million representing approximately $190 million in annual revenues, of which through completed transactions we have received approximately $80 million, representing approximately $110 million in annual revenues.

On July 31, 2003 we announced that we reached an agreement with the holders of the Series A Preferred Stock to exchange all of their Series A Preferred Stock for shares of our common stock. The Series A Preferred stock had a stated value of $1.287 billion at June 30, 2003, which represents the original issuance amount plus cumulative accrued and unpaid dividends. The liquidation preference on the Series A Preferred Stock will continue to increase by the 6.5% cumulative dividend until the completion of the transaction. We have agreed to exchange all of the Series A Preferred Stock outstanding for 110.5 million shares of common stock. The exchange has been fixed at 110.5 million shares of common stock for all of the Series A Preferred Stock under the exchange agreement and is not subject to change without the consent of the Company and the preferred holders. We expect that our outstanding shares on a fully diluted basis after the exchange is completed will be approximately 350 million shares and that our dividend expense will decrease by approximately $80 million annually. In connection with the exchange, we are required to record a non-cash, non-recurring reduction to net income available to common shareholders, which will have no effect on total stockholders’ equity.

The offer to exchange was approved by a committee of non-affiliated, independent directors of our Board of Directors and was approved by the full Board of Directors. The completion of this transaction is subject to certain approvals, including approval by our shareholders (see preliminary proxy statement filed contemporaneously with this filing). The holders of the Series A Preferred Stock have agreed to vote in favor of the transaction which accounts for approximately 35% of our outstanding shares through direct and beneficial ownership. Under the terms of the agreement, the holders of the Series A Preferred Stock will be restricted from selling the shares of common stock they receive for one year subsequent to the closing. We believe this transaction will allow us to use cash for additional debt reduction that would have been required to be used to pay dividends on the Series A Preferred Stock starting in July 2004.

In August 2003, we successfully completed an amendment to our 2003 Credit Facility permitting the proposed exchange transaction with the holders of the Series A Preferred Stock and providing increased financial flexibility to the Company over the term of the 2003 Credit Facility. Additionally, we funded a new $250 million Term Loan C under the 2003 Credit Facility. The use of proceeds under the 2003 Credit Facility allows the Company to retire outstanding senior subordinated indebtedness of the Company through optional redemption, public tender offer or open market repurchase.

Interest Rate Swap Portfolio

Consistent with our risk management policy, we have entered into floating-rate to fixed-rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt. Our strategy is to use floating to fixed interest rate swap agreements when such transactions will serve to reduce our aggregate exposure. We enter into these contracts solely for the purpose of reducing variable interest rate risk; positions are not taken for trading purposes. Our risk management policy requires that we evaluate the credit of our counterparties and that we monitor counterparty exposure. At December 31, 2002, counterparties for 91% of our interest rate swap portfolio were rated Aa3. The counterparty for the remaining 9% is rated A1.

Our interest rate swap portfolio continues to fix 98% of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. We believe this is prudent given our capital structure. At December 31, 2002, we had $2.3 billion of notional amount of interest rate swap contracts with a weighted average 15 months to maturity. These contracts expire as follows: $650 million during 2003, $1.4 billion during 2004 and $250 million during 2005. Our corporate policy is that at least 75% of our total debt must be effectively fixed, either directly or through interest rate swap agreements. At December 31, 2002, approximately 98% of our debt was fixed, 72% directly, and 26% through interest rate swap agreements. The average interest rate paid under swap contracts at December 31, 2002 was 6.06% compared to LIBOR of 1.38%.

In accordance with Statement of Financial Accounting Standards 133, Accounting for Derivative and Hedging Activities (SFAS 133) as amended by SFAS 138, Accounting for Certain Derivative and Hedging Activities (SFAS 138), a portion of our interest rate swap portfolio was de-designated for hedge accounting purposes at December 31, 2001. These contracts remain in place and continue to protect us from cash flow variability. At the time debt obligations are repaid prior to maturity, we may or may not terminate interest rate swap contracts depending on the reflective economic considerations.

The following table outlines our maturities debt and interest rate swap contract roll-off schedule as of December 31, 2002 (in thousands):

          Debt Maturities

	Bank Debt	All Other		Total

2003	$—	$163,526	(1)	$163,526
2004	374,061	229,778		603,839
2005	525,000	84,420		609,420
2006	670,941	605,026		1,275,967
2007	805,130	793		805,923
Thereafter	—	5,517,130		5,517,130
Discount, net	—	(93,637)		(93,637)

Total	$2,375,132	$6,507,036		$8,882,168

          Interest Rate Swap Contracts Notional Amounts

	Designated	De-designated	Total

2003	$250,000	$400,000	$650,000
2004	475,000	925,000	1,400,000
2005	250,000	—	250,000

Total	$975,000	$1,325,000	$2,300,000

(1)	In January 2003, the 6.10% BFI senior notes were repaid upon maturity with cash flow from operations and application of our ending balance.

Contingencies

We are currently under examination by various state and federal taxing authorities for certain tax years. A federal income tax audit for the years ended December 31, 1998 and 1999 is ongoing. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is completed with the exception of the matter discussed below.

During 2002, we received notification from the IRS disallowing all of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate it could have a federal and state income tax effect of up to $310 million plus accrued interest through December 31, 2002 of approximately $40 million. We also received a notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is remote.

In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers could elect to participate under this revenue procedure if certain eligibility requirements were met. We decided not to participate under this IRS issuance. We continue to believe our position is well supported and we will vigorously contest the disallowance. The resolution of this matter may entail efforts including administrative appeals and litigation which could extend over several years. An unfavorable result could require future cash expenditures but should have minimal, if any, impact on our consolidated results of operations as the amount has been fully reserved for on our consolidated balance sheet.

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the Consolidated Financial Statements based on our best estimate of required future payments. We are not able to determine potential future payments for indemnifications that relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture.

Subtitle D and other regulations that apply to the non-hazardous waste disposal industry have required us, as well as others in the industry, to alter operations and to modify or replace pre-Subtitle D landfills. Such expenditures have been and will continue to be substantial. Further regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate us to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase our operating costs and our ability to invest in our facilities.

Related Party Transactions

For a description of related party transactions. See Note 16 to our Consolidated Financial Statements included herein.

New Accounting Standards

For a description of the new accounting standards that affect us, see Note 1 to our Consolidated Financial Statements included herein.

Disclosure Regarding Forward Looking Statements

This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Forward Looking Statements). All statements, other than statements of historical fact included in this report, are Forward Looking Statements. Although we believe that the expectations reflected in such Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to be correct. Generally, these Forward Looking Statements include, among others, statements regarding:

•	our business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies;
•	the adequacy of our cash flow to make payments on our indebtedness and fund other liquidity needs;
•	our expectation that we will spend approximately $615 million on capital expenditures, closure, post-closure and remediation expenditures related to landfill operations in 2003;
•	our expectations that total capital expenditures will be approximately 8%-10% of revenues in 2003;
•	our ability to increase revenue growth and internal growth by increasing volumes collected and disposed and by increasing the rates for the services we provide;
•	our ability to pay cash dividends in the future;
•	estimates of future expenses, including amortization expense;
•	our ability to perform our obligations under financial assurance contracts and our ability to maintain the current amount and mix of financial assurance contracts;
•	underlying assumptions including internal growth as well as general economic and financial market conditions;
•	our expectation that our casualty, property or environmental claims or other contingencies will not have a material effect on our operations;
•	our estimate of federal and state income taxes and penalties required to be paid if we do not prevail in our appeal of the IRS’ disallowance of capital losses related to BFI;
•	our belief that the costs of settlements or judgments arising from litigation and the effects of settlements or judgments on our consolidated liquidity, financial position or results of operation will not be material;
•	our expectation that we will complete the divestiture of several operations during 2003;
•	our ability to repay debt with proceeds from our divestitures and operating cash flow; and
•	our anticipated benefits in the future from converting the Series A Preferred Stock to common stock.

All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside of our control and any one of which, or a combination of which, could materially affect the results of our operations. Important factors that could cause actual results to differ materially from our expectations are discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 detailed in Management’s Discussion and Analysis.

Inflation and Prevailing Economic Conditions

Our objective is to be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors have and may continue to require us to absorb cost increases resulting from inflation. As a result, we have been unable to implement price increases sufficient to offset cost increases resulting from inflation. Consistent with industry practice, most of our contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. We are unable to determine the future impact of a sustained economic slowdown.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to interest rate risk on our variable rate long-term debt. To reduce the risk from interest rate fluctuations, we enter into hedging transactions that have been authorized pursuant to our policies and procedures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

We have effectively converted a significant portion of our long-term debt, which required payment at variable rates of interest, to fixed rate obligations through interest rate swap transactions. During 2002, these transactions required us to pay fixed rates of interest on notional amounts of principal to counter-parties. The counter-parties, in turn, paid to us variable rates of interest on the same notional amounts of principal. Increases or decreases in short-term market rates did not materially impact earnings and cash flow in 2002 as a significant portion of variable rate debt had been swapped for fixed rates. The following interest rate table summarizes all interest rate swaps that were in effect and their fair value as of December 31, 2002:

Fair
Notional					Market
Principal					Value
(in		Interest	Underlying	Interest	(in
thousands)	Maturity	Paid	Obligations	Received	thousands)

$2,300,000	January 2003 – March 2005	6.06%	Credit Agreement Term Loan Facility	Libor	$125,746

At December 31, 2002, with 98% of our debt fixed either directly or through interest rate swap agreements, we have $170.5 million of floating rate debt. If interest rates increased by 100 basis points, annualized interest expense would increase by $1.7 million ($1.0 million after tax). This analysis does not reflect the effect that declining interest rates would have on other items, such as new borrowings nor the favorable impact they would have on interest expense and cash payments for interest. Accordingly, any changes in interest rates would have a minimal impact on our net income. See Notes 5 and 6 to our Consolidated Financial Statements in this Form 8-K for additional information regarding how we manage interest rate risk.

Financial Statements

               Report of Independent Accountants by PricewaterhouseCoopers LLP.

               Consolidated Balance Sheets as of December 31, 2002 and 2001.

               Consolidated Statements of Operations for the Three Years Ended December 31, 2002.

               Consolidated Statements of Stockholders’ Equity for the Three Years Ended December 31, 2002.

               Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2002.

               Notes to Consolidated Financial Statements.

Report of Independent Accountants

To the Board of Directors and Shareholders
of Allied Waste Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments as of January 1, 2001, and its method of accounting for goodwill and other intangible assets as of January 1, 2002.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 13, 2003 with respect to the 2002 and 2001 consolidated financial statements, except for the reclassifications relating to the discontinued operations, the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 145, and the transitional disclosures relating to the adoption of SFAS No. 143, all described in Note 20, as to which the date is August 26, 2003; and August 26, 2003 with respect to the 2000 consolidated financial statements

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,

	2002	2001

ASSETS
Current Assets –
Cash and cash equivalents	$179,767	$158,632
Accounts receivable, net of allowance of $23,004 and $31,359	675,842	738,709
Prepaid and other current assets	112,057	144,942
Deferred income taxes, net	104,421	156,203

Total current assets	1,072,087	1,198,486
Property and equipment, net	4,052,705	3,982,084
Goodwill, net	8,530,463	8,556,877
Other assets, net	273,667	609,646

Total assets	$13,928,922	$14,347,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Current portion of long-term debt	$163,526	$22,130
Accounts payable	426,512	451,855
Current portion of accrued closure, post-closure and environmental costs	95,249	126,885
Accrued interest	182,039	192,872
Other accrued liabilities	357,137	410,036
Unearned revenue	225,330	229,757

Total current liabilities	1,449,793	1,433,535
Long-term debt, less current portion	8,718,642	9,237,503
Deferred income taxes	509,910	418,836
Accrued closure, post-closure and environmental costs, less current portion	864,674	878,006
Other long-term obligations	449,901	624,390
Commitments and contingencies
Series A senior convertible preferred stock, 1,000 shares authorized, issued and outstanding, liquidation preference of $1,247 and $1,169 per share	1,246,904	1,169,044
Stockholders’ Equity –
Common stock; $0.01 par value; 300,000 authorized shares; 196,215 and 196,236 shares issued and outstanding	1,962	1,962
Additional paid-in capital	989,647	1,055,353
Accumulated other comprehensive loss	(131,206)	(85,120)
Retained deficit	(171,305)	(386,416)

Total stockholders’ equity	689,098	585,779

Total liabilities and stockholders’ equity	$13,928,922	$14,347,093

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,

	2002	2001	2000

Revenues	$5,409,360	$5,456,881	$5,582,805
Cost of operations	3,198,770	3,124,511	3,280,872
Selling, general and administrative expenses	476,452	447,668	420,717
Depreciation and amortization	489,362	459,041	443,425
Goodwill amortization	—	226,713	223,244
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011	26,486

Operating income	1,254,115	1,091,937	1,188,061
Equity in earnings of unconsolidated affiliates	—	(14,072)	(50,788)
Interest expense and other	858,256	871,249	895,625

Income before income taxes	395,859	234,760	343,224
Income tax expense	177,669	176,926	222,559
Minority interest	1,891	3,673	5,975

Income from continuing operations	216,299	54,161	114,690
Income (loss) from discontinued operations, net of tax	(1,188)	4,325	9,697

Net income	215,111	58,486	124,387
Dividends on preferred stock	(77,874)	(73,012)	(68,452)

Net income (loss) available to common shareholders	$137,237	$(14,526)	$55,935

Basic EPS:
Continuing operations	$0.73	$(0.09)	$0.25
Discontinued operations	(0.01)	0.02	0.05

Net income (loss) available to common shareholders	$0.72	$(0.07)	$0.30

Weighted average common shares	190,210	189,583	188,814

Diluted EPS:
Continuing operations	$0.72	$(0.09)	$0.24
Discontinued operations	(0.01)	0.02	0.05

Net income (loss) available to common shareholders	$0.71	$(0.07)	$0.29

Weighted average common and common equivalent shares	193,508	194,906	191,122

Pro forma amounts, assuming the change in accounting principles is applied retroactively:
Net income available to common shareholders	$125,233	$(26,296)	$45,356

Basic net income per share	$0.66	$(0.14)	$0.24

Diluted net income per share	$0.65	$(0.13)	$0.24

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Comprehensive
						Income/(Loss)
		Additional	Accumulated		Total	for the Twelve
	Common	Paid-In	Comprehensive	Retained	Stockholders’	Months Ended
	Stock	Capital	Loss	Deficit	Equity	December 31,

Balance as of December 31, 1999	$1,885	$1,179,181	$—	$(569,289)	$611,777
Common stock issued, net	73	2,670	—	—	2,743
Stock options, net	3	1,155	—	—	1,158
Dividends declared on Series A senior convertible preferred stock	—	(68,452)	—	—	(68,452)
Net income	—	—	—	124,387	124,387	$124,387

Balance as of December 31, 2000	$1,961	$1,114,554	$—	$(444,902)	$671,613	$124,387

Common stock issued, net	(6)	5,477	—	—	5,471
Stock options, net	7	8,334	—	—	8,341
Dividends declared on Series A senior convertible preferred stock	—	(73,012)	—	—	(73,012)
Net income	—	—	—	58,486	58,486	$58,486
Other comprehensive loss, net of tax:
Cumulative effect of change in accounting principle	—	—	(45,193)	—	(45,193)	(45,193)
Net loss deferred on hedging derivatives	—	—	(89,194)	—	(89,194)	(89,194)
Less: Net loss on hedging derivatives reclassified to earnings	—	—	49,267	—	49,267	49,267

Balance as of December 31, 2001	$1,962	$1,055,353	$(85,120)	$(386,416)	$585,779	$(26,634)

Common stock issued, net	(3)	6,577	—	—	6,574
Stock options, net	3	5,591	—	—	5,594
Dividends declared on Series A senior convertible preferred stock	—	(77,874)	—	—	(77,874)
Net income	—	—	—	215,111	215,111	$215,111
Other comprehensive loss, net of tax:
Net gain deferred on hedging derivatives	—	—	7,346	—	7,346	7,346
Less: Net loss on hedging derivatives reclassified to earnings	—	—	21,328	—	21,328	21,328
Minimum pension liability adjustment	—	—	(74,760)	—	(74,760)	(74,760)

Balance as of December 31, 2002	$1,962	$989,647	$(131,206)	$(171,305)	$689,098	$169,025

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2002	2001	2000

Operating activities –
Net income	$215,111	$58,486	$124,387
Discontinued operations, net of tax	1,188	(4,317)	(9,697)
Adjustments to reconcile net income to cash provided by operating activities–
Provisions for:
Depreciation and amortization	489,362	685,754	666,669
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011	26,486
Undistributed earnings of equity investment in unconsolidated affiliates	—	(14,072)	(38,190)
Doubtful accounts	17,988	23,250	18,491
Accretion of debt and amortization of debt issuance costs	43,210	42,658	44,219
Deferred income tax	159,095	155,625	178,073
Gain on sale of fixed assets	(5,966)	(13,659)	(9,597)
Non-cash gain on de-designated interest rate swap contracts	(2,416)	—	—
Amortization of accumulated other comprehensive income for de-designated interest rate swap contracts	35,400	—	—
Non-cash write-off of debt issuance costs	13,761	23,430	21,915
Change in operating assets and liabilities, excluding the effects of purchase acquisitions–
Accounts receivable, prepaid expenses, inventories and other	52,188	(6,958)	549
Accounts payable, accrued liabilities, unearned revenue, stock option tax benefits and other	134,727	(22,232)	(35,597)
Expenditures against non-recurring acquisition accruals	(88,655)	(115,106)	(167,542)
Closure and post-closure provision	70,786	67,202	61,727
Closure, post-closure and environmental expenditures	(104,952)	(95,630)	(98,458)

Cash provided by operating activities	1,021,488	891,442	783,435

Investing activities –
Cost of acquisitions, net of cash acquired	(51,366)	(249,462)	(797,786)
Proceeds from divestitures and other, net of cash divested	82,629	359,866	1,039,182
Accruals for acquisition price and severance costs	—	(1,668)	(27,820)
Net distributions from unconsolidated affiliates	—	—	15,372
Capital expenditures, excluding acquisitions	(538,548)	(499,790)	(386,481)
Capitalized interest	(20,622)	(45,704)	(45,352)
Proceeds from sale of fixed assets	28,991	30,485	40,397
Change in deferred acquisition costs, notes receivable and other	(22,370)	(27,231)	(32,332)

Cash used for investing activities	(521,286)	(433,504)	(194,820)

Financing activities –
Net proceeds from sale of common stock and exercise of stock options	2,803	6,401	1,724
Change in disbursement account	(87,055)	—	—
Proceeds from long-term debt, net of issuance costs	1,044,264	2,755,829	2,202,000
Repayments of long-term debt	(1,447,540)	(3,196,649)	(2,796,400)

Cash used for financing activities	(487,528)	(434,419)	(592,676)

Cash provided by discontinued operations	8,461	15,743	4,012

Increase (decrease) in cash and cash equivalents	21,135	39,262	(49)
Cash and cash equivalents, beginning of year	158,632	119,370	119,419

Cash and cash equivalents, end of year	$179,767	$158,632	$119,370

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Allied Waste Industries, Inc., (Allied, we or the Company), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services in 39 states geographically identified as the Central, Eastern, Southern and Western areas of the United States.

Principles of consolidation and presentation –

The Consolidated Financial Statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation. (See Note 20)

Cash and cash equivalents –

We use a cash management system under which our book balance reflects a credit for our primary disbursement account. This amount represents uncleared checks which have not been presented to our bank. Our funds are transferred as checks are presented. At December 31, 2002 and 2001, the book credit balance of $60.0 million and $147.0 million, respectively, in our primary disbursement account was reported in accounts payable. We consider any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.

Concentration of credit risk –

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.

Allowance for doubtful accounts –

We provide services to approximately 10 million customers throughout the United States. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of those receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis and fully reserve the receivable prior to 120 days if information becomes available indicating we will not receive payment. Our reserve is evaluated and revised on a monthly basis. The allowance as of December 31, 2002 and 2001 for our continuing operations was approximately $23.0 million and $31.4 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other assets –

The following table shows the balances included in other assets as of December 31 (in millions):

	2002	2001

Investments in unconsolidated affiliates (see Note 4)	$—	$179.9
Deferred financing costs	137.4	175.0
Prepaid pension asset (see Note 9)	—	100.0
Landfill closure deposits	27.3	36.6
Deferred contract costs	6.6	21.9
Assets held for sale (see Note 20)	38.2	44.9
Other	64.2	51.3

Total	$273.7	$609.6

Upon funding of debt offerings, deferred financing costs are capitalized and amortized using the effective interest method over the life of the related debt. Deferred financing costs represent transaction costs directly attributable to obtaining financings. We amortize deferred financing costs over the term of the associated debt. In 2002 and 2001, we wrote off $13.8 million, and $28.0 million, respectively, in deferred financing costs in connection with the repayment of debt before its maturity date.

Deferred contract costs are certain direct and incremental costs related to long-term revenue producing contracts. Deferred contract costs are recognized as operating expense over the period of benefit and are periodically reviewed for realization.

Other accrued liabilities –

At December 31, 2002 and 2001, respectively, other liabilities include the current portion of non-recurring acquisition accruals of approximately $55.0 million and $75.0 million, accrued payroll of $65.7 million and $49.8 million, accrued income taxes payable of approximately $23.3 million and $23.8 million, and accrued insurance of approximately $93.7 million and $127.4 million, and other miscellaneous current liabilities.

Accrued closure and post-closure costs –

Accrued closure and post-closure costs represent an estimate of the present value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills we currently own and/or operate or have retained upon divestiture. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we are responsible for closure and post-closure. For active landfills, the impact of changes determined to be changes in estimates, based on the annual update, are accounted for on a prospective basis except for instances where the cost expenditure will occur within 12 months. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. Discounting of future costs is applied where we believe that both the amounts and timing of related payments are reliably determinable. Changes in estimates for closed landfill sites are recognized when determined.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs –

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of cash payments is not reliably determinable. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1 (SOP 96-1) Environmental Remediation Liabilities.

Self-Insurance –

We are partially self-insured for general liability, automobile and workers’ compensation insurance with varying loss thresholds up to $3 million and fully self-insured for employee group health claims. The self-insured portion of the liability for unpaid claims and associated expenses, including claims incurred but not reported, is determined using actuarial valuations provided by independent companies. We use a third party administrator to track and evaluate actual claims experience for consistency of data used in the annual actuarial valuation.

The following tables show the activity and balances related to accrued self-insurance for the year ended December 31, (in thousands):

	2002	2001

Balance at beginning of year	$88,081	$22,376
Expense incurred	249,523	229,629
Claims paid	(191,404)	(163,924)

Balance at end of year	$146,200	$88,081

Other long-term obligations –

At December 31, 2002 and 2001, respectively, other long-term obligations include the minority interest in consolidated subsidiaries of $4.6 million and $182.3 million (see Note 4), the non-current portion of non-recurring acquisition accruals of $145.9 million and $217.6 million, derivative liabilities for interest rate swap contracts of $125.7 million and $140.7 million (see Note 6), and other obligations of $84.1 million and $83.8 million. Additionally, the balance at December 31, 2002 includes net pension liability of $16.5 million and $73.1 million self-insurance obligation.

Revenue –

Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others.

Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided, usually within 90 days.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss contracts –

We review our revenue producing contracts in the ordinary course of business to determine if the direct costs, exclusive of any fixed costs, to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting excess direct costs over the life of the contract are expensed at the time of such determination.

Change in accounting principle - derivatives

Effective January 1, 2001, we changed our method of accounting for derivative financial instruments in accordance with the adoption of SFAS 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), as amended by SFAS 138, Accounting for Certain Derivative Instruments and Hedging Activities (SFAS 138). See Note 6 on Derivative Instruments and Hedging Activities.

Non-recurring acquisition accruals –

At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals to represent our estimate of the future costs to settle the assumed liabilities. Assumed liabilities are considered in the allocation of purchase price and goodwill valuation. Liabilities related to restructuring and abandonment activities, loss contracts or changes in estimates of environmental, litigation and regulatory compliance costs are charged to expense in the period in which the acquisition is completed. Any subsequent changes to these estimates are also charged to expense in the same line item as the original charge was recorded. At December 31, 2002 and 2001, we had approximately $200.9 million and $292.6 million, respectively, of non-recurring acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contract, litigation, insurance liabilities and other commitments associated with the acquisition of BFI. Expenditures against non-recurring acquisition accruals, including severance costs in 2002 and 2001 were $88.7 million and $116.8 million, respectively.

During the years ended December 31, 2001 and 2000, the Company recorded costs related to acquisition accruals and other acquisition related costs on a separate line titled “Acquisition related and unusual costs” in the Consolidated Statements of Operations. Costs reported on this line have been reclassified to cost of operations in the amount of approximately $10.4 million and $87.6 million, respectively, and selling, general and administrative expenses in the amount of approximately $17.4 million and $13.3 million, respectively.

Non-cash (gain) loss on divestiture of assets –

In October 2002, we sold certain collection operations for net proceeds of approximately $77.5 million. In connection with our strategic business model and ongoing review of the operations, we determined that the sale of such assets would allow us to deploy proceeds from the sale to purchase more productive assets in other markets that improve our market density and internalization. We initially used the proceeds to repay debt and plan to redeploy the proceeds to purchase other assets. The carrying value of the assets sold was approximately $68.2 million at the time of the sale. In connection with the sale we recorded a non-cash gain of approximately $9.3 million ($8.2 million loss, net of income tax expense). Approximately $45 million of the carrying value of the assets sold was goodwill of which approximately 76% was non-deductible for tax purposes. Revenues and net operating income of the sold operations represent approximately 1% of our consolidated revenue and net operating income for the period prior to the sale during 2002. The assets were held for use and were not previously impaired based on the criteria and analysis under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

In February 2001, we sold assets of certain non-integrated operations with a carrying value of approximately $160 million in the Northeast region for approximately $53 million. In connection with this sale, we recorded a non-cash loss of approximately $107 million ($65 million, net of income tax benefit).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2000, we recorded $26.5 million of non-cash loss related to divestitures of certain operations.

If we have changes in events or circumstances including the determination to divest of certain assets, we could incur other non-cash charges to earnings.

Interest expense capitalized –

We capitalize interest in connection with the construction of our landfill assets. Actual acquisition permitting and construction costs incurred related to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.

During the years ended December 31, 2002, 2001 and 2000, we incurred gross interest expense (including payments under interest rate swap contracts) of $794.6 million, $856.7 million and $908.2 million of which $20.6 million, $45.7 million and $45.4 million was capitalized.

Statements of cash flows –

The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31 are as follows (in thousands):

	2002	2001		2000

Supplemental Disclosures -
Interest paid (net of amounts capitalized)	$782,897	$784,423	(1)	$853,770
Income taxes paid, net of refunds	1,102	56,914		27,876
Non-Cash Transactions -
Debt incurred or assumed in acquisitions	$85	$2,146		$5,326
Liabilities incurred or assumed in acquisitions	5,951	176,632		88,142
Capital lease obligations incurred	6,711	—		—
Dividends on preferred stock	77,874	73,012		68,452

(1)	Cash interest includes the receipt of $27.2 million related to the unwind of a fair value interest rate swap.

Use of estimates –

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates under different assumptions or conditions.

Fair value of financial instruments –

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, Disclosures About Fair Value of Financial Instruments (SFAS 107). Our financial instruments as defined by SFAS 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. We have determined the estimated fair value amounts at December 31, 2002 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (see Notes 5 and 6 for fair value of debt and derivative instruments).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business combinations –

All acquisitions in 2002, 2001, and 2000 were accounted for under the purchase method and are reflected in the results of operations since the effective date of the acquisition. Under the purchase method, we allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our future Consolidated Balance Sheets and Statements of Operations.

The following table summarizes acquisitions for the three years ended December 31, 2002:

	2002	2001	2000

Number of businesses acquired	13	53	50
Total consideration (in millions)	$55.4	$264.4	$853.9

Our reported revenues, net income and earnings per share, excluding extraordinary losses, for the years ended December 31, 2002 were not significantly impacted by the pro forma effect of these acquisitions.

Stock-based compensation plans –

We account for our stock-based compensation plans under Accounting Principles Board Opinion 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretations, for which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS 123, Accounting for Stock-based Compensation (SFAS 123), requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. In addition, we have adopted the disclosure requirements of SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148).

In accordance with the SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,

	2002	2001	2000

Risk free interest rate	2.2% to 4.6%	4.8% to 5.2%	5.3% to 6.9%
Expected life	4 to 6 years	5 years	5 years
Dividend rate	0%	0%	0%
Expected volatility	66% to 69%	55% to 61%	52% to 55%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Using these assumptions, pro forma net income (loss) and pro forma net income (loss) per share would reflect additional compensation expense recognized over the vesting periods of the options. If we applied the recognition provisions of SFAS 123 and SFAS 148 disclosures, the resulting pro forma net income (loss), and pro forma net income (loss) per share is as follows (in thousands, except per share data):

		For the Years Ended December 31,

		2002	2001	2000

Net income (loss), as reported		$137,237	$(14,526)	$55,935
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of tax		(13,590)	(16,092)	(13,951)

Pro forma, net income (loss)		$123,647	$(30,618)	$41,984

Basic earnings (loss) per share:	As reported	$0.72	$(0.07)	$0.30
	Pro forma	0.65	(0.16)	0.22
Diluted earnings (loss) per share:	As reported	$0.71	$(0.07)	$0.29
	Pro forma	0.64	(0.16)	0.22

During the last three years, we have recorded no compensation expense for stock options granted to employees.

Additionally, see Note 12 for other disclosures with respect to stock compensation.

Recently issued accounting pronouncements –

The Financial Accounting Standards Board (FASB) issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143) in June 2001, which outlines standards for accounting for obligations associated with the retirement of long-lived tangible assets. The standard is effective beginning January 1, 2003 and will impact the accounting for landfill retirement obligations, which we have historically referred to as closure and post-closure. The adoption of the standard will have no impact on our cash requirements.

SFAS 143 does not change the basic accounting principles that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognizing a liability on the balance sheet and related expense as waste is consumed at the landfill to match operating costs with revenues. We refer to this practice as life cycle accounting. For the most part, life cycle accounting will still be followed.

For us, the new rules are a refinement to our practices and have caused a change in the mechanics of calculating landfill retirement obligations and the classification of where amounts are recorded in the financial statements. Landfill retirement obligations are no longer accrued through a provision to cost of operations, but rather by an increase to landfill assets. Under SFAS 143, the amortizable landfill asset includes (i) landfill development costs incurred, (ii) landfill development costs expected to be incurred over the life of the landfill, (iii) the recorded capping, closure and post-closure liabilities and (iv) the cost estimates for future capping, closure and post-closure costs. The landfill asset is amortized over the total capacity of the landfill as volume is consumed during the life of the landfill, with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs are based instead on the capacity of the specific capping event as volume is consumed.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following are the key changes from our current accounting practices:

	Current Practice	Upon Adoption of SFAS 143

Definitions:

Capping	Capping is included in the closure liability.	Capping is identified as its own discrete, separate liability. Capping primarily includes installation of liners, drainage, compacted soil layers and topsoil over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.

Closure	Closure primarily includes the application of capping materials, the construction of methane gas collection systems and costs incurred after a site stops receiving waste but prior to being certified closed.	Costs for capping activities are no longer considered a cost of closure, but instead are a separately identifiable liability. Costs for methane gas collection system installation are no longer considered a cost of closure, but instead are now considered a development cost of our landfill assets (i.e. capital expenditure).

Post Closure	Post-closure primarily includes groundwater sampling, gas systems operations and maintenance and leachate disposal after the landfill has been certified closed.	No change.

Recognition of Liability:

Methane Gas Collection System Installation	All gas system costs are accrued over the life of landfill as part of the closure liability.	The costs for methane gas collection systems are recorded as a landfill development asset when purchased (capital expenditure).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Current Practice	Upon Adoption of SFAS 143

Capping	Capping costs are accrued as part of the closure liability over life of the landfill.	The discounted cash flow associated with each capping event is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed for that capping event.

Closure and Post-Closure	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding charge to the cost of operations (statement of operations) as tons are consumed over the life of the landfill.	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed over the life of the landfill.

Discount Rate	Risk-free rate (7.0%)	Credit-adjusted risk-free rate (9.0%).

Cost Estimates	Costs are estimated for the period of performance. Capping, closure and post-closure activities are predominantly performed by third-parties and a small portion performed by Allied.	Costs are estimated for the period of performance utilizing estimates that a third-party would charge if they were to manage and perform all capping, closure and post-closure activities.

Inflation	Cost is inflated to period of performance (2.5%).	No change.

Statement of Operations Expense:

Liability Accrual	Cost of operations is charged at the same amount accrued to the liability.	The liability is no longer accrued through a charge to cost of operations.

Landfill Asset Amortization	The total cost of landfill development is amortized over the total capacity of the landfill as tons are consumed.	The total cost of the landfill development plus the recorded and future costs for capping, closure and post-closure are amortized as tons are consumed.

Accretion	Liability is accreted at risk-free rate (7.0%) using the effective interest method and accretion expense is recorded in cost of operations.	Liability is accreted at credit-adjusted risk-free rate (9.0%) using the effective interest-method and accretion expense is recorded in cost of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, liabilities associated with divested landfills that were historically accounted for in closure and post-closure liability were reclassified to other long-term obligations because they were not within the scope of SFAS 143.

Upon adoption, SFAS 143 requires a cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill. Inception of the landfill is the date operations commenced or the date the asset was acquired. To do this, SFAS 143 requires the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liabilities for cumulative accretion. The adjustments that occur upon adoption are required to be accounted for as a cumulative effect of a change in accounting principle. See Note 20 for additional discussion on the impact of adopting SFAS 143.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements 4, 44 and 64, amendment of FASB Statement 13, and Technical Corrections (SFAS 145), which among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary, therefore, certain debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 is effective January 1, 2003. Under SFAS 145, generally gains and losses on future debt extinguishments, if any, will be recorded in interest expense and other. Upon adoption, extraordinary losses of $10.1 million, $17.0 million and $13.3 million as previously reported, net of tax for the years ended December 31, 2002, 2001 and 2000, respectively, will be reclassified on a pre-tax basis to interest expense and other to conform to the requirements under SFAS 145. (See Note 20.)

In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which prescribes the financial accounting and reporting for costs associated with exit or disposal activities, such as, contract terminations, consolidation of facilities and termination benefits to involuntarily terminated employees. SFAS 146 excludes from its scope exit and disposal activities that are in connection with a business combination and those activities to which SFAS 143 and 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) are applicable. Under SFAS 146, certain costs associated with exit and disposal activities are to be recognized as liabilities at the time they meet the definition of a liability (as defined in FASB Concepts Statement No. 6) as opposed to at the time a plan is committed, which is the current practice. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002. SFAS 146 will have no impact on our consolidated financial statements at the time of adoption.

In November 2002, the FASB issued FASB Interpretation 45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands on the accounting guidance of Statements 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation 34, which is being superceded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The recognition requirements of FIN 45 are effective for any guarantees entered into subsequent to January 1, 2003. We anticipate that the adoption of FIN 45 will have no impact on our consolidated financial statements. We have complied with the disclosure requirements of FIN 45 as of December 31, 2002.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148). SFAS 148 amends FASB statement 123, providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As of December 31, 2002, we have complied with the disclosure requirements of SFAS 148. The adoption of SFAS 148 will have no impact on our consolidated financial statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently adopted accounting pronouncements —

Effective January 1, 2002, we adopted SFAS 142, Goodwill and Other Intangibles (SFAS 142), which among other things, eliminates the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test to each of our four operating segments. See Note 3 for additional discussion.

Effective January 1, 2002, we adopted SFAS 144 which supercedes SFAS 121. SFAS 144 provides a single accounting model for impairment of long-lived assets held for use and for long-lived assets that are to be disposed of by sale (including discontinued operations). In addition, the statement broadens the presentation for discontinued operations to include certain divestiture transactions that have been previously recorded in operating income. SFAS 144 retained the requirements under SFAS 121 to recognize impairment on long-lived assets excluding goodwill. The adoption of SFAS 144 had no impact on our consolidated financial statements.

2.     Property and Equipment

Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). We do not assume a residual value on our depreciable assets. In accordance with SFAS 144, we evaluate long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the realizability of our investment in operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force (EITF) Discussion Issue 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment (EITF 95-23). The EITF outlines how cash flows for environmental exit costs should be determined and measured.

Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances, the replacement of vehicle transmissions or engine rebuilds are capitalized whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2002, 2001 and 2000, maintenance and repair expenses charged to cost of operations were $413.8 million, $403.4 million and $421.9 million, respectively. When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2002, 2001 and 2000, we recognized net pre-tax gains on the disposal of fixed assets of $6.0 million, $13.7 million and $9.6 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables show the activity and balances related to property and equipment from December 31, 2000 through December 31, 2002 (in millions):

	Property and Equipment

	Balance at			Acquisitions,	Transfers	Balance at
	Dec. 31,	Capital	Sales and	Net of	and	Dec. 31,
	2001	Additions	Retirements	Divestitures	Other (1)	2002

Land and improvements	$428.5	$12.8	$(5.9)	$0.5	$3.5	$439.4
Land held for permitting as landfills	131.4	—	(0.2)	—	(16.6)	114.6
Landfills	2,269.4	207.3	—	16.1	41.0	2,533.8
Buildings and improvements	434.7	22.8	(10.1)	(0.9)	(0.5)	446.0
Vehicles and equipment	1,541.5	226.1	(46.4)	(13.5)	2.1	1,709.8
Containers and compactors	718.3	65.5	(7.1)	(6.9)	0.4	770.2
Furniture and office equipment	41.9	4.0	(2.7)	(0.1)	0.7	43.8

Total	$5,565.7	$538.5	$(72.4)	$(4.8)	$30.6	$6,057.6

	Accumulated Depreciation and Amortization

		Depreciation
	Balance at	and		Acquisitions,	Transfers	Balance at
	Dec. 31,	Amortization	Sales and	Net of	and	Dec. 31,
	2001	Expense	Retirements	Divestitures	Other (1)	2002

Land and improvements	$(13.5)	$(4.4)	$0.4	$0.1	$(0.1)	$(17.5)
Landfills	(494.9)	(164.1)	—	—	(0.5)	(659.5)
Buildings and improvements	(69.6)	(21.3)	2.6	0.4	(0.8)	(88.7)
Vehicles and equipment	(672.4)	(201.8)	36.0	10.7	4.1	(823.4)
Containers and compactors	(309.3)	(91.0)	6.3	5.5	(0.2)	(388.7)
Furniture and office equipment	(23.9)	(5.7)	2.5	0.2	(0.2)	(27.1)

Total	$(1,583.6)	$(488.3)	$47.8	$16.9	$2.3	$(2,004.9)

Property and equipment, net	$3,982.1	$50.2	$(24.6)	$12.1	$32.9	$4,052.7

(1)  Relates primarily to (i) amounts transferred between land held for permitting as landfills and landfills resulting from classifying additional disposal capacity as probable expansion, (ii) capitalized interest, (iii) capitalized leases and (iv) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Property and Equipment

	Balance at			Acquisitions,	Transfers	Balance at
	Dec. 31,	Capital	Sales and	Net of	and	Dec. 31,
	2000	Additions	Retirements	Divestitures	Other (1)	2001

Land and improvements	$403.3	$11.5	$(16.7)	$22.5	$7.9	$428.5
Land held for permitting as landfills	127.8	—	—	—	3.6	131.4
Landfills	1,997.7	181.9	—	8.6	81.2	2,269.4
Buildings and improvements	436.6	23.8	(9.7)	(2.5)	(13.5)	434.7
Vehicles and equipment	1,388.7	217.2	(34.0)	(6.3)	(24.1)	1,541.5
Containers and compactors	660.0	55.6	(5.6)	15.4	(7.1)	718.3
Furniture and office equipment	39.2	9.8	(0.7)	(0.3)	(6.1)	41.9

Total	$5,053.3	$499.8	$(66.7)	$37.4	$41.9	$5,565.7

	Accumulated Depreciation and Amortization

		Depreciation
	Balance at	And		Acquisitions,	Transfers	Balance at
	Dec. 31,	Amortization	Sales and	Net of	and	Dec 31,
	2000	Expense	Retirements	Divestitures	Other (1)	2001

Land and improvements	$(10.2)	$(4.0)	$0.2	$—	$0.5	$(13.5)
Landfills	(348.7)	(149.2)	—	—	3.0	(494.9)
Buildings and improvements	(55.4)	(19.0)	12.2	0.7	(8.1)	(69.6)
Vehicles and equipment	(562.4)	(192.7)	31.5	12.2	39.0	(672.4)
Containers and compactors	(226.8)	(88.0)	5.5	1.0	(1.0)	(309.3)
Furniture and office equipment	(20.1)	(4.5)	0.5	0.2	—	(23.9)

Total	$(1,223.6)	$(457.4)	$49.9	$14.1	$33.4	$(1,583.6)

Property and equipment, net	$3,829.7	$42.4	$(16.8)	$51.5	$75.3	$3,982.1

(1)  Relates primarily to (i) amounts transferred between land held for permitting as landfills and landfills resulting from classifying additional disposal capacity as probable expansion, (ii) capitalized interest, (iii) capitalized leases and (iv) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 30, 2001, four subsidiaries were created to purchase fixed assets including vehicles, equipment, containers and compactors employed in our business. We owned 1% of these subsidiaries and the remaining 99% was owned by subsidiaries of American Ref-Fuel Company LLC. We had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. We exercised the exchange option and completed the exchange on April 30, 2002. We now own 100% of the equipment purchasing subsidiaries.

Since we have always exercised full control of these entities, the assets, liabilities and operations of these equipment purchasing subsidiaries have been and continue to be fully consolidated. The Consolidated Balance Sheets include the fixed assets purchased by these entities and related debt to fund these purchases. The Consolidated Statements of Operations include the depreciation expense related to the fixed assets purchased and interest expense related to the debt. Additionally, the Consolidated Statements of Cash Flows reflect all purchases of equipment by these entities as capital expenditures.

3.     Goodwill and Intangible Assets

As discussed in Note 1, we adopted SFAS 142, effective January 1, 2002. SFAS 142 eliminates the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test to each of our reporting units, which we define as our four geographic operating segments. We completed our annual assessment of goodwill as of December 31, 2002 and no impairment was recorded. We evaluate goodwill for impairment based on fair value of each geographic operating segment. The calculation of fair value is subject to judgments and estimates. We estimate fair value of our operating segments based on net cash flows discounted using a weighted-average cost of capital of approximately 8%. In addition, consideration is also given to an earnings multiple approach, enterprise value, and overall company market capitalization to evaluate the reasonableness of our discounted cash flows. The estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or a permanent change to the market capitalization of our Company.

We tested our existing goodwill at January 1, 2002 for realizability and determined that we had no impairment of goodwill and therefore SFAS 142 had no impact to our consolidated financial statements upon adoption (other than the elimination of goodwill amortization discussed above). The impairment test of goodwill will be completed more frequently than annually under certain conditions. For example, a significant adverse change in liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or a disposal of a significant portion of an operating segment could prompt an impairment test between annual assessments.

Under SFAS 142, we evaluate goodwill impairment at our geographic operating segment level, which is an aggregate of several vertically integrated businesses with similar operational characteristics. A divestiture of any individual asset below the geographic operating segment level could result in a loss. At the time of a divestiture of an individual business within a geographic operating segment, goodwill is allocated to that business and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the geographic operating segment that the assets were divested from would be re-evaluated for realizability, which could result in an additional loss being recognized.

In the past, we have incurred non-cash losses on sales of assets when we believed that re-deployment of the proceeds from the sale of such assets could improve operations and was economically beneficial. If such decisions are made in the future, we could incur additional non-cash losses on asset sales.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following calculations adjust net income to exclude goodwill amortization expense (in thousands, except per share data):

	For the years ended December 31,

	2002	2001	2000

Reported net income	$215,111	$58,486	$124,387
Add: goodwill amortization, net of tax effect	—	205,061	202,831

Adjusted income	215,111	263,547	327,218
Less: dividends on preferred stock	77,874	73,012	68,452

Adjusted net income available to common shareholders	137,237	190,535	258,766
Discontinued operations	(1,188)	4,325	9,697

Adjusted net income from continuing operations available to common shareholders	$138,425	$186,210	$249,069

EPS from continuing operations:
Basic as reported	$0.73	$(0.09)	$0.25
Goodwill amortization, net of tax effect	—	1.08	1.07

Basic as adjusted to exclude goodwill amortization	$0.73	$0.99	$1.32

Diluted as reported	$0.72	$(0.09)	$0.24
Goodwill amortization, net of tax effect	—	1.05	1.00

Diluted as adjusted to exclude goodwill amortization	$0.72	$0.96	$1.24

EPS:
Basic as reported	$0.72	$(0.07)	$0.30
Goodwill amortization, net of tax effect	—	1.08	1.07

Basic as adjusted to exclude goodwill amortization	$0.72	$1.01	$1.37

Diluted as reported	$0.71	$(0.07)	$0.29
Goodwill amortization, net of tax effect	—	1.05	1.02

Diluted as adjusted to exclude goodwill amortization	$0.71	$0.98	$1.31

Weighted average common shares outstanding for basic EPS	190,210	189,583	188,814

Weighted average common and common equivalent shares outstanding for diluted EPS	193,508	194,906	249,618

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the activity and balances related to goodwill from December 31, 2001 through December 31, 2002 (in millions):

	Balance as of				Balance as of
	December 31,				December 31,
	2001	Acquisitions	Divestitures	Adjustments(1)	2002

Western Area	$1,423.6	$7.1	$(1.1)	$(8.8)	$1,420.8
Central Area	1,900.2	12.6	(7.9)	(0.1)	1,904.8
Eastern Area	2,449.3	5.1	(1.4)	0.7	2,453.7
Southern Area	2,783.8	1.8	(36.8)	2.4	2,751.2

Total	$8,556.9	$26.6	$(47.2)	$(5.8)	$8,530.5

(1)	Amounts primarily relate to purchase accounting adjustments during the allocation period.

In addition, we have other amortizable intangible assets that consist primarily of the following at December 31, 2002 (in millions):

	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value

Non-compete agreements	$15.0	$(8.2)	$6.8
Other	2.4	(0.5)	1.9

Total	$17.4	$(8.7)	$8.7

Amortization expense for the three years ended December 31, 2002 was $2.8 million, $3.0 million and $1.8 million, respectively. Based upon the amortizable assets recorded in the balance sheet at December 31, 2002, amortization expense for each of the next five years is estimated to be between $0.2 million and $2.6 million.

4. Investments In Unconsolidated Affiliates

On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel’s marketing company. The ownership structure of four Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational control of those entities. This transaction allowed us to reduce our debt requirements by approximately $300 million and reduced our letter of credit requirements by $200 million. During the year ended 2001, we reported approximately $23 million in revenues, $3 million in operating income and $14 million of equity earnings from American Ref-Fuel. In 2000, these operations generated approximately $70 million in revenues, $15 million in operating income and $50 million of equity earnings. Dividends received from equity investees were approximately $12.6 million in 2000 and there were no dividends received during 2001.

At December 31, 2001, our equity investment in the four remaining Ref-Fuel facilities was approximately $180 million, which was included in other assets on the Consolidated Balance Sheets. In connection with the modification of the ownership structure, we had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. At December 31, 2001, the minority interest that represented the outside ownership interests in our equipment purchasing subsidiaries was approximately $180 million, which was included in other long-term obligations on the Consolidated Balance Sheets. We exercised the exchange option and completed the exchange on April 30, 2002. We no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The assets, liabilities and operations of the equipment purchasing subsidiaries have been and continue to be fully consolidated. The equipment purchasing subsidiaries were established to purchase fixed assets, including vehicles, equipment, containers and compactors, to be used in our operations.

We used the equity method of accounting for investments in unconsolidated subsidiaries over which we exercised significant influence. The Summarized Combined Balance Sheet Data and the Statement of Operations Data presented in the table below indicate amounts related to the following equity investees in which we exercised significant influence through a 50% ownership interest during January through April 2001: American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex, American Ref-Fuel Company of Southeastern Connecticut, and American Ref-Fuel Company of Niagara, LP.

Summarized Combined Balance Sheet Data
(in thousands)

December 31, 2001(1)

Current assets	$115,768
Property and equipment, net of accumulated depreciation	764,496
Other non-current assets	194,002
Current liabilities	114,848
Long-term debt, net of current portion	707,243
Other long-term liabilities	178,246
Retained earnings	(13,147)

Summarized Combined Statement of Operations Data
(in thousands)

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2001(1)	2000

Total revenue	$250,023	$363,719
Operating income	116,816	159,113
Net income	59,383	95,118

(1)	These amounts exclude the results of Semass, LP and American Ref-Fuel Company, for which our ownership interest was divested on April 30, 2001.

Differences between the equity in earnings we reported and our proportionate share of the combined earnings of the related investees result principally from differences in the recognition of expenses, goodwill amortization and the elimination of intercompany transactions.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Long-term Debt

The effective rate includes our interest cost incurred, the effect of interest rate swap contracts, amortization of deferred debt issuance cost and the amortization or accretion of discounts or premiums.

Long-term debt at December 31, 2002 and 2001 consists of the following (in thousands):

	2002	2001

Revolving credit facility, weighted average rate of 5.97%	$—	$—
Tranche A term loan facility, effective rate of 9.09% and 9.48%, respectively	899,061	1,157,785
Tranche B term loan facility, effective rate of 8.38% and 9.37%, respectively	670,941	864,018
Tranche C term loan facility, effective rate of 9.46% and 9.94%, respectively	805,129	1,036,822
Senior subordinated notes, interest at 10.00%, effective rate of 10.18%, including unamortized premium of $5,578 and $6,425, respectively	2,005,578	2,006,425
Senior notes, interest at 7.88%, effective rate of 8.14%, net of unamortized discount of $1,056 and $1,188, respectively	873,944	873,812
Senior notes, interest at 7.63%, effective rate of 7.99%	600,000	600,000
Senior notes, interest at 7.38%, effective rate of 7.90%, net of unamortized discount of $77 and $150, respectively	224,923	224,850
Senior notes, interest at 8.88%, effective rate of 9.16%	600,000	600,000
Senior notes, interest at 8.50%, effective rate of 8.77%	750,000	750,000
Senior notes, interest at 9.25%, effective rate of 9.45%, including unamortized premium of $2,396	377,396	—
Debentures, interest at 7.40%, effective rate of 10.17%, net of unamortized discount of $74,688 and $76,969, respectively	285,312	283,031
Senior notes, interest at 6.10%, effective rate of 8.35%, net of unamortized discount of $163 and $3,679, respectively	156,526	153,010
Senior notes, interest at 6.38%, effective rate of 9.31%, net of unamortized discount of $15,977 and $19,141, respectively	145,223	142,059
Debentures, interest at 9.25%, effective rate of 9.90%, net of unamortized discount of $4,107 and $4,331, respectively	95,393	95,169
Senior notes, interest at 7.88%, effective rate of 8.97%, net of unamortized discount of $1,376 and $1,999, respectively	68,125	67,502
Solid waste revenue bond obligations, weighted average interest rate of 5.05% and 5.40%, weighted average effective rate of 6.18% and 7.06%, respectively, net of unamortized discount of $4,167 and $4,491, respectively, and principal payable through 2031	307,268	313,831
2001 subsidiaries line of credit, effective rate of 8.72%, secured by equipment	—	65,925
Notes payable to banks, finance companies, and individuals, interest rates of 4.00% to 12.23%, and principal payable through 2010, secured by vehicles, equipment, real estate, accounts receivable or stock of certain subsidiaries	6,731	11,553
Obligations under capital leases of vehicles and equipment, weighted average interest of 9.97%	8,942	11,355
Notes payable to individuals and a commercial company, interest rates of 8.00% to 9.50%, principal payable through 2007, unsecured	1,676	2,486

	8,882,168	9,259,633
Less: Current portion	163,526	22,130

	$8,718,642	$9,237,503

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank credit facility —

At December 31, 2002, we have a senior secured credit facility (the 1999 Credit Facility) that provides a $1.3 billion revolving credit facility, due July 2005 (the Revolving Credit Facility) and $2.375 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007.

The 1999 Credit Facility bears interest, at (a) an Alternate Base Rate, or (b) a Eurodollar Rate, both terms defined in the 1999 Credit Facility, plus, in either case, an applicable margin and may be used for working capital and other general corporate purposes, acquisitions, and the issuance of letters of credit. Of the $1.3 billion available under the Revolving Credit Facility at December 31, 2002, the entire amount may be used to support the issuance of letters of credit. As of December 31, 2002, approximately $567.2 million was available on the Revolving Credit Facility.

We are required to make prepayments on the 1999 Credit Facility upon completion of certain asset sales and issuances of debt or equity securities. Proceeds from asset sales are to be applied first to reduce borrowings under the Tranche A, B and C term loans on a pro rata basis. Required prepayments are to be made based on a percentage of the net proceeds of any debt incurrence or equity issuance. In addition, we are required to make prepayments on the 1999 Credit Facility based on excess cash flows from operations, as defined.

Senior subordinated notes —

In July 1999, Allied Waste North America, Inc. (Allied NA), a wholly owned consolidated subsidiary of Allied, issued $2.0 billion of senior subordinated notes (the 1999 Notes) that mature in 2009. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. We used the proceeds from the 1999 Notes as partial financing of the acquisition of BFI.

Senior notes and debentures —

In November 2002, we issued $375.0 million of 9.25% senior notes due 2012 (the 2002 Senior Notes), in a private placement under Rule 144A of the Securities Act of 1933. The senior notes were issued at a premium of $2.4 million. These senior notes have a no call provision until 2007. Interest is payable semi-annually on March 1 and September 1. We used the net proceeds of $370.6 million from the sale of these notes to ratably repay portions of tranches A, B and C of the term loans under the 1999 Credit Facility prior to maturity. We initiated the registration of these notes with the SEC under the Securities Act of 1933 shortly after the filing of our Form 10-K. Additionally, during 2002, we prepaid approximately $105.0 million of the tranche A, B and C term loan prior to maturity with cash from operations. These prepayments reduced amounts maturing in 2003 by approximately $104 million.

In August 2002, we repaid the 2001 subsidiaries line of credit prior to its maturity in 2006 with cash from operations and borrowings under the Revolving Credit Facility. In connection with this repayment, we paid a prepayment penalty of $3.2 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2001, we issued $750 million of 8.50% senior notes, due 2008 and $600 million of 8.875% senior notes, due 2008 (together the 2001 Senior Notes). Interest on the 2001 senior notes is payable semi-annually on June 1 and September 1. In connection with the issuance of the notes, we amended our 1999 Credit Facility to change certain financial covenants to provide us with greater flexibility and to reduce the total revolving line by $200 million, from $1.5 billion to $1.3 billion. This reduction in the revolver was effective as of June 29, 2001.

In connection with the BFI acquisition on July 30, 1999, we assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. BFI’s debt securities were recorded at their fair market values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue 98-1 — Valuation of Debt Assumed in a Purchase Business Combination (EITF 98-1). The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At December 31, 2002, the remaining unamortized net discount related to the debt securities of BFI was $100.5 million.

The 6.10% senior notes, 6.375% senior notes and 9.25% debentures assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund. In January 2003, the 6.10% senior notes were repaid upon maturity with cash flow from operations and application of our ending cash balance.

The 7.40% Debentures assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

In December 1998, Allied NA issued an aggregate of $1.7 billion of senior notes consisting of $225 million 7.375% senior notes due 2004, $600 million 7.625% senior notes due 2006 and $875 million 7.875% senior notes due 2009 (together, the 1998 Senior Notes). Interest accrued on the 1998 Senior Notes is payable semi-annually on January 1 and July 1.

Future maturities of long term debt —

Aggregate future scheduled maturities of long-term debt are as follows (in thousands):

As of December 31,
Maturity	2002

2003	$163,526
2004	603,839
2005	609,420
2006	1,275,967
2007	805,923
Thereafter	5,517,130

Gross Principal	8,975,805
Discount, net	(93,637)

Total Debt	$8,882,168

Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2002 (in thousands):

Maturity	Principal	Interest	Total

2003	$2,799	$772	$3,571
2004	2,130	549	2,679
2005	1,001	364	1,365
2006	207	295	502
2007	153	290	443
Thereafter	2,652	2,050	4,702

	$8,942	$4,320	$13,262

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value of debt and interest rate protection agreements —

The fair value of our debt and hedging instruments are subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt and interest rate hedges by aggregate principal or notional amounts and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in thousands, except percentages):

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2002	2002	2001	2001

Long-Term Debt
Fixed Rate Debt:
Principal amount	$6,410,255	$6,350,156	$6,038,303	$6,038,977
Weighted average interest rate	8.73%		8.71%
Variable Rate Debt:
Principal amount	$2,471,911	$2,441,015	$3,221,330	$3,172,340
Weighted average interest rate(1)	4.14%		4.61%
Interest Rate Swaps(2)
Non-Cancelable:
Notional amount	$2,300,000	$(125,746)	$2,886,822	$(140,693)
Weighted average interest rate	6.06%		6.29%

(1)	Reflects the rate in effect as of December 31, 2002 and 2001 before the effects of swaps and includes all applicable margins. Actual future rates may vary.

(2)	All interest rate swaps enable us to pay a fixed interest rate in exchange for receiving variable interest rates at LIBOR. (See Note 6).

Debt covenants –

We are subject to the following financial covenants under the 1999 Credit Facility, as amended:

From the	Through the	Total
Quarter Ending	Quarter Ending	Debt/EBITDA(1)	EBITDA/Interest(1)

December 31, 2002	December 31, 2002	5.75x	2.00x
March 31, 2003	September 30, 2003	5.50x	2.00x
December 31, 2003	March 31, 2004	5.25x	2.25x
June 30, 2004	September 30, 2004	5.00x	2.25x
December 31, 2004	September 30, 2005	4.50x	2.50x
December 31, 2005	December 31, 2005	4.25x	2.75x

At December 31, 2002, we were in compliance with all financial covenants. At December 31, 2002, Total Debt/EBITDA(1) ratio was 5.01:1 and our EBITDA(1) /Interest ratio was 2.20:1. We are not subject to any minimum net worth covenants.

(1)	EBITDA used for covenants is calculated in accordance with the definition in our credit facility agreement (filed in conjunction with our 2002 Annual Report on Form 10-K, see Exhibit 10.18). In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our ability to pay dividends on preferred and common stock is most significantly limited by the 1999 Credit Facility, which specifies that in order to pay cash dividends, the ratio of Total Debt/EBITDA, as defined, must be less than 4:1. At December 31, 2002, that ratio was 5.01:1, precluding the payment of cash dividends. Currently, dividends on our Series A Senior Convertible Preferred Stock are not being paid in cash and instead are being accrued to the liquidation preference. Shares of preferred stock are entitled to cumulative quarterly dividends in an amount equal to 6.5% per annum. Beginning July 30, 2004, the dividend rate on the Series A Senior Convertible Preferred Stock increases to 12% per annum for any dividends that are not paid in cash. There are circumstances under which we would not be required to accrue dividends at the rate of 12% rate. As long as we have a Total Debt/EBITDA ratio of less than 4:1, under the current 1999 Credit Facility, we would be able to pay cash dividends at the 6.5% rate. (See Note 20.)

The 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes and the 2002 Senior Notes contain certain financial covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2002, we were in compliance with all applicable covenants.

Guarantees —

Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes, the 2002 Senior Notes, and the 1999 Credit Facility through unconditional guarantees issued by current and future subsidiaries. At December 31, 2002, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the credit facility. In accordance with FIN 45, the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.

Collateral —

The 1999 Credit Facility is secured by substantially all the personal property and a pledge of the stock of substantially all of our present and future subsidiaries. The 2002 Senior Notes, 2001 Senior Notes, 1998 Senior Notes and certain of the debt assumed in connection with the acquisition of BFI are secured by a pledge of the stock of substantially all of BFI and certain other Allied subsidiaries and a security of interest in the assets of BFI, its domestic subsidiaries and certain other Allied subsidiaries. In accordance with the SEC’s Rule 3-16 of Regulation S-X, separate financial statements for BFI are presented under Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2002. Following is a summary of the balance sheets for BFI and the other Allied subsidiaries that serve as collateral as of December 31, 2002 (in thousands):

		Other Allied
	BFI	Collateral	Combined

Condensed Balance Sheet:
Current assets	$230,893	$242,389	$473,282
Property and equipment, net	944,026	637,434	1,581,460
Goodwill, net	3,745,304	2,926,876	6,672,180
Other assets, net	131,940	6,085	138,025
Due from parent	2,423,692	(2,451,688)	(27,996)

Total assets	$7,475,855	$1,361,096	$8,836,951

Current liabilities	$694,571	$198,726	$893,297
Long-term debt, less current portion	6,944,193	1,627	6,945,820
Other long-term obligations	972,129	13,113	985,242
Total stockholder’s equity	(1,135,038)	1,147,630	12,592

Total liabilities and stockholder’s liabilities	$7,475,855	$1,361,096	$8,836,951

All transactions between BFI and the Other Allied collateral have been eliminated.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Derivative Instruments and Hedging Activities

Our risk management policy requires 75% of our total debt to be fixed, either directly or effectively through interest rate swap contracts. At December 31, 2002, approximately 98% of our debt was fixed, 72% directly, and 26% through interest rate swap contracts. Our interest rate swap portfolio continues to fix 98% of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. Given our capital structure, we believe it is prudent to minimize interest expense volatility. At December 31, 2002, the notional value of our interest rate swap contracts was $2.3 billion with a weighted average of 15 months to maturity. These contracts expire as follows: $650 million during 2003, $1.4 billion during 2004, and $250 million during 2005.

Consistent with our risk management policy, we enter into floating-rate to fixed-rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt. Our strategy is to use floating to fixed interest rate swap agreements when such transactions will serve to reduce our aggregate exposure. We enter into these contracts solely for the purpose of reducing variable interest rate risk; positions are not taken for trading purposes. Our risk management policy requires that we evaluate the credit of our counterparties and that we monitor counterparty exposure. At December 31, 2002, counterparties for 91% of our interest rate swap portfolio were rated Aa3. The counterparty for the remaining 9% is rated A1.

At December 31, 2002, a liability of $125.7 million is included in the Consolidated Balance Sheets in other long-term obligations reflecting the fair market value of our entire interest rate swap portfolio on that date. The liability will fluctuate with market interest rates but will reduce to zero over the terms of each of our interest rate swap contracts. Approximately $10.1 million of the liability at December 31, 2002 relates to contracts maturing within 12 months. Fair value variations over the life of the interest rate swap contracts arise from changes in forecasted interest rates and the time value of money.

On December 31, 2001, we de-designated $1.5 billion of notional amount interest rate swap contracts due to the possibility that future interest rate payments on the underlying variable rate debt may cease prior to the expiration of the related interest rate swap contracts. There were no de-designated interest rate swap contracts prior to December 31, 2001. No additional interest rate swap contracts were de-designated during 2002.

Designated interest rate swap contracts —

Our designated cash flow interest rate swap contracts are effective as hedges of our variable rate debt. The notional amounts, indices, repricing dates, and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms do not match we will assess any ineffectiveness and any ineffectiveness is immediately recorded in interest expense in our statement of operations.

Changes in fair value of our interest rate swap contracts are reflected in Accumulated Other Comprehensive Income (AOCI). At December 31, 2002, approximately $63.4 million ($38.3 million, net of tax) is included in AOCI.

Expense or income related to swap settlements are recorded in interest expense for the related variable rate debt over the term of the agreements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

De-designated interest rate swap contracts —

Settlement payments and periodic changes in market values of our de-designated interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other in our statement of operations. We recorded $2.4 million of net gain related to changes in market values and $59.6 million of settlement costs during the year ended December 31, 2002.

When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCI at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, the total amount of loss in AOCI at December 31, 2001 was approximately $65.2 million ($39.5 million, net of tax), and $29.8 million ($18.1 million, net of tax) remains in AOCI at December 31, 2002. For the year ended December 31, 2002, we recorded $35.4 million of amortization expense related to the accumulated losses in AOCI for interest rate swap contracts that were de-designated at December 31, 2001. In 2003, we expect to record approximately $23.1 million of amortization expense related to the accumulated losses in AOCI for the de-designated swap contracts. The amortization expense is recorded in interest expense.

7.	Comprehensive Income (Loss)

The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholders’ equity are shown as follows (in thousands):

	December 31,	December 31,
	2002	2001

Minimum pension liability adjustment, net of taxes of $49,840	$(74,760)	$—
Interest rate swap contracts designated, unrealized loss, net of taxes of $25,065	(38,322)	(45,668)
Interest rate swap contracts de-designated, unrealized loss, net of taxes of $11,686	(18,124)	(39,452)

Accumulated other comprehensive loss	$(131,206)	$(85,120)

8.	Landfill Accounting

The following discussion of landfill accounting pertains to our 2002 accounting practices. Effective January 1, 2003, we adopted SFAS 143 which will require changes to certain elements of these practices. Refer to Note 1 and 20 for a discussion on the impact of the adoption of SFAS 143 on our landfill accounting.

We have a network of 169 owned or operated active landfills with a net book value of approximately $1.9 billion at December 31, 2002. The landfills have operating lives ranging from 1 to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 38 years.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption. On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs), closure and post-closure cost estimates and future capacity estimates (sometimes referred to as airspace) for each landfill. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements. Future capacity estimates are updated using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior operations management annually.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the costs associated with acquiring, permitting and developing the entire landfill by the total remaining disposal capacity of that landfill. The resulting per unit amortization rate is applied to each unit disposed at the landfill and is recorded as expense for that period. We expensed approximately $164.1 million and $149.2 million or an average of $2.26 per ton and $2.10 per ton consumed, related to landfill amortization during the years ended December 31, 2002 and 2001, respectively. The following is a rollforward of our investment in our landfill assets excluding land held for permitting as landfills (in thousands):

	Net Book Value
Net Book	of Landfills				Net Book Value
Value at	Acquired During	Landfill			at
December 31,	2002, net of	Development	Landfill		December 31,
2001	Divestitures	Costs	Amortization	Other(1)	2002

$1,774,529	16,084	227,951	(164,114)	19,868	$1,874,318

(1)	Relates primarily to amounts transferred between land held for permitting as landfills and landfill resulting from classifying additional disposal capacity as probable expansion during 2002.

Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 169 active landfills is approximately $3.7 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills. We have available disposal capacity of approximately 2.5 billion tons, as of December 31, 2002. We classify this total disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our internal requirements to classify disposal capacity as probable expansion are as follows:

1.	We have control of and access to the land where the expansion permit is being sought.
2.	All geologic and other technical siting criteria for a landfill have been met, or a variance from such requirements has been received (or can reasonably be expected to be achieved).
3.	The political process has been assessed and there are no identified impediments that cannot be resolved.
4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.
5.	Senior operations management approval has been obtained.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization and closure and post-closure rates. At December 31, 2002, we had 1.9 billion tons of permitted disposal capacity, and at 35 of our landfills, 580.1 million tons of probable expansion disposal capacity.

The following table reflects disposal capacity activity for active landfills we owned or operated for the twelve months ended December 31, 2002 (disposal capacity in millions of tons):

			Probable			Total
	Permitted	Number	Expansion	Number	Total	Number
	Disposal	Of	Disposal	of	Disposal	of
	Capacity	Landfills	Capacity	Landfills	Capacity	Landfills

Balance as of December 31, 2001	1,921.0	167	618.8	41	2,539.8	167
Acquisitions, divestitures and closures	11.1	2	—	—	11.1	2
Additions to probable expansion disposal capacity	—	—	21.1	1	21.1	—
Additions to permitted disposal capacity	74.6	—	(57.1)	(7)	17.5
Disposal capacity consumed	(72.5)	—	—	—	(72.5)	—
Changes in engineering estimates	(7.3)	—	(2.7)	—	(10.0)	—

Balance as of December 31, 2002	1,926.9	169	580.1	35	2,507.0	169

We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of its expansion permits. If it is determined that the expansion no longer meets our criteria, the disposal capacity is removed from our total available disposal capacity; the costs to develop that disposal capacity and the associated closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to probable expansion capacity would be written-off to expense during the period in which it is determined that the criteria are no longer met.

The following table reflects the estimated operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	At December 31, 2002		At December 31, 2001

	Number of Sites	Percent of Total	Number of Sites	Percent of Total

0 to 5 years	28	16%	27	16%
5 to 10 years	19	11%	22	13%
10 to 20 years	30	18%	21	13%
20 to 40 years	42	25%	46	28%
40+ years	50	30%	51	30%

Total	169	100%	167	100%

Closure and post-closure –

In addition to our portfolio of 169 active landfills, we own or have responsibility for 110 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, closure requirements include the application of compacted clay, geosynthetic liners and vegetative soil barriers in addition to the construction of drainage channels and methane gas collection systems among other closure activities.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend for 30 years. Post-closure requirements generally include maintenance of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for such closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. In addition, on an annual basis, senior management performs a review of the overall cost estimates. The following table is a summary of the closure and post-closure costs (in thousands):

	December 31, 2002	December 31, 2001

Discounted Closure and Post-Closure Liability Recorded(1):
Current Portion	$78,717	$93,218
Non-Current Portion	516,092	516,281

Total	$594,809	$609,499
Estimated Remaining Closure and Post-Closure Costs to be Expended (1):
2003	$78,717
2004	64,854
2005	63,128
2006	77,471
2007	67,236
Thereafter	2,633,495

Remaining Undiscounted Closure and Post-Closure Costs to be Expended	$2,984,901

Total remaining Discounted Closure and Post-Closure Costs to be Expended (2)	$1,019,351

(1)	These amounts consider the effect of the adoption of SFAS 143 as of January 1, 2003 and the reflected change in classification of methane gas collection system installation from a closure cost to landfill development cost.
(2)	The future estimated closure and post-closure costs are discounted at a credit-adjusted risk-free rate of 9.0%, per annum, based on the timing of the amounts to be expended.

Our periodic closure and post-closure expense has two components. The first component is the site specific per unit closure and post-closure expense. The per unit rate is derived by dividing the estimated total remaining discounted closure and post-closure costs by the remaining disposal capacity at each landfill (consistent with the disposal capacity used to calculate landfill amortization rates). We use the resulting site specific rates to record expense during a given period based upon the consumption of disposal capacity during that period.

The second component is the accretion expense necessary to increase the accrued closure and post-closure reserve balance to its future, or undiscounted, value. To accomplish this, we accrete our closure and post-closure accrual balance using the long-term risk-free capital rate and charge this accretion as an operating expense in that period.

We charged approximately $70.8 million and $67.2 million, or an average of $0.98 per ton and $0.95 per ton consumed, related to per unit closure and post-closure expense and periodic accretion during the years ended December 31, 2002 and 2001, respectively. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately for closed landfills.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs -—

We engage independent environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.

The ultimate amounts for environmental liabilities cannot be precisely determined and estimates of such liabilities made by us, after consultation with our independent environmental engineers and legal counsel, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

Since the ultimate outcome of these matters may differ from the estimates used in our assessment to date, the recorded liabilities are periodically evaluated, as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2002 and 2001 of approximately $365.1 million and $395.4 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of December 31, 2002 or 2001. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding closure and post-closure could result in approximately $20 million of additional liability.

The following table shows the activity and balances related to environmental accruals and for closure and post-closure accruals related to open and closed landfills from December 31, 1999 through December 31, 2002 (in thousands):

	Balance at	Charges to	Other		Balance at
	12/31/99	Expense	Charges(1)	Payments	12/31/00

Environmental accruals	$478,194	$3,331	$(9,436)	$(39,636)	$432,453
Open landfills closure and post-closure accruals	313,800	47,134	(17,727)	(18,925)	324,282
Closed landfills closure and post-closure accruals	203,548	14,593	98,827	(39,897)	277,071

Total	$995,542	$65,058	$71,664	$(98,458)	$1,033,806

	Balance at	Charges to	Other		Balance at
	12/31/00	Expense	Charges(1)	Payments	12/31/01

Environmental accruals	$432,453	$—	$(641)	$(36,420)	$395,392
Open landfills closure and post-closure accruals	324,282	51,136	(3,357)	(28,322)	343,739
Closed landfills closure and post-closure accruals	277,071	16,066	3,511	(30,888)	265,760

Total	$1,033,806	$67,202	$(487)	$(95,630)	$1,004,891

	Balance at	Charges to	Other		Balance at
	12/31/01	Expense	Charges(1)	Payments	12/31/02

Environmental accruals	$395,392	$—	$(2,501)	$(27,777)	$365,114
Open landfills closure and post-closure accruals	343,739	55,026	(14,987)	(46,944)	336,834
Closed landfills closure and post-closure accruals	265,760	15,760	6,686	(30,231)	257,975

Total	$1,004,891	$70,786	$(10,802)	$(104,952)	$959,923

(1)	Amounts consist primarily of liabilities related to acquired and divested companies and changes to estimates of costs for closed landfill liabilities.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Employee Benefit Plans

Defined Benefit Pension Plans -

As of December 31, 2002, we have one defined benefit retirement plan as a result of the BFI acquisition. This plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.

During 2002, the BFI Retirement Plan (BFI Pension Plan) and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures. The BFI Pension Plan was amended on July 30, 1999 to freeze future credited service, but interest credits continue to accrue. Certain participants continue to receive 2% annual service credits in addition to interest credits through the duration of the current collective bargaining agreements. The benefits not frozen under this plan are based on years of service and the employee’s compensation.

The San Mateo Pension Plan covers substantially all employees of this location. Benefits are based on the employee’s years of service and compensation using the average of earnings over the highest five consecutive calendar years out of the last fifteen years of service.

Our general funding policy for each pension plan is to make annual contributions to the plan as determined to be required by the plan’s actuary. No contributions were required during 2002, 2001, or 2000. No contributions are anticipated for 2003. The plan paid approximately $13 million, $15 million and $20 million in benefits during December 31, 2002, 2001 and 2000, respectively.

At our measurement date of September 30, 2002, the accumulated benefit obligation exceeded the market value of the underlying pension assets due to an overall decline in the fair value of the assets and an increase in our discount rate assumption. As a result, we were required under SFAS 87 to record an accrued benefit liability of $16.5 million. This non-cash adjustment resulted in an after tax charge to Other Comprehensive Income of $74.8 million, reflected as a reduction to shareholders’ equity. This adjustment did not impact net income.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An actuarial valuation report was prepared as of September 30, 2002 and 2001 and used, as permitted by SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), for disclosures included in the tables below (in thousands, except percentages):

The following table provides a reconciliation of the changes in the plans’ benefit obligations and the fair value of plan assets for the 12 month period ended September 30, 2002 and 2001, and a statement of the funded status for both periods then ended.

	2002	2001

Benefit obligation at beginning of period	$269,589	$236,973
Service cost	938	771
Interest cost	19,289	17,697
Amendment costs	153	—
Actuarial loss	22,262	29,573
Benefits paid	(13,048)	(15,425)

Benefit obligation at end of period	$299,183	$269,589

Fair value of plan assets at beginning of period	$305,424	$354,207
Actual return on plan assets	(14,733)	(33,358)
Benefits paid	(13,048)	(15,425)

Fair value of plan assets at end of period	$277,643	$305,424

Funded Status	$(21,540)	$35,835
Unrecognized net actuarial loss	129,630	64,225
Unrecognized prior service cost	144	—

Prepaid pension asset	$108,234	$100,060

The following table provides the amounts recognized in the consolidated balance sheets as of December 31:

	2002	2001

Prepaid pension asset	$108,234	$100,060
Accrued benefit liability	(124,743)	—

Net pension liability (1)	(16,509)	—
Intangible assets	144	—
Accumulated other comprehensive loss before tax benefit	124,599	—

Net amount recognized	$108,234	$100,060

(1)	Amount is recorded in other long term obligations

The following table provides the components of net periodic benefit cost for the years ended December 31:

	2002	2001	2000

Service cost	$938	$771	$1,094
Interest cost	19,289	17,697	17,965
Expected return on plan assets	(30,391)	(35,422)	(34,630)
Recognized net actuarial (gain) loss	1,980	(205)	(1,398)
Amortization of prior service cost	9	—	—

Net periodic benefit cost	$(8,175)	$(17,159)	$(16,969)

The assumptions used in the measurement of our benefit obligations are shown in the following table (weighted average assumptions as of September 30):

	2002	2001	2000

Discount rate	6.75%	7.25%	7.75%
Expected return on plan assets	9.50%	9.75%	10.25%
Average rate of compensation increase	4.00%	4.00%	4.00%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

401k Plan -

We sponsor the Allied Waste Industries, Inc. 401(k) Plan (401(k) Plan) a defined contribution plan, which is available to all eligible employees except those represented under collective bargaining agreements. Eligible employees may contribute up to 25% of their annual compensation on a pre-tax basis. Participant’s contributions are subject to certain restrictions as set forth in the Internal Revenue Code. We match in cash 50% of employee contributions, up to the first 5% of the employee’s compensation which is deferred. Participant’s contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. Our matching contributions totaled $9.4 million, $9.5 million, and $7.2 million for fiscal years 2002, 2001, and 2000, respectively.

Effective July 30, 1999, in connection with the acquisition of BFI, we assumed sponsorship of the BFI Employee Stock Ownership and Savings Plan (BFI 401(k)). Our Board of Directors approved the merger of the BFI 401(k) plan into the Allied 401(k) plan effective January 1, 2001.

10.	Redeemable Preferred Stock

In connection with the BFI acquisition, our Board of Directors adopted a resolution creating a series of one million shares of preferred stock having a par value of $0.10 per share. These shares were designated as Series A Senior Convertible Preferred Stock (Preferred Stock) and are entitled to vote on, among other things, all matters on which the holders of common stock are entitled to vote. Each share of Preferred Stock has the number of votes equal to the number of shares of common stock then issuable upon conversion. Shareholders of Preferred Stock will be entitled to cumulative quarterly dividends in an amount equal to the greater of (i) the Preferred Stock share of common stock dividends paid based on the number of shares of common stock then issuable upon conversion or (ii) the stated rate of 6.5% per annum of the sum of the liquidation preference plus accrued but unpaid dividends for prior quarters. We are restricted from the payment under our 1999 Credit Facility. Beginning July 30, 2004, the stated dividend rate on the Preferred Stock increases to 12% per annum for any dividends that are not paid in cash. There are circumstances under which we would not be required to accrue dividends at the 12% rate. As long as we have a Total Debt/EBITDA ratio of less than 4:1, under the current 1999 Credit Facility, we would be able to pay cash dividends at the 6.5% rate. EBITDA, used for this calculation, is defined in the 1999 Credit Facility and is based on twelve months trailing amount. At December 31, 2002, that ratio was 5:01:1, prohibiting the payment of dividends. If dividends are not paid in cash, the liquidation preference of the Preferred Stock increases by any accrued and unpaid dividends.

The Preferred Stock has a redemption price of its then liquidation preference per share, together with any accrued and unpaid dividends. Redemption of the Preferred Stock is at our option in whole, but not in part, at any time on or after July 30, 2004. We currently have the right to redeem the Preferred Stock in whole, but not in part, at the redemption price only if the then current market price of our common stock exceeds $27 per share.

The preferred shareholders, who are represented by members of the board and are also holders of common stock, have the right to convert each share of Preferred Stock into the number of shares of common stock obtained by dividing the redemption price plus any accrued and unpaid dividends on the conversion date by the conversion price of $18 per share, subject to customary anti-dilution adjustments. At December 31, 2002, we have reserved 69,284,794 shares of unissued common stock which represents the number of shares that would be required if the Preferred Stock was converted at December 31, 2002. Upon a change in control, we are required to make an offer to purchase for cash all shares of Preferred Stock at 101% of liquidation preference plus accrued but unpaid dividends.

From its issuance through December 31, 2002, approximately $246.9 million or $247 per share has been added to the liquidation preference of the preferred stock for accrued but unpaid dividends. (See Note 20)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Stockholders’ Equity

We had 300 million shares of Allied common stock authorized at December 31, 2002. The par value of these shares are $0.01. An increase in the number of authorized shares of Allied from 300 million to 525 million shares was approved by the stockholders in January 2003.

The following table shows the activity and balances related to our common stock, net of 603 treasury shares in 2002, 2001 and 2000 for the year ended December 31, (in thousands):

	2002	2001	2000

Balance at beginning of year	196,236	196,109	188,519
Common stock issued, net	(359)	(558)	7,251
Stock options, net	338	685	339

Balance at end of year	196,215	196,236	196,109

Warrants to purchase common stock –

Warrants to purchase common shares at December 31, 2002 and 2001 are summarized as follows:

	2002	2001

Number of shares	347,827	347,827
Purchase price per share	$4.60	$4.60
Expiration dates	2003	2003

12.	Stock Plans

Option plans –

The 1991 Incentive Stock Plan (1991 Plan), the 1993 Incentive Stock Plan (1993 Plan) and the 1994 Incentive Stock Plan (1994 Plan, collectively the Plans) provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The 1991 Plan limits the maximum number of shares that may be granted to not more than 10.5% of the number of fully diluted shares of common stock on the date of grant of an award. The 1991 plan also limits awards in the form of restricted stock, stock bonuses, performance awards and phantom stock to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the 1991 Plan to 500,000 per year. An additional maximum number of shares of 500,000 and 2,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively. After taking into account previously granted awards, awards covering approximately 7,584,924 shares of common stock were available under the Plans after the amendment. The Compensation Committee of the Board of Directors (the Compensation Committee) generally determines the exercise price, term and other conditions applicable to each option granted. Options granted under the Plans typically vest over 3 years and expire ten years from the grant date.

The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each non-employee member of the Board of Directors at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares, which may be granted under the plan, is 1,150,000 common shares. All options granted under the plan to non-employee directors are fully vested and exercisable on the date of grant and expire ten years from the grant date.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the status of our stock option plans at December 31, 2002, 2001 and 2000 and for the years then ended is presented in the table and narrative below:

	Years Ended December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding, beginning of year	16,720,682	$12.77	15,451,642	$12.82	15,415,129	$13.37
Options granted	4,559,750	10.50	2,401,250	13.41	2,203,800	11.65
Options exercised	(337,582)	8.40	(690,969)	9.52	(375,927)	5.90
Options forfeited or expired	(1,182,792)	14.88	(441,241)	14.45	(1,791,360)	17.57

Options outstanding, end of year	19,760,058	12.20	16,720,682	12.77	15,451,642	12.82

Options exercisable, end of year	12,243,724	14.17	10,031,008	14.57	7,832,176	14.44

The weighted average fair value of options granted were $5.55, $7.43, and $6.24 for the three years ended December 31, 2002. We account for our stock-based compensation plans under APB 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of our common stock upon the date of grant.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize information about stock options outstanding at December 31, 2002, which are fully vested, partially vested and non-vested:

Fully Vested:

Options Outstanding and Exercisable

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$4.27-$8.38	2,162,737	4 years	$5.74
$9.50-$12.25	3,001,845	5 years	$9.89
$12.92-$21.97	1,757,444	6 years	$19.76
$22.84-$27.27	130,349	6 years	$26.25

Partially Vested:

Options Outstanding

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$6.06-$9.63	362,766	8 years	$8.64
$12.92-$15.00	7,199,667	8 years	$13.39
$16.37-$21.06	647,000	6 years	$20.71

Options Exercisable

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$6.06–$9.63	204,265	8 years	$8.57
$12.92-$15.00	4,493,751	7 years	$13.45
$16.37-$21.06	493,333	6 years	$20.91

Non Vested:

Options Outstanding

		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$10.32-$11.00	4,022,250	10 years	$10.33
$11.57-$13.55	476,000	10 years	$12.29

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stockholder rights plan –

During May 2000, our Board of Directors adopted a Stockholder Rights Plan (the Plan). The Plan provides for the distribution of one preferred stock purchase right on each share of our common stock and approximately 65 rights on each share of our Preferred Stock. Initially, the rights will trade with the common stock and Preferred Stock and will not be represented by separate certificates. The rights represent the right to purchase one ten-thousandth of a share of a newly created series of our junior preferred stock at an exercise price of $85, but will not be exercisable until certain events occur.

The rights will be exercisable only if a person or group acquires 15% or more of our voting stock or announces a tender offer which, if consummated, would result in such an acquisition. Following an acquisition of 15% or more of our voting stock, each right will entitle its holder, at the right’s then current exercise price, to purchase a fractional number of junior preferred shares having a market value of twice the exercise price.

In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 15% or more of our voting stock, each right will entitle its holder to purchase, at the right’s then current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

Prior to the acquisition by a person or group of 15% or more of our voting stock, the rights are redeemable at the option of the Board of Directors.

The stock ownership of the holders of our Preferred Stock and related parties will not cause the rights to become exercisable or otherwise be treated as the acquisition of 15% or more of our voting power for purposes of the rights plan. The rights expire in 2010. (See Note 20)

Restricted stock plan –

Under the terms of the Allied Waste Industries, Inc. Amended and Restated 1991 Incentive Stock Plan, the Compensation Committee may award restricted stock to certain individuals. Restricted stock is common shares of Allied that cannot be sold or transferred and that remain subject to being forfeited until the individual becomes “vested”. The Committee has awarded restricted stock to certain individuals pursuant to a Performance-Accelerated Restricted Stock Agreement (“PARSAP”) and may make similar awards in the future. In 2002, the PARSAP agreements were amended to change the schedule by which an individual’s shares are vested. Under the terms of the PARSAP, an individual becomes partially vested after 6 years (20% at year 6 and 20% each year thereafter until fully vested at year 10), but may become partially or fully vested sooner if certain performance goals are met or if certain events happen. Generally, if the individual terminates employment prior to vesting, the unvested shares are forfeited. The effective date of this amendment is January 1, 2002. Compensation expense for a cumulative catch-up of $2.4 million was recorded as a result of the change in the vesting schedule.

Under the terms of the PARSAP, an individual may become vested sooner if certain performance goals are met. The performance goals are based on a targeted implied equity value per share being met. Targets are set for three, four, and five years after the date the restricted stock is awarded with provisions for accelerated vesting for up to 100% of the shares of restricted stock by the fifth year if the targets are met.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vesting also may be accelerated if certain events occur. If an individual’s employment is terminated due to disability or death, any unvested shares of restricted stock become fully vested at that time. If the individual’s employment is terminated after December 31, 2004, either by the company without cause or due to retirement, a portion of unvested shares may become fully vested. The portion is determined with reference to the number of months worked since the date of grant and the total number of months in the original 10 year vesting period.

Vesting also may be accelerated in the case of a change in control. Vesting will be accelerated under circumstances whereby a change in control occurs in combination with certain set market prices per share of stock.

During 2000, the Compensation Committee approved grants of approximately 7.0 million shares of restricted stock to approximately 60 key management employees under this plan. The weighted average grant-date fair value of shares granted during 2000 was $6.05 per share. At December 31, 2002, 1.2 million shares, with a grant-date fair value of $5.88 have been forfeited. None of the shares are vested at December 31, 2002. At December 31, 2002 we have $24.2 million of deferred compensation related to this plan.

13.     Net Income Per Common Share

Net income per common share is calculated by dividing net income, less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data):

	For the Years Ended December 31,

	2002	2001	2000

Basic earnings per share computation:
Income from continuing operations	$216,299	$54,161	$114,690
Less: dividends on preferred stock	77,874	73,012	68,452

Income (loss) from continuing operations available to common shareholders	$138,425	$(18,851)	$46,238

Weighted average common shares outstanding	190,210	189,583	188,814

Basic earnings (loss) per share from continuing operations	$0.73	$(0.09)	$0.25

Diluted earnings per share computation:
Income from continuing operations	$216,299	$54,161	$114,690
Less: dividends on preferred stock	77,874	73,012	68,452

Income (loss) from continuing operations available to common shareholders	$138,425	$(18,851)	$46,238

Weighted average common shares outstanding	190,210	189,583	188,814
Dilutive effect of stock, stock options, warrants and contingently issuable shares	3,298	5,323	2,308

Weighted average common and common equivalent shares outstanding	193,508	194,906	191,122

Diluted earnings (loss) per share from continuing operations	$0.72	$(0.09)	$0.24

Conversion has not been assumed for the Preferred Stock into 66,547, 62,392 and 58,496 common shares and stock options of 14,560, 2,767 and 2,683 in 2002, 2001 and 2000, respectively as the effects would not be dilutive.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.     Income Taxes

We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year of measurement.

The acquisition of BFI in 1999, which was accounted for as a purchase business combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which is not amortizable for income tax purposes. The impact of the non-deductible amortization is reflected in the reconciliation of the federal statutory tax rate to the effective tax rate.

As of December 31, 2002, approximately $93 million of capital loss carryforward, with an estimated tax effect of $37 million, remains unused that will expire if not used by the end of 2003. We have established a full valuation allowance for the possibility that the capital loss carryforward may not be used. We also have federal net operating losses of $139 million, with an estimated tax effect of $49 million, available at December 31, 2002. If unused, material portions of these losses will begin to expire in 2018. Additionally, we have state net operating loss carryforwards available at December 31, 2002 that we expect will generate future tax savings of approximately $102 million. The state net operating losses will expire at various times between 2003 and 2019 if not used. We have established a valuation allowance of $80 million for the possibility that some of these state carryforwards may not be used. In addition to the net operating loss carryforwards, we have federal minimum tax credit carryforwards of approximately $8 million as of December 31, 2002, which are not subject to expiration. The total valuation allowance at December 31, 2002, 2001 and 2000 was $117.3 million, $144.8 million and $84.6 million, respectively. The change in the valuation allowance between years is attributable to adjustments made related to acquired companies.

The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to the goodwill. The valuation allowance at December 31, 2002 includes approximately $51 million related to the BFI acquisition, the subsequent reduction of which would result in an adjustment to goodwill.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the income tax provision consist of the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Current tax provision	$(142)	$21,301	$44,486
Deferred provision	177,811	155,625	178,073

Total	$177,669	$176,926	$222,559

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Year Ended December 31,

	2002	2001	2000

Federal statutory tax rate	35.0%	35.0%	35.0%
Consolidated state taxes, net of federal benefit	5.9	8.8	7.2
Amortization of goodwill	—	26.1	16.0
Non-deductible write-off of goodwill and business combination costs	3.0	1.7	1.8
Other permanent differences	1.2	5.0	6.0

Effective tax rate	45.1%	76.6%	66.0%

The components of the net deferred tax liability are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax liability relating primarily to property consisting of landfill and fixed assets and contingencies related to other basis differences	$(875,597)	$(800,618)

Deferred Tax Assets Relating To:
Environmental, closure and post-closure reserves	264,771	330,755
Other reserves	126,659	145,193
Net operating loss, capital loss, foreign tax credit, and minimum tax credit carryforwards	195,951	206,870
Valuation allowance	(117,273)	(144,833)

Total deferred tax asset	470,108	537,985

Net deferred tax liability	$(405,489)	$(262,633)

Deferred income taxes have not been provided as of December 31, 2002 and 2001, on approximately $36 million and $28 million, respectively, of undistributed earnings of Puerto Rican affiliates, which are considered to be permanently reinvested. A determination of the U.S. income and foreign withholding taxes, if these earnings were remitted as dividends, is not practicable.

We are currently under examination by various state and federal taxing authorities for certain tax years. A federal income tax audit for the years ended December 31, 1998 and 1999 is ongoing. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is completed with the exception of the matter discussed below.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2002, we received notification from the IRS disallowing all of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate it could have a federal and state income tax effect of up to $310 million plus accrued interest through December 31, 2002 of approximately $40 million. We also received a notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is remote.

In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers could elect to participate under this revenue procedure if certain eligibility requirements were met. We decided not to participate under this IRS issuance. We continue to believe our position is well supported and we will vigorously contest the disallowance. The resolution of this matter may entail efforts including administrative appeals and litigation which could extend over several years. An unfavorable result could require future cash expenditures but should have minimal, if any, impact on our consolidated results of operations as the amount has been fully reserved on our consolidated balance sheet.

15.     Commitments and Contingencies

Litigations –

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. We expect that matters in process at December 31, 2002, which have not been accrued in the Consolidated Balance Sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

Royalties –

In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying Consolidated Balance Sheets.

Lease agreements –

We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

December 31, 2002

2003	$24,827
2004	22,921
2005	18,973
2006	16,530
2007	11,433
Thereafter	50,849

Rental expense under such operating leases was approximately $27.4 million, $25.5 million and $30.2 million for each of the three years ended December 31, 2002, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employment agreements –

We have entered into employment agreements with certain of our executive officers for periods up to three years. Under these agreements, in some circumstances, we may be obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. Additionally, under certain circumstances, including a change in control, as defined in the employment agreements, we have agreed to pay severance amounts equal to a multiple of defined compensation. If a termination occurs in conjunction with a change in control as defined in the employment agreements, we are obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

Financial assurances –

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for closure and post-closure costs and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our self-insurance program and collateral required for certain performance obligations. During 2003, we expect no material increase in financial assurance obligations.

At December 31, 2002, we had the following financial assurance instruments (in thousands):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total

Insurance Policies	$997,901	$—	$—	$—	$997,901
Surety Bonds	341,747	625,142	—	—	966,889
Trust Deposits	62,742	—	—	—	62,742
Letters of Credit(1)	234,471	48,484	211,802	229,306	724,063

Total	$1,636,861	$673,626	$211,802	$229,306	$2,751,595

(1) These amounts are issued under the Revolving Credit Facility of our 1999 Credit Facility.

These financial instruments are issued in the normal course of business. They are not debt and, therefore, are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the Consolidated Balance Sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.

Off-balance sheet arrangements –

We have no off-balance sheet debt or similar obligations, other than financial assurance instruments discussed above which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees –

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the Consolidated Financial Statements based on our best estimate of required future payments. We are not able to determine potential future payments for indemnifications that relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture.

We have entered into agreements to guarantee the value of certain property that is adjacent to landfills. These agreements have varying terms over varying periods. Currently, liabilities associated with these guarantees are accounted for in accordance with SFAS No. 5, Accounting for Contingencies, in the Consolidated Financial Statements.

16.     Related Party Transactions

Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. At December 31, 2002 and 2001, employee loans of $9.3 million and $11.2 million were outstanding to current or former employees.

During November 2002, our Chief Executive Officer repaid a $2.3 million loan from the Company by tendering 232,390 shares of our common stock at the market price. The loan was made in 1996 for the purpose of acquiring 246,154 shares of Allied Waste common stock at the market price at that time.

In addition to the above amounts, in December 2002, we extended a note receivable in the amount of $2.2 million due from a former board member from a maturity date of December 31, 2002 to December 31, 2004. Interest on the loan is accruing at the applicable federal rate.

In February 2003, our Vice Chairman repaid a $3.3 million loan from the Company. The loan was made in July 2001, pursuant to a relocation agreement and was secured by real estate. Interest on the loan was at the applicable federal rate.

17.     Segment Reporting

Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is operating income before depreciation and amortization. Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Consistent with our decentralized operating structure, management of the company uses operating income before depreciation and amortization in the evaluation of field operating performance as it represents operational cash flows and is a profit measure of components that are within the control of the operating units. The accounting policies of the business segments are the same as those described in the Organization and Summary of Significant Accounting Policies (See Note 1).

As of January 1, 2002, we expanded our existing infrastructure by increasing the number of areas, regions and districts. As a result of the change in our infrastructure, we manage our operations through four geographic operating segments: Eastern, Southern, Central and Western. Each area is responsible for managing several vertically integrated operations, which are comprised of three regions. Results by segment have been restated for previous periods to reflect this change. The tables below reflect certain geographic information relating to our operations (in thousands):

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Eastern	Southern	Central	Western	Total

2002:
Revenues	$1,484,686	$1,316,099	$1,398,462	$1,180,836	$5,380,083
Operating income before depreciation and amortization	434,447	462,145	505,493	417,455	1,819,540
Depreciation and amortization	121,018	120,499	150,042	89,204	480,763
Total assets	3,515,409	3,741,323	3,221,821	2,592,235	13,070,788
Capital expenditures	113,290	129,182	169,825	122,306	534,603
2001:
Revenues	$1,540,117	$1,351,524	$1,381,464	$1,144,140	$5,417,245
Operating income before depreciation and amortization(1)	479,133	522,623	524,160	438,817	1,964,733
Depreciation and amortization	187,124	169,662	195,123	126,500	678,409
Total assets	3,873,583	3,272,710	3,466,630	2,859,120	13,472,043
Capital expenditures	112,439	119,158	157,334	101,522	490,453

(1)	Before non-cash loss on divestiture of assets related to the Eastern area.

Reconciliation of reportable segment primary financial measure to income from continuing operations before income taxes and minority interest (in thousands):

	Years ended December 31,

	2002	2001(1)

Total operating income before depreciation and amortization for reportable segments	$1,819,540	$1,964,733
Other(1)	(85,402)	(80,031)
Depreciation and amortization	489,362	685,754
Non-cash (gain) loss on divestiture of assets	(9,339)	107,011
Equity in earnings of unconsolidated affiliates	—	(14,072)
Interest expense	858,256	871,249

Income from continuing operations before income taxes and minority interest	$395,859	$234,760

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

Reconciliation of reportable segment revenues, depreciation and amortization, capital expenditures and total assets to the consolidated financial statements.

	Year Ended December 31, 2002				Year Ended December 31, 2001

		Depreciation				Depreciation
		and	Capital	Total		and	Capital	Total
	Revenues	Amortization	Expenditures	Assets	Revenues	Amortization	Expenditures	Assets

For reportable segments	$5,380,083	$480,763	$534,603	$13,070,788	$5,417,245	$678,409	$490,453	$13,472,043
Other(1)	29,277	8,599	3,945	858,134	39,636	7,345	9,337	875,050

Total per financial statements	$5,409,360	$489,362	$538,548	$13,928,922	$5,456,881	$685,754	$499,790	$14,347,093

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets from discontinued operations by geographic location are as follows (in thousands):

	Year Ended December 31, 2002

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Eastern	$75,631	$3,055	$4,569	$2,794	$36,544
Southern	18,959	3,256	1,585	428	8,799
Western	13,356	2,739	973	554	6,905

Total	$107,946	$9,050	$7,127	$3,776	$52,248

	Year Ended December 31, 2001

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Eastern	$74,677	$11,951	$4,989	$836	$43,918
Southern	19,440	3,210	1,480	245	9,990
Western	14,262	3,659	813	41	6,092

Total	$108,379	$18,820	$7,282	$1,122	$60,000

Results for year end December 2000 were not disclosed due to the impracticability of gathering such information. In addition, results for year ended December 31, 2002 have not been presented based on the prior organizational structure due to the impracticability of gathering such information.

Results by our geographic operating segments for 2001 and 2000 reflecting our organizational structure prior to January 1, 2002 are reflected in the tables below (in thousands):

		Operating
		income before
		depreciation
		and	Depreciation and	Total	Capital
	Revenues	amortization	amortization	Assets	Expenditures

2001:
Atlantic	$565,324	$208,793	$65,090	$1,262,315	$47,934
Central	520,095	179,959	71,306	1,326,558	53,079
Great Lakes	611,982	266,708	92,732	1,522,332	56,830
Midwest	479,711	221,635	74,726	1,394,440	59,635
Northeast	757,327	179,068	81,465	1,843,380	47,558
Southeast	771,441	259,012	90,561	1,830,776	54,386
Southwest	777,844	282,092	104,321	1,862,702	88,106
West	933,376	371,169	98,204	2,375,444	82,925

Total	$5,417,100	$1,968,436	$678,405	$13,417,947	$490,453

2000:
Atlantic	$595,615	$210,326	$64,114	$1,237,401	$37,798
Central	529,003	180,711	68,111	1,332,753	47,833
Great Lakes	638,100	250,669	95,513	1,708,010	46,162
Midwest	483,240	228,711	71,600	1,531,835	33,276
Northeast	851,690	224,868	79,437	2,083,952	33,398
Southeast	763,007	294,081	80,531	1,627,026	39,694
Southwest	739,082	291,909	95,718	1,772,697	60,648
West	950,664	354,788	104,972	2,663,654	82,431

Total	$5,550,401	$2,036,063	$659,996	$13,957,328	$381,240

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of reportable segment primary financial measure and assets to income before income taxes and total assets, respectively (in thousands):

	Years Ended December 31,

	2001	2000

Income before income taxes:
Total operating income before depreciation and amortization for reportable segments	$1,968,436	$2,036,063
Other(1)	(55,949)	(54,006)
Depreciation and amortization	685,754	666,669
Acquisition related and unusual costs	27,785	100,841
Non-cash loss on divestiture of assets	107,011	26,486
Equity in earnings of unconsolidated affiliates	(14,072)	(50,788)
Interest expense and other	871,249	895,625

Income from continuing operations before income taxes and minority interest	$234,760	$343,224

	December 31,

	2001	2000

Assets:
Total assets for reportable segments	$13,417,947	$13,957,328
Other(1)	12,703,327	12,042,318
Elimination of investments	(11,774,181)	(11,486,012)

Total assets	$14,347,093	$14,513,634

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis and corporate related items.

Reconciliation of reportable segment revenues, depreciation and amortization, and capital expenditures to the consolidated financial statements:

	Year Ended December 31, 2001			Year Ended December 31, 2000

		Depreciation			Depreciation
		and	Capital		and	Capital
	Revenues	Amortization	Expenditures	Revenues	Amortization	Expenditures

For reportable segments	$5,417,100	$678,405	$490,453	$5,550,401	$659,996	$381,240
Other (1)	39,781	7,349	9,337	32,404	6,673	5,240

Total per financial statements	$5,456,881	685,754	$499,790	$5,582,805	$666,669	$386,480

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets from discontinued operations by geographic location are as follows (in thousands):

	Year Ended December 31, 2001

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Atlantic	$10,303	$1,297	$952	$245	$7,044
Northeast	74,677	11,951	4,989	836	43,918
Southeast	9,137	1,913	528	—	2,946
Southwest	14,262	3,659	813	41	6,092

Total	$108,379	$18,820	$7,282	$1,122	$60,000

	Year Ended December 31, 2000

		Operating income	Depreciation
		before depreciation	and	Capital	Total
	Revenues	and amortization	Amortization	Expenditures	Assets

Atlantic	$8,719	$1,199	$835	$404	$6,686
Northeast	91,591	19,349	5,109	2,798	46,114
Southeast	9,020	2,023	480	147	4,620
Southwest	15,350	5,272	945	89	6,730

Total	$124,680	$27,843	$7,369	$3,438	$64,150

Amounts and percentages of our total revenue from continuing operations attributable to services provided (in thousands, except percentages):

	Years Ended December 31,

	2002		2001		2000

Collection	$4,103.9	62.3%	$4,129.5	62.4%	$4,142.1	61.7%
Disposal(1)	2,085.1	31.6	2,068.8	31.3	1,961.8	29.3
Recycling	231.1	3.5	222.4	3.3	362.2	5.4
Other	173.8	2.6	196.4	3.0	241.8	3.6

	6,593.9	100.0%	6,617.1	100.0%	6,707.9	100.0%

Intercompany	(1,184.5)		(1,160.2)		(1,125.1)

Reported revenues	$5,409.4		$5,456.9		$5,582.8

(1)	Revenues from landfills and transfer stations are included in disposal.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.       Selected Quarterly Financial Data (unaudited)

The following tables summarize the unaudited consolidated quarterly results of operations as reported for 2002 and 2001. These results differ from previously reported financial information to incorporate the following:

•	to reclassify the results of operations for certain assets which we sold or were held for sale as of June 30, 2003 that meet the criteria for discontinued operations to be presented as such in accordance with SFAS 144, and

•	the adoption of SFAS 145 effective January 1, 2003 which requires the reclassification of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously properly classified as extraordinary to interest expense and other.

	First	Second	Third	Fourth
(in millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter

2002
Revenues	$1,290.2	$1,374.1	$1,401.4	$1,343.7
Income from continuing operations	50.1	52.1	61.7	52.4
Net income available to common shareholders	32.4	33.9	37.3	33.6
Basic earnings per common share available to common shareholders:
Income from continuing operations	0.16	0.17	0.22	0.17
Net income	0.17	0.18	0.20	0.18
Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.16	0.17	0.22	0.17
Net income	0.17	0.18	0.19	0.17
2001
Revenues	$1,327.0	$1,384.5	$1,386.4	$1,359.0
Income (loss) from continuing operations	(19.9)	51.7	17.2	5.2
Net income (loss) available to common shareholders	(36.0)	35.1	(0.2)	(13.4)
Basic earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	(0.20)	0.18	(0.01)	(0.07)
Net income (loss)	(0.19)	0.19	(0.00)	(0.07)
Diluted earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	(0.20)	0.17	(0.01)	(0.07)
Net income (loss)	(0.19)	0.18	(0.00)	(0.07)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.       Condensed Consolidating Financial Statements

The 1998 Senior Notes, 1999 Notes, 2001 Senior Notes and 2002 Senior Notes issued by Allied NA (our wholly owned subsidiary) and certain debt of BFI (all of which are no longer registered under the Securities Exchange Act of 1934) are guaranteed by us. All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt. Presented below are Consolidating Balance Sheets as of December 31, 2002 and 2001 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2002, 2001 and 2000 of Allied Waste Industries, Inc. (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries which are not guarantors (Non-guarantors):

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in millions)

	December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets –
Cash and cash equivalents	$0.1	$5.4	$172.7	$1.6	$—	$179.8
Accounts receivable, net	—	—	663.6	12.2	—	675.8
Prepaid and other current assets	—	—	74.6	37.5	—	112.1
Deferred income taxes, net	—	—	100.2	4.2	—	104.4

Total current assets	0.1	5.4	1,011.1	55.5	—	1,072.1
Property and equipment, net	—	—	4,032.5	20.2	—	4,052.7
Goodwill, net	—	—	8,458.0	72.4	—	8,530.4
Investment in subsidiaries	3,510.7	12,527.3	—	—	(16,038.0)	—
Other assets, net	—	146.7	111.7	113.7	(98.4)	273.7

Total assets	$3,510.8	$12,679.4	$13,613.3	$261.8	$(16,136.4)	$13,928.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Current portion of long-term debt	$—	$—	$163.5	$—	$—	$163.5
Accounts payable	—	0.8	421.1	4.6	—	426.5
Accrued closure, post-closure and environmental costs	—	—	95.3	—	—	95.3
Accrued interest	—	157.2	24.8	—	—	182.0
Other accrued liabilities	50.4	—	167.4	139.3	—	357.1
Unearned revenue	—	—	223.0	2.4	—	225.4

Total current liabilities	50.4	158.0	1,095.1	146.3	—	1,449.8
Long-term debt, less current portion	—	7,807.0	911.6	—	—	8,718.6
Deferred income taxes	—	—	519.8	(9.9)	—	509.9
Accrued closure, post-closure and environmental costs	—	—	862.1	2.6	—	864.7
Due to/(from) parent	1,509.2	1,103.5	(2,554.7)	(58.0)	—	—
Other long-term obligations	15.2	125.8	407.3	—	(98.4)	449.9
Commitments and contingencies
Series A Senior Convertible Preferred Stock	1,246.9	—	—	—	—	1,246.9
Stockholders’ Equity	689.1	3,485.1	12,372.1	180.8	(16,038.0)	689.1

Total liabilities and stockholders’ equity	$3,510.8	$12,679.4	$13,613.3	$261.8	$(16,136.4)	$13,928.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in millions)

	December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current Assets –
Cash and cash equivalents	$0.1	$8.9	$115.5	$34.1	$—	$158.6
Accounts receivable, net	—	—	721.5	17.2	—	738.7
Prepaid and other current assets	—	—	103.7	41.3	—	145.0
Deferred income taxes, net	—	—	156.2	—	—	156.2

Total current assets	0.1	8.9	1,096.9	92.6	—	1,198.5
Property and equipment, net	—	—	3,747.9	234.2	—	3,982.1
Goodwill, net	—	—	8,484.5	72.4	—	8,556.9
Investment in subsidiaries	2,703.1	4,372.3	—	—	(7,075.4)	—
Other assets, net	—	165.3	393.3	51.0	—	609.6

Total assets	$2,703.2	$4,546.5	$13,722.6	$450.2	$(7,075.4)	$14,347.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Current portion of long-term debt	$—	$—	$11.8	$10.3	$—	$22.1
Accounts payable	—	—	443.0	8.9	—	451.9
Accrued closure, post-closure and environmental costs	—	—	126.9	—	—	126.9
Accrued interest	—	165.6	27.3	—	—	192.9
Other accrued liabilities	30.7	—	300.2	79.1	—	410.0
Unearned revenue	—	—	227.3	2.5	—	229.8

Total current liabilities	30.7	165.6	1,136.5	100.8	—	1,433.6
Long-term debt, less current portion	—	8,113.7	1,068.2	55.6	—	9,237.5
Deferred income taxes	—	—	418.8	—	—	418.8
Accrued closure, post-closure and environmental costs	—	—	875.6	2.4	—	878.0
Due to/(from) parent	903.7	(6,414.7)	5,564.5	(53.5)	—	—
Other long-term obligations	14.0	—	609.9	0.5	—	624.4
Commitments and contingencies
Series A Senior Convertible Preferred Stock	1,169.0	—	—	—	—	1,169.0
Stockholders’ Equity	585.8	2,681.9	4,049.1	344.4	(7,075.4)	585.8

Total liabilities and stockholders’ equity	$2,703.2	$4,546.5	$13,722.6	$450.2	$(7,075.4)	$14,347.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,201.2	$208.2	$—	$5,409.4
Cost of operations	—	—	3,047.7	151.1	—	3,198.8
Selling, general and administrative expenses	11.9	0.5	456.5	7.5	—	476.4
Depreciation and amortization	—	—	474.8	14.6	—	489.4
Non-cash gain on divestiture of assets	—	—	(9.3)	—	—	(9.3)

Operating (loss) income	(11.9)	(0.5)	1,231.5	35.0	—	1,254.1
Equity in earnings of subsidiaries	(187.6)	(620.1)	—	—	807.7	—
Interest expense (income) and other	1.6	751.7	110.9	(5.9)	—	858.3
Intercompany interest expense (income)	(56.0)	(24.0)	78.7	1.3	—	—
Management fees	(5.0)	—	4.0	1.0	—	—

Income (loss) before income taxes	235.1	(108.1)	1,037.9	38.6	(807.7)	395.8
Income tax expense (benefit)	20.0	(291.3)	431.9	17.0	—	177.6
Minority interest	—	—	1.9	—	—	1.9

Income from continuing operations	215.1	183.2	604.1	21.6	(807.7)	216.3
Discontinued operations	—	—	(1.2)	—	—	(1.2)

Net income	215.1	183.2	602.9	21.6	(807.7)	215.1
Dividends on preferred stock	(77.9)	—	—	—	—	(77.9)

Net income available to common shareholders	$137.2	$183.2	$602.9	$21.6	$(807.7)	$137.2

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,254.8	$202.1	$—	$5,456.9
Cost of operations	—	—	2,998.3	126.2	—	3,124.5
Selling, general and administrative expenses	10.9	—	430.8	6.0	—	447.7
Depreciation and amortization	—	—	444.2	14.9	—	459.1
Goodwill amortization	—	—	224.6	2.1	—	226.7
Non-cash loss on divestiture of assets	—	—	107.0	—	—	107.0

Operating (loss) income	(10.9)	—	1,049.9	52.9	—	1,091.9
Equity in earnings of unconsolidated affiliates	—	—	(14.1)	—	—	(14.1)
Equity in earnings of subsidiaries	(15.9)	(455.9)	—	—	471.8	—
Interest expense and other	0.3	775.6	92.8	2.5	—	871.2
Intercompany interest expense (income)	(78.8)	(38.1)	115.8	1.1	—	—
Management fees	(5.0)	—	4.3	0.7	—	—

Income (loss) before income taxes	88.5	(281.6)	851.1	48.6	(471.8)	234.8
Income tax expense (benefit)	30.0	(291.3)	419.7	18.5	—	176.9
Minority interest	—	—	3.7	—	—	3.7

Income from continuing operations	58.5	9.7	427.7	30.1	(471.8)	54.2
Discontinued operations	—	—	4.3	—	—	4.3

Net income	58.5	9.7	432.0	30.1	(471.8)	58.5
Dividends on preferred stock	(73.0)	—	—	—	—	(73.0)

Net income (loss) available to common shareholders	$(14.5)	$9.7	$432.0	$30.1	$(471.8)	$(14.5)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in millions)

	Year Ended December 31, 2000

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,506.7	$76.1	$—	$5,582.8
Cost of operations	—	—	3,229.0	51.9	—	3,280.9
Selling, general and administrative expenses	8.4	—	407.3	5.0	—	420.7
Depreciation and amortization	—	—	438.8	4.6	—	443.4
Goodwill amortization	—	—	220.3	2.9	—	223.2
Non-cash loss on divestiture of assets	—	—	26.5	—	—	26.5

Operating (loss) income	(8.4)	—	1,184.8	11.7	—	1,188.1
Equity in earnings of unconsolidated affiliates	—	—	(50.8)	—	—	(50.8)
Equity in earnings of subsidiaries	(83.9)	(555.1)	—	—	639.0	—
Interest expense and other	—	820.9	74.8	—	—	895.7
Intercompany interest expense (income)	(72.5)	(42.1)	116.4	(1.8)	—	—
Management fees	(5.0)	—	2.4	2.6	—	—

Income (loss) before income taxes	153.0	(223.7)	1,042.0	10.9	(639.0)	343.2
Income tax expense (benefit)	28.6	(307.6)	497.7	3.8	—	222.5
Minority interest	—	—	6.0	—	—	6.0

Income from continuing operations	124.4	83.9	538.3	7.1	(639.0)	114.7
Discontinued operations	—	—	9.7	—	—	9.7

Net income	124.4	83.9	548.0	7.1	(639.0)	124.4
Dividends on preferred stock	(68.5)	—	—	—	—	(68.5)

Net income available to common shareholders	$55.9	$83.9	$548.0	$7.1	$(639.0)	$55.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2002

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(2.8)	$104.0	$889.5	$30.8	$—	$1,021.5
Investing activities —
Cost of acquisitions, net of cash acquired	—	—	(51.4)	—	—	(51.4)
Proceeds from divestitures, net of cash divested	—	—	82.6	—	—	82.6
Capital expenditures, excluding acquisitions	—	—	(340.3)	(198.2)	—	(538.5)
Capitalized interest	—	—	(20.6)	—	—	(20.6)
Proceeds from sale of fixed assets	—	—	27.6	1.4	—	29.0
Other investing activities	—	—	(22.4)	—	—	(22.4)

Cash used for investing activities	—	—	(324.5)	(196.8)	—	(521.3)

Financing activities —
Net proceeds from exercise of stock options	2.8	—	—	—	—	2.8
Change in disbursement account	—	—	(87.1)	—	—	(87.1)
Proceeds from long-term debt, net of issuance costs	—	861.7	(10.1)	192.7	—	1,044.3
Repayments of long-term debt	—	(1,167.7)	(267.8)	(12.0)	—	(1,447.5)
Intercompany and capital funding between issuer and subsidiary	—	198.5	(151.3)	(47.2)	—	—

Cash provided by (used for) financing activities	2.8	(107.5)	(516.3)	133.5	—	(487.5)

Cash provided by discontinued operations	—	—	8.4	—	—	8.4
Increase (decrease) in cash and cash equivalents	—	(3.5)	57.1	(32.5)	—	21.1
Cash and cash equivalents, beginning of year	0.1	8.9	115.5	34.1	—	158.6

Cash and cash equivalents, end of year	$0.1	$5.4	$172.6	$1.6	$—	$179.7

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2001

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(7.2)	$(553.9)	$1,417.2	$35.3	$—	$891.4
Investing activities –
Cost of acquisitions, net of cash acquired	—	—	(249.5)	—	—	(249.5)
Proceeds from divestitures, net of cash divested	—	—	359.9	—	—	359.9
Accruals for acquisition price and severance costs	—	—	(1.7)	—	—	(1.7)
Capital expenditures, excluding acquisitions	—	—	(274.1)	(225.7)	—	(499.8)
Capitalized interest	—	—	(45.7)	—	—	(45.7)
Proceeds from sale of fixed assets	—	—	30.3	0.2	—	30.5
Other investing activities	—	—	(28.5)	1.3	—	(27.2)

Cash used for investing activities	—	—	(209.3)	(224.2)	—	(433.5)

Financing activities –
Net proceeds from exercise of stock options	6.4	—	—	—	—	6.4
Proceeds from long-term debt, net of issuance costs	—	2,729.0	(42.2)	69.0	—	2,755.8
Repayments of long-term debt	—	(3,180.4)	(13.1)	(3.1)	—	(3,196.6)
Intercompany between issuer and subsidiary	—	1,011.5	(1,168.0)	156.5	—	—

Cash provided by (used for) financing activities	6.4	560.1	(1,223.3)	222.4	—	(434.4)

Cash provided by discontinued operations	—	—	15.8	—	—	15.8
Increase (decrease) in cash and cash equivalents	(0.8)	6.2	0.4	33.5	—	39.3
Cash and cash equivalents, beginning of year	0.9	2.7	115.1	0.6	—	119.3

Cash and cash equivalents, end of year	$0.1	$8.9	$115.5	$34.1	$—	$158.6

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2000

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash provided by (used for) operating activities	$(4.5)	$(656.5)	$1,474.2	$(29.8)	$—	$783.4
Investing activities –
Cost of acquisitions, net of cash quired	—	—	(797.8)	—	—	(797.8)
Proceeds from divestitures, of cash divested	—	—	1,039.2	—	—	1,039.2
Accruals for acquisition price and severance costs	—	—	(27.8)	—	—	(27.8)
Net withdrawal from unconsolidated subsidiaries	—	—	15.4	—	—	15.4
Capital expenditures, excluding acquisitions	—	—	(384.7)	(1.8)	—	(386.5)
Capitalized interest	—	—	(45.4)	—	—	(45.4)
Proceeds from sale of fixed assets	—	—	40.4	—	—	40.4
Other investing activities	—	—	(80.0)	47.7	—	(32.3)

Cash provided by (used for) investing activities	—	—	(240.7)	45.9	—	(194.8)

Financing activities –
Net proceeds from sale of common stock and exercise of stock options	1.6	—	0.1	—	—	1.7
Proceeds from long-term debt, net of issuance costs	—	2,202.0	—	—	—	2,202.0
Repayments of long-term debt	—	(2,506.5)	(289.9)	—	—	(2,796.4)
Intercompany between issuer and subsidiaries	—	963.7	(950.7)	(13.0)	—	—

Cash provided by (used in) financing activities	1.6	659.2	(1,240.5)	(13.0)	—	(592.7)

Cash provided by discontinued operations	—	—	4.0	—	—	4.0
Increase (decrease) in cash and cash equivalents	(2.9)	2.7	(3.0)	3.1	—	(0.1)
Cash and cash equivalents, beginning of year	3.8	—	118.1	(2.5)	—	119.4

Cash and cash equivalents, end of year	$0.9	$2.7	$115.1	$0.6	$—	$119.3

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.   Subsequent Events

Adoption of new accounting pronouncements –

Effective January 1, 2003, we adopted SFAS 143 and recorded a cumulative effect of a change in accounting principle of a net gain of approximately $29.2 million (net of income tax expense of $19.5 million). In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $100.7 million, an increase in other long-term obligations of approximately $26.9 million, and a decrease in our net landfill assets of approximately $25.1 million.

Following is a summary of the balance sheet changes for landfill assets and capping, closure and post-closure liabilities at January 1, 2003 (in millions):

	Balance at		Balance at
	December 31,		January 1,
	2002	Change	2003

Landfill assets	$2,533.8	$410.2	$2,944.0
Accumulated amortization	(659.5)	(435.3)	(1,094.8)

Net landfill assets	$1,874.3	$(25.1)	$1,849.2

Capping, closure, and post-closure liabilities	$594.8	$(100.7)	$494.1

The pro forma liability for capping, closure and post closure obligations as of December 31, 2002, 2001, 2000 and 1999 would have been $494.1 million, $440.4 million, $392.9 million and $340.9 million, respectively.

Following is a reconciliation of 2002 amortization and accretion expense after the expected impact of the adoption of SFAS 143 related to capping, closure and post-closure liabilities as compared to what would have been recorded to operating expense under our historical accounting practice (in millions).

	As	Impact of
	Reported	SFAS 143	Proforma

Capping, closure and post-closure provision	$32.6	$(32.6)	$—
Capping, closure and post-closure accretion	38.2	4.0	42.2
Landfill amortization	164.1	46.3	210.4

Other	—	2.3	2.3

Total	$234.9	$20.0	$254.9

Tons accepted	72.5		72.5

Rate per ton	$3.24		$3.52

Effective January 1, 2003, we adopted SFAS 145. Amounts that were previously properly reported as extraordinary loss are now classified in interest expense and other in accordance with SFAS 145. The pre-tax amounts reclassified were $16.8 million, $28.1 million and $21.9 million, respectively. In first quarter 2003, the adoption of SFAS 145 did not have a material impact on our consolidated financial statements. During the first six months of 2003, we recorded approximately $53.8 million, pre-tax to interest expense for the write-off of deferred and current debt issuance cost in connection with the completion of our financing plan.

Completion of financing plan –

On March 27, 2003, we announced a multifaceted financing plan that would enable us to refinance the 1999 Credit Facility. In April 2003, we completed that financing plan. The financing plan included issuance of the receivables secured loan, common stock, mandatory convertible preferred stock and senior notes, along with the refinancing of the 1999 Credit Facility, discussed below. The issuance of the common stock, mandatory convertible preferred stock and senior notes were consummated under our shelf registration statement.

Issuance of common stock

On April 9, 2003, we issued 12,048,193 shares of common stock, par value $0.01, through a public offering for net proceeds of approximately $94 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Issuance of mandatory convertible preferred stock

On April 9, 2003, we issued 6.9 million shares of Series C Mandatory Convertible Preferred Stock (Series C Preferred Stock), par value $0.10 at $50 per share, through a public offering for net proceeds of approximately $333 million. The Series C Preferred Stock has a dividend rate of 6.25%. The Series C Preferred Stock is mandatorily convertible on April 1, 2006. On the conversion date, each share of Series C Preferred Stock will automatically convert into shares of common stock based on the following conversion table:

Applicable Market Value
of Common Shares	Conversion Rate

Less than or equal to $8.30	6.02:1
Between $8.30 and $10.13	6.02:1 to 4.94:1
Equal to or greater than $10.13	4.94:1

The Series C Preferred Stock is convertible into common stock at any time prior to April 1, 2006 at the option of the holder at a conversion rate of 4.94. Any time prior to April 1, 2006, the Series C Preferred Stock can be required to be converted at our option if the closing price of our common stock is greater than $15.20 for 20 days within a 30-day consecutive period. If the conversion is required by us, we are required to pay the present value of the remaining dividend payments through April 1, 2006.

Issuance of senior notes

On April 9, 2003, Allied Waste North America, Inc. (Allied NA; a wholly-owned consolidated subsidiary of Allied) issued $450 million of 7.875% Senior Notes due 2013 (2003 Senior Notes) for net proceeds of approximately $440 million. These senior notes have a no call provision until 2008. Interest is payable in April and October of each year beginning October 2003.

The aggregate net proceeds of approximately $867 million from the issuance of the common stock, Series C Preferred Stock and 2003 Senior Notes were used to reduce borrowings under the tranche A, B and C term loans under our 1999 Credit Facility on a pro-rata basis.

Refinancing of 1999 Credit Facility

On April 29, 2003, we refinanced our 1999 Credit Facility, which consisted of a $1.291 billion revolving credit facility, due 2005 and $2.226 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007, with a $2.9 billion senior secured credit facility (the 2003 Credit Facility) that includes a $1.5 billion revolver due January 2008 (the 2003 Revolver), a $1.2 billion term loan with final maturity in January 2010 (the 2003 Term Loan), and a $200 million institutional letter of credit facility. The 2003 Credit Facility allows us to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million. Of the $1.5 billion available under the 2003 Revolver, the entire amount may be used to support the issuance of letters of credit. In connection with the completion of the financing plan, we recorded a charge to interest expense and other of approximately $52.1 million related to the write-off of deferred and current debt issuance costs.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2003 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2003 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2003 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

We are required to make prepayments on the 2003 Credit Facility upon completion of certain transactions as defined in the 2003 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions are to be applied pursuant to the 2003 Credit Facility. We are also required to make prepayments on the 2003 Credit Facility for 50% of any excess cash flows from operations, as defined.

Under the 2003 Credit Facility, we are subject to the following financial covenants:

Minimum Interest Coverage:

From the	Through the Quarter	EBITDA(1)/
Quarter Ending	Ending	Interest

March 31, 2003	September 30, 2003	1.90x
December 31, 2003	September 30, 2004	2.00x
December 31, 2004	June 30, 2005	2.15x
September 30, 2005	June 30, 2006	2.25x
September 30, 2006	March 31, 2007	2.50x
June 30, 2007	September 30, 2007	2.75x
December 31, 2007	Thereafter	3.00x

Maximum Leverage:

From the	Through the Quarter	Total Debt/
Quarter Ending	Ending	EBITDA (1)

March 31, 2003	September 30, 2003	5.75x
December 31, 2003	September 30, 2004	5.50x
December 31, 2004	September 30, 2005	4.75x
December 31, 2005	September 30, 2006	4.50x
December 31, 2006	September 30, 2007	4.00x
December 31, 2007	Thereafter	3.50x

(1)  EBITDA used for covenants is calculated in accordance with the definition in our 2003 Credit Facility agreement. In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

In addition, the 2003 Credit Facility restricts us from making certain types of payments, including dividend payments on our common and preferred stock. However, we are able to pay cash dividends on the Series C Preferred Stock and, after July 30, 2004, pay up to $75 million of cumulative cash dividends on the Series A Preferred Stock even if the leverage ratio is in excess of 4:1. See discussion below on the anticipated conversion of our Series A Preferred Stock.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Receivables secured loan

We have an accounts receivable securitization program with a financial institution that allows us to borrow up to $175 million on a revolving basis under a loan agreement secured by receivables. The borrowings are secured by accounts receivable that are owned by our wholly-owned and fully consolidated subsidiary. Under SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement 125, the securitization program is accounted for as secured borrowing with a pledge of collateral. The receivables and debt obligation remain on our consolidated balance sheet. The borrowings under this program bear interest at the financial institution’s commercial paper rate plus an applicable spread and interest is payable monthly. There is also a fee on the undrawn portion of the $175 million available for borrowing. The loan agreement has a one year term with a three year liquidity facility, however, we intend to extend the agreement annually. If we are unable to renew annually, we have the intent and ability to refinance these borrowings through the 2003 Revolver of the 2003 Credit Facility. Accordingly, the loan has been classified as long-term.

Discontinued operations –

During the second quarter of 2003, we classified as assets held for sale certain operations for which we expect to receive net proceeds of approximately $80 million. These operations are being sold as part of our divestiture plan that was launched in connection with our financing plan in early 2003. The proceeds will be used to repay debt. The operations include hauling operations in South Carolina, Georgia and Colorado which were sold at the end of second quarter 2003 and hauling, transfer and material recovery facilities in New Jersey which were sold in August 2003. These operations are reported in our Western, Eastern and Southern geographic operating segments.

The assets being sold, including goodwill, were adjusted to the lower of carrying value or fair value. We estimate fair value based on the anticipated sales price. During the first six months of 2003, we recorded an after tax gain of approximately $4.6 million ($23.4 million pre-tax loss offset by a $28.0 million tax benefit) in discontinued operations reflecting the adjustment to fair value. Certain of the operations to be divested are pursuant to a stock sale agreement. We had additional tax basis in the stock of these operations, which previously could not be recognized under SFAS 109, Accounting for Income Taxes. The planned divestiture and expected utilization of the resulting capital loss for tax purposes allowed us to record the benefit. Included in the pre-tax loss was approximately $51 million of goodwill that was allocated to the divestitures.

The accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of these operations as discontinued operations. Following is a summary of the assets held for sale included in our consolidated balance sheets (in thousands):

	December 31,

	2002	2001

Accounts receivable, net	$11,774	$12,707
Other current assets	2,275	2,402
Property and equipment, net	28,667	28,802
Other long-term assets	9,532	16,089

Total assets	$52,248	$60,000

Current liabilities	$9,403	$9,523
Other long-term liabilities	—	488

Total liabilities	$9,403	$10,011

Amounts related to assets held for sale on the balance sheet are included in other current assets, other long-term assets and other accrued liabilities.

\

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Results of operations for the discontinued operations were as follows (in thousands):

	For the Year Ended December 31,

	2002	2001	2000

Revenues	$107,946	$108,379	$124,680
Income (loss) before tax	$(1,972)	$7,151	$16,029
Income tax expense (benefit)	(784)	2,826	6,332

Discontinued operations, net of tax	$(1,188)	$4,325	$9,697

In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets to be sold or sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the year ended December 31, 2002, 2001 and 2000, we allocated $3.9 million, $4.4 million and $4.4 million, respectively, of interest expense to discontinued operations.

Series A Preferred Stock Exchange –

On July 31, 2003, we announced that we reached an agreement with the holders of the Series A Preferred Stock to exchange all of their shares for shares of our common stock. The Series A Preferred stock had a stated value of $1.287 billion at June 30, 2003, which represents the original issuance amount plus cumulative accrued and unpaid dividends. The liquidation preference on the Series A Preferred Stock will continue to increase by the 6.5% cumulative dividend until the completion of the transaction. We have agreed to exchange all of the Series A Preferred Stock outstanding for 110.5 million shares of common stock. If the exchange is approved, no additional common shares will be issued for the increase in liquidation preference for the period of July 31, 2003 through the date the exchange is completed. We expect that our outstanding shares on a fully diluted basis after the exchange is completed will be approximately 350 million shares and that our dividend expense will decrease by approximately $80 million annually.

The offer to exchange was approved by a special committee of non-affiliated, independent directors of our Board of Directors and was approved by the full Board of Directors. The Special Committee was advised by Goldman, Sachs and Co. in connection with this transaction. The completion of this transaction is subject to certain approvals, including approval by our shareholders. The holders of the Series A Preferred Stock have agreed to vote in favor of the transaction which accounts for approximately 35% of our outstanding shares through direct and beneficial ownership. Under the terms of the agreement, the holders of the Series A Preferred Stock will be restricted from selling the shares of common stock they receive for one year subsequent to the closing.

In connection with the exchange, we anticipate a non-cash reduction to net income available to common shareholders, which will have no effect on total stockholders’ equity because offsetting amounts are recorded to additional paid in capital. Due to the change in the original conversion terms, we are required to quantify the accounting effect of the change in conversion terms and reduce net income available to common shareholders by the corresponding amount. The market value of the shares of our common stock issued in excess of the shares of common stock that the holders of the Series A Preferred Stock could have converted into under the original terms of the Series A Preferred Stock will be recorded as a non-cash reduction to net income available to common shareholders on the date all conditions for closing have been met. The exact amount of the non-cash reduction to net income available to common shareholders will not be known until all conditions for closing have been met; however, we expect the amount to be material. The number of common shares that the holders could have converted into based on the original conversion price of $18, and the liquidation preference at July 31, 2003 of approximately $1.295 billion was 71.9 million shares. Assuming we issue 110.5 million common shares under the exchange agreement, the incremental shares issued would be 38.6 million. Using the closing price of our common stock of $12.12 on July 31, 2003, the non-cash reduction to net income available to common shareholders would be approximately $467.6 million. Assuming the same amount of incremental shares issued, if the stock price at the date all conditions for closing have been met is $10.00 or $14.00, the non-cash reduction to net income available to common shareholders would be approximately $385.8 million or $540.1 million, respectively.

Shareholders Rights Plan –

On July 28, 2003 the Board of Directors adopted an amendment to its Stockholders Rights Plan to change the termination date of the plan to July 28, 2003.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2003 Credit Facility Amendment –

In August 2003, we successfully completed an amendment to our 2003 Credit Facility permitting the proposed exchange of the Series A Preferred Stock and providing increased financial flexibility to the Company over the term of the 2003 Credit Facility. Additionally, we funded a new $250 million Term Loan C under the 2003 Credit Facility. The use of proceeds under the 2003 Credit Facility allows the Company to retire outstanding senior subordinated indebtedness of the Company through optional redemption, public tender offer or open market repurchase.

Following are the unaudited interim consolidated financial statements for our wholly-owned subsidiary, Browning-Ferris Industries, Inc. (BFI) as of June 30, 2003 and December 31, 2002 and for the three and six months ended June 30, 2003 and 2002. We are required to provide these financial statements under the SEC’s Rule 3-16 of Regulation S-X in connection with the filing of our proxy statement for a special meeting of our shareholders.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2003	December 31,
	(unaudited)	2002

ASSETS
Current Assets –
Cash and cash equivalents	$9,320	$7,933
Accounts receivable, net of allowance $6,214 and $7,589	144,340	199,309
Prepaid and other current assets	27,691	23,651

Total current assets	181,351	230,893
Property and equipment, net	945,926	944,026
Goodwill, net	3,743,872	3,745,304
Other assets, net	113,183	131,940
Due from parent	1,444,871	2,423,692

Total assets	$6,429,203	$7,475,855

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities –
Current portion of long-term debt	$16,198	$157,741
Accounts payable	109,671	123,882
Current portion of accrued capping, closure, post-closure and environmental costs	59,186	77,298
Accrued interest	118,924	113,684
Other accrued liabilities	147,237	154,321
Unearned revenue	70,399	67,645

Total current liabilities	521,615	694,571
Long-term debt, less current portion	6,265,802	6,944,193
Accrued capping, closure, post-closure and environmental costs, less current portion	509,414	577,689
Other long-term obligations	344,302	394,440
Commitments and contingencies
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(116,183)	(131,206)
Retained deficit	(1,095,747)	(1,003,832)

Total stockholder’s deficit	(1,211,930)	(1,135,038)

Total liabilities and stockholder’s deficit	$6,429,203	$7,475,855

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,

	2003	2002	2003	2002

Revenues	$860,897	$865,864	$447,710	$448,467
Cost of operations	554,510	536,976	287,534	279,517
Selling, general and administrative expenses	93,811	71,506	51,874	35,680
Depreciation and amortization	70,081	63,036	36,077	32,196

Operating income	142,495	194,346	72,225	101,074
Equity in earnings of unconsolidated affiliates	—	(4,849)	—	12,171
Interest expense and other	353,792	388,872	206,798	210,431

Loss before income taxes	(211,297)	(189,677)	(134,573)	(121,528)
Income tax benefit	(74,908)	(65,881)	(47,477)	(42,185)
Minority interest	486	512	264	251

Loss before cumulative effect of change in accounting principle	(136,875)	(124,308)	(87,360)	(79,594)
Cumulative effect of change in accounting principal, net of tax	(44,960)	—	—	—

Net loss	$(91,915)	$(124,308)	$(87,360)	$(79,594)

Pro forma amounts, assuming the change in accounting principle is applied retroactively:
Net loss		$(126,805)		$(80,906)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended June 30,

	2003	2002

Operating activities –
Net loss	$(91,915)	$(124,308)
Adjustments to reconcile net loss to cash provided by operating activities–
Provisions for:
Depreciation and amortization	70,081	63,036
Doubtful accounts	1,065	1,364
Accretion of debt and amortization of debt issuance costs	15,111	18,333
Gain on sale of fixed assets	(1,445)	(2,326)
Loss on divestiture of assets	3,711	—
Non-cash reduction in acquisition related accruals	(6,800)	—
Non-cash gain on de-designated interest rate swap contracts	(21,101)	(1,253)
Amortization of accumulated other comprehensive income for de-designated interest rate swap contracts	12,296	17,700
Write-off of deferred debt issuance costs	53,678	—
Cumulative effect of change in accounting principles, net of tax	(44,960)	—
Change in operating assets and liabilities –
Accounts receivable, prepaid expenses, inventories and other	44,101	181,229
Accounts payable, accrued liabilities, unearned revenue and other	(44,620)	(34,389)
Capping, closure and post-closure provision	14,327	21,405
Capping, closure, post-closure and environmental expenditures	(16,999)	(25,573)

Cash provided by (used for) operating activities	(13,470)	115,218

Investing activities –
Proceeds from divestitures, net of cash divested	4,391	—
Proceeds from sale of fixed assets	5,430	4,358
Capital expenditures	(67,247)	(44,361)
Capitalized interest	(3,448)	(3,683)
Change in deferred acquisition costs, notes receivable and other	(283)	838

Cash used for investing activities	(61,157)	(42,848)

Financing activities –
Change in disbursement account	(50)	(4,447)
Proceeds from long-term debt, net of issuance costs	2,281,559	304,378
Repayments of long-term debt	(3,147,867)	(493,587)
Change in due from parent	942,372	114,022

Cash provided by (used for) financing activities	76,014	(79,634)

Increase (decrease) in cash and cash equivalents	1,387	(7,264)
Cash and cash equivalents, beginning of period	7,933	17,649

Cash and cash equivalents, end of period	$9,320	$10,385

Supplemental disclosures:
Liabilities incurred or assumed in acquisitions	$50	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.     Organization and Summary of Significant Accounting Policies

Browning-Ferris Industries, Inc. (BFI) is a wholly-owned subsidiary of Allied Waste Industries, Inc., (Allied or Parent), a Delaware corporation. Allied is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues and provides non-hazardous waste collection, transfer, recycling and disposal services in 39 states. The business activities of BFI are fully integrated with the operations of Allied, which is operated solely as a consolidated entity. As such, BFI is reliant on its Parent to provide necessary funding to support its activities. Allied has issued a letter evidencing its intent and ability to financially support BFI.

Purpose of financial statements —

The purpose of these financial statements is to provide information about the assets and stock of BFI, which collateralizes certain outstanding debt obligations of BFI and the Parent. BFI along with certain other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represents the aggregate collateral. The combined entity represents all assets that, upon occurrence of any triggering event or certain other conditions under the collateral agreements, would be available to satisfy the outstanding debt obligations. Separate stand-alone financial statements for the Other Allied Collateral are not presented herein because none of the subsidiaries within Other Allied Collateral meet the Securities and Exchange Commission (the SEC) reporting criteria under Rule 3-16 of Regulation S-X.

Principles of consolidation and presentation —

All significant intercompany accounts and transactions are eliminated in the accompanying consolidated financial statements. BFI is not a registrant with the SEC and is not subject to the SEC’s periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X. Certain estimates, including allocations from the Parent, have been made to provide financial information for SEC and stand-alone reporting purposes as if BFI were a registrant.

The December 31, 2002 balance sheet data included herein is derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Consolidated Balance Sheet as of December 31, 2002 and the unaudited interim Consolidated Financial Statements included herein have been prepared pursuant to the rules and regulations of the SEC. As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. We believe that the presentations and disclosures herein are adequate when read (and should be read) in conjunction with our Consolidated Financial Statements for the year ended December 31, 2002 and the related notes thereto included in Allied’s 2002 Annual Report on Form 10-K. The Consolidated Financial Statements as of June 30, 2003, and for the three and six months ended June 30, 2003 and 2002 reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position and results of operations for such periods. Operating results for interim periods are not necessarily indicative of the results for full years.

For the description of our significant accounting policies, see Note 1 of our Notes to Consolidated Financial Statements for the year ended December 31, 2002 included in Allied’s 2002 Annual Report on Form 10-K filed March 27, 2003.

During the first quarter of 2003, we adopted certain changes in accounting principles that impact the comparability of the financial information presented herein. See Recently adopted accounting pronouncements below.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Divestiture of operations —

During the second quarter of 2003, we have certain operations that qualify as assets held for sale for expected proceeds of approximately $10 million. These operations are being sold as part of our Parent’s divestiture plan that was launched in connection with it’s financing plan in early 2003. The proceeds will be used to repay debt. The operations include hauling operations in Colorado which sold at the end of second quarter 2003 and a transfer operation in New Jersey which was sold in August 2003. These operations represent a portion of the divestitures reported by our Parent as discontinued operations. During the second quarter of 2003, we recorded a loss of approximately $3.9 million in cost of operations related to these operations. The results of these operations are immaterial to our consolidated financial statements.

Use of estimates —

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates under different assumptions or conditions.

Interest expense capitalized —

During the six months ended June 30, 2003 and 2002, we incurred gross interest expense (including payments under interest rate swap contracts) of $296.7 million and $357.4 million of which $3.4 million and $3.7 million was capitalized.

Stock-based compensation plans —

Certain BFI employees are eligible to participate in the stock option plans of the Parent. The Parent accounts for stock-based compensation plans under Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees and the related interpretations (APB 25), for which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS 123, Accounting for Stock-based Compensation (SFAS 123), as amended by SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148) requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings as if SFAS 123 had been adopted.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the Parent applied the recognition provisions of SFAS 123 using the Black-Scholes option pricing model, the resulting allocation of additional compensation expense from the Parent to BFI and pro forma net loss is as follows (in thousands):

	For the Six Months Ended		For the Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net loss, as reported	$(91,915)	$(124,308)	$(87,360)	$(79,594)
Total stock-based employee compensation expense determined under fair value based method, net of tax	1,489	832	759	420

Pro forma, net loss	$(93,404)	$(125,140)	$(88,119)	$(80,014)

In accordance with the SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Six Months Ended
	June 30,

	2003	2002

Risk free interest rate	1.8%	3.9%
Expected life	4.7 years	4.2 years
Dividend rate	0%	0%
Expected volatility	63%	67%

Recently adopted accounting pronouncements —

The Financial Accounting Standards Board (FASB) issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143) in June 2001, which outlines standards for accounting for obligations associated with the retirement of long-lived tangible assets. The standard is effective January 1, 2003 and impacts the accounting for landfill retirement obligations, which we have historically referred to as closure and post-closure. The adoption of the standard had no impact on our cash requirements. See Note 6 for additional discussion.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements 4, 44 and 64, amendment of FASB Statement 13, and Technical Corrections (SFAS 145), which among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary, therefore, certain debt extinguishment gains and losses will no longer be classified as extraordinary. We adopted SFAS 145 effective January 1, 2003. Under SFAS 145, gains and losses on future debt extinguishments, if any, will generally be recorded in interest expense and other. Extraordinary losses of $3.6 million, $17.0 million and $13.3 million as previously reported, net of tax for the years ended December 31, 2002, 2001 and 2000, respectively, will be reclassified on a pre-tax basis to interest expense and other to conform to the requirements under SFAS 145. In the first quarter 2003, SFAS 145 did not have a material impact on our consolidated financial statements. During the first six months of 2003, we recorded approximately $53.8 million, pre-tax to interest expense and other for the write-off of deferred and current debt issuance cost in connection with the refinancing of certain of our debt. These amounts would have been recorded as extraordinary loss prior to the adoption of SFAS 145.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which prescribes the financial accounting and reporting for costs associated with exit or disposal activities such as: contract terminations, consolidation of facilities and termination benefits to involuntarily terminated employees. SFAS 146 excludes from its scope exit and disposal activities that are in connection with a business combination and those activities to which SFAS 143 and 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) are applicable. Under SFAS 146, certain costs associated with exit and disposal activities are to be recognized as liabilities at the time they meet the definition of a liability (as defined in FASB Concepts Statement 6) as opposed to at the time to which a plan is committed. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002. We adopted SFAS 146 on January 1, 2003. At the time of adoption, SFAS 146 had no impact on our consolidated financial statements.

During May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the adoption of SFAS 150 to have a material impact on our consolidated financial statements.

2.     Goodwill and Intangible Assets

BFI goodwill is accounted for at the Parent company level. An allocation is made to the entities that were acquired as part of the BFI acquisition. These entities are included in both BFI and the Other Allied Collateral. The following table shows the activity and balances related to BFI goodwill as allocated by the Parent from December 31, 2002 through June 30, 2003 (in thousands):

Beginning balance	$3,745,304
Acquisitions	56
Divestitures	(6,198)
Adjustments	4,710

Ending balance	$3,743,872

During the second quarter of 2003, we determined certain operations would be sold (see Note 1) and we wrote off approximately $6.2 million of goodwill as part of the loss on the sale.

In addition, we have other amortizable intangible assets that consist primarily of non-compete agreements as follows (in thousands):

June 30, 2003

Gross carrying value	$2,949
Accumulated amortization	(998)

Net carrying value	$1,951

Amortization expense for the six and three months ended June 30, 2003 and 2002 was approximately $219,000, $138,000, $253,000 and $99,000, respectively. Based upon the amortizable assets recorded in the balance sheet at June 30, 2003, amortization expense for each of the next five years is estimated to be $325,000 or less.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Long-term Debt

Allied completed the acquisition of BFI primarily through the issuance of debt. All of the assets and stock of BFI and Other Allied Collateral are pledged as collateral for this debt and the debt is serviced through cash flows generated by the consolidated operations of Allied. Therefore in accordance with SEC Staff Accounting Bulletin, Topic 5-J, approximately $5.4 billion and $6.1 billion at June 30, 2003 and December 31, 2002, respectively, while held at Allied, is presented on BFI’s consolidated balance sheet, and related interest expense and debt issue costs are reflected in these financial statements.

Completion of financing plan —

On March 27, 2003, Allied announced a multifaceted financing plan that would enable Allied to refinance the 1999 Credit Facility. In April 2003, Allied completed that financing plan. The financing plan included a receivables secured loan and the issuance of common stock, mandatory convertible preferred stock and senior notes, along with the refinancing of the 1999 Credit Facility, discussed below.

The proceeds from the issuance of the common stock of $94 million, Series C Preferred Stock of $333 million and 2003 Senior Notes of $440 million were used to reduce borrowings under the tranche A, B and C term loans under the 1999 Credit Facility on a pro-rata basis. Our outstanding debt at December 31, 2002 and June 30, 2003 includes the push-down of the 1999 Credit Facility and the 2003 Credit Facility, respectively. Additionally, the 2003 Senior Notes are included in to our consolidated balance sheet. The decrease in total debt outstanding reflects repayment of debt from both cash flows from the Allied consolidated operations and Allied’s common and preferred stock offerings completed, as discussed below.

Refinancing of 1999 Credit Facility

On April 29, 2003, the 1999 Credit Facility which consisted of $1.291 billion revolving credit facility, due July 2005 and $2.226 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007 were refinanced with a $2.9 billion senior secured credit facility (the 2003 Credit Facility) that includes a $1.5 billion revolver due January 2008 (the 2003 Revolver), a $1.2 billion term loan due January 2010 (the 2003 Term Loan), and a $200 million institutional letter of credit facility. The 2003 Credit Facility allows Allied to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million. Of the $1.5 billion available under the 2003 Revolver, the entire amount may be used to support the issuance of letters of credit. At June 30, 2003, we had approximately $626.4 million of letters of credit outstanding under the 2003 Revolver and $200 million of letters of credit outstanding under the institutional letter of credit facility. In addition, at June 30, 2003 we had approximately $59.3 million drawn and $814.3 million available under the 2003 Revolver. In connection with the completion of the financing plan, we recorded a charge to interest expense and other of approximately $52.1 million related to the write-off of deferred and current debt issuance costs.

The 2003 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2003 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2003 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

We are required to make prepayments on the 2003 Credit Facility upon completion of certain transactions as defined in the credit facility, including asset sales and issuances of debt securities. Proceeds from these transactions are to be applied pursuant to the 2003 Credit Facility. We are also required to make prepayments on the 2003 Credit Facility for 50% of any excess cash flows from operations, as defined.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     Derivative Instruments and Hedging Activities

At June 30, 2003, the notional value of our interest rate swap contracts was $1.85 billion with a weighted average of 12.6 months to maturity. These contracts expire as follows: $200.0 million during 2003, $1.4 billion during 2004, and $250.0 million during 2005.

At June 30, 2003, a liability of $92.2 million was included in the Consolidated Balance Sheet in other long-term obligations reflecting the fair market value of our entire interest rate swap portfolio on that date. Approximately $45.0 million of the liability at June 30, 2003 relates to contracts maturing within 12 months.

Designated interest rate swap contracts —

Changes in fair value of our designated interest rate swap contracts are reflected in Accumulated Other Comprehensive Income (AOCI). At June 30, 2003, approximately $50.8 million ($30.7 million, net of tax) is included in AOCI.

Expense or income related to swap settlements are recorded in interest expense for the related variable rate debt over the term of the agreements.

De-designated interest rate swap contracts —

Settlement payments and periodic changes in market values of our de-designated interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense in our statement of operations. We recorded $11.2 million and ($15.5) million of net gain or (loss) related to changes in market values and $12.5 million and $14.6 million of settlement costs during the three months ended June 30, 2003 and 2002, respectively. For the six months ended June 30, 2003 and 2002, respectively, we recorded $21.1 million and $1.3 million of net gain related to changes in market values and $26.0 million and $29.0 million of settlement costs.

When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCI at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, the total amount of loss in AOCI at June 30, 2003 was approximately $17.5 million ($10.7 million, net of tax). For the six and three months ended June 30, 2003, we recorded $12.3 million and $5.4 million, respectively, of amortization expense related to the accumulated losses in AOCI for interest rate swap contracts that were de-designated. We expect to record approximately $17.5 million of amortization expense related to the accumulated losses in AOCI for the de-designated swap contracts in the next twelve months. The amortization expense is recorded in interest expense.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     Comprehensive Income (Loss)

The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholder’s equity are shown as follows (in thousands):

	June 30,	December 31,
	2003	2002

Minimum pension liability adjustment, net of taxes of $49,840	$(74,760)	$(74,760)
Interest rate swap contracts designated, unrealized loss, net of taxes of $20,086 and $25,065	(30,677)	(38,322)
Interest rate swap contracts de-designated, unrealized loss, net of taxes of $6,768 and $11,686	(10,746)	(18,124)

Accumulated other comprehensive loss	$(116,183)	$(131,206)

The components of total comprehensive loss are shown as follows (in thousands):

	Six Months Ended June 30,		Three Months Ended June 30,

	2003	2002	2003	2002

Net loss	$(91,915)	$(124,308)	$(87,360)	$(79,594)
Other comprehensive loss:
Designated interest rate swap contracts unrealized gain (loss), net of tax effect of $4,979, $6,930, $2,049 and ($3,728)	7,646	10,616	3,251	(5,710)
Reclassification to earnings for interest rate swap contracts, net of tax effect of $4,918, $6,992, $2,173 and $3,496	7,378	10,708	3,260	5,354

Total comprehensive loss	$(76,891)	$(102,984)	$(80,849)	$(79,950)

6.     Landfill Accounting

Change in accounting principle —

Effective January 1, 2003, we adopted SFAS 143 which outlines standards for accounting for our landfill retirement obligations that have historically been referred to as closure and post-closure. SFAS 143 does not change the basic accounting principles that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognizing a liability on the balance sheet and related expense as waste is disposed at the landfill to match operating costs with revenues. The industry refers to this practice as life cycle accounting. The principle elements of life cycle accounting are still being followed.

The new rules are a refinement to our industry practices and have caused a change in the mechanics of calculating landfill retirement obligations and the classification of where amounts are recorded in the financial statements. Landfill retirement obligations are no longer accrued through a provision to cost of operations, but rather by an increase to landfill assets. Liabilities retained from divested landfills that were historically accounted for in closure and post-closure liabilities were reclassified to other long-term obligations because they were not within the scope of SFAS 143. In addition, in accordance with SFAS 143, we changed the classification of costs related to capping, closure and post-closure obligations to other accounts. The most significant change in classification is that we now record the costs for methane gas collection systems in the landfill development assets.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon adoption, SFAS 143 required a cumulative change in accounting for landfill obligations retroactive to the date the landfill operations commenced or the date the asset was acquired. To do this, SFAS 143 required the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liabilities for cumulative accretion.

At January 1, 2003, we recorded a cumulative effect of a change in accounting principle of a net gain of approximately $45.0 million (net of income tax expense of $29.9 million). In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $106.8 million, an increase in other long-term obligations of approximately $24.9 million, and a decrease in our net landfill assets of approximately $7.0 million.

The amount of the liability for our capping, closure and post-closure obligations as of December 31, 2002, 2001, 2000 and 1999 would have been $304.0 million, $276.1 million, $253.0 million and $229.3 million, respectively, if we had applied the provisions of SFAS 143 retroactively. The amount of the net loss for the years ended December 31, 2002, 2001 and 2000 would have been $205.6 million, $270.9 million, and $247.8 million, respectively, if we had applied the provisions of SFAS 143 retroactively.

Landfill accounting —

We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption.

Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as tons are disposed. The amortizable landfill asset includes (i) landfill development costs incurred, (ii) landfill development costs expected to be incurred over the life of the landfill, (iii) the recorded capping, closure and post-closure liabilities and (iv) the cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the total capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs is based instead on the costs and capacity of the specific capping event.

On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately for closed landfills.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). The resulting per unit amortization rates are applied to each unit disposed at the landfill and are recorded as expense for that period.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capping, closure and post-closure —

As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, closure requirements include the application of compacted clay, geosynthetic liners and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being accepted. Capping activities occur throughout the life of the landfill.

Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend for 30 years. Post-closure requirements generally include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. Daily maintenance activities, such as leachate disposal, methane gas and groundwater monitoring and maintenance, and mowing and fertilizing capped areas, incurred during the operating life of the landfill are expensed as incurred.

SFAS 143 requires landfill obligations to be recorded at fair value. Quoted market prices in active markets are the best evidence of fair value. Since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements and are intended to approximate fair value.

Capping, closure and post-closure costs are estimated for the period of performance utilizing estimates a third party would charge (including profit margins) to perform those activities in full compliance with Subtitle D. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure independent of selling the entire landfill. Accordingly, we believe that it is not possible to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability.

We discount our capping, closure and post-closure costs using our credit-adjusted risk-free rate of 9%. The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not change recorded liabilities, but subsequently recognized obligations are measured using the revised credit-adjusted risk-free rate.

Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future, or undiscounted, value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the credit-adjusted risk-free rate of 9% and charge this accretion as an operating expense in that period.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs —

We engage independent environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.

We cannot determine with precision the ultimate amounts for environmental liabilities. We made estimates of our potential liabilities in consultation with our independent environmental engineers and legal counsel. These estimates require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

Our ultimate liabilities for environmental matters may differ from the estimates used in our assessment to date. We periodically evaluate the recorded liabilities, as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of June 30, 2003 and December 31, 2002 of approximately $249.1 million and $252.2 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of June 30, 2003 or December 31, 2002. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding closure and post-closure could result in approximately $20 million of additional liability.

7.     Commitments and Contingencies

Litigation —

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimable. We expect that matters in process at June 30, 2003, which have not been accrued in the Consolidated Balance Sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial assurances —

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations and collection contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our risk and casualty insurance and collateral required for certain performance obligations. During 2003, we expect no material increase in financial assurance obligations.

These financial instruments are issued in the normal course of business and they are not debt of the company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the Consolidated Balance Sheets based on the likelihood of performance being required. We do not expect this to occur.

Guarantees —

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the Consolidated Financial Statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relates to our activities prior to the divestiture. As of June 30, 2003, we estimate the contingent obligations associated with these indemnifications to be deminimus.

We have entered into agreements to guarantee the market value of certain property that are adjacent to landfills. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees have been accounted for in accordance with SFAS No. 5, Accounting for Contingencies. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45.

8.     Related Party Transactions

All treasury functions are maintained at the Parent. The amount due from the Parent represents proceeds Allied received from the issuance of Series A Senior Convertible Preferred Stock and certain debt issued in connection with the financing of the BFI acquisition, in addition to the net advances to Parent in excess of obligations paid by the Parent on behalf of BFI.

We are charged for management, financial and other administrative services provided during the period by Allied, including allocations for overhead. Related charges for both the six months ended June 30, 2003 and 2002 were approximately $13.4 million, respectively, recorded in selling, general and administrative expenses, and approximately $6.7 million for both the three months ended June 30, 2003 and 2002, respectively. In addition, our Parent maintains insurance coverage for us and we were charged $35.3 million and $45.5 million for the cost of insurance during the six months ended June 30, 2003 and 2002, respectively, and $17.3 million and $22.9 million for the three months ended June 30, 2003 and 2002, respectively.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We provide services to, and receive services from, our Parent and subsidiaries of our Parent, which are recorded in our Consolidated Statement of Operations. Related revenues for the six months ended June 30, 2003 and 2002 were approximately $88.8 million and $94.8 million, respectively, and $47.0 million and $48.6 million for the three months ended June 30, 2003 and 2002, respectively. Related expenses were approximately $28.8 million and $24.5 million for the six months ended June 30, 2003 and 2002, respectively, and approximately $15.3 million and $13.1 million for the three months ended June 30, 2003 and 2002, respectively, recorded in cost of operations.

We have non-cancelable lease agreements with certain subsidiaries of Allied for equipment and vehicles. The associated lease expense included in cost of operations for the six months ended June 30, 2003 and 2002 was approximately $14.4 million and $11.6 million and approximately $7.2 million for both the three months ended June 30, 2003 and 2002, respectively.

During 2003, we sold trade receivables to another subsidiary of our Parent. In connection with the sale, we recognized a loss of $21.6 million and $16.2 million recorded in selling, general and administrative expenses for the six and three months ended June 30, 2003, respectively, and recorded a note receivable from affiliate in due from Parent.

9.     Subsequent Events

In July 2003, our Parent reached an agreement with the holders of Series A Senior Convertible Preferred Stock to exchange all of the preferred stock outstanding for 110.5 million shares of our Parent’s common stock. The original $1 billion of proceeds from the issuance of the Series A Senior Convertible Preferred Stock was used to acquire BFI by the Parent. The completion of this transaction is subject to certain approvals, including shareholder approval.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

	By:	/s/ PETER S. HATHAWAY

Peter S. Hathaway
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: ___________ , 2003

Exhibit Index

Exhibit No.			Description

23.1*			Consent of PricewaterhouseCoopers, LLP

	*	Filed herewith